PROSPECTUS
----------


                                                               Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                      Registration No. 333-63102


                               DONEGAL GROUP INC.

                         2001 AGENCY STOCK PURCHASE PLAN

                     300,000 SHARES OF CLASS A COMMON STOCK





     Donegal Group is offering 300,000 shares of Class A common stock to eligible insurance agencies under its 2001 Agency Stock Purchase Plan. Our Class A common stock is listed for trading on the Nasdaq Stock Market under the symbol "DGICA." On February 22, 2002, the last reported sale price of our Class A common stock on the Nasdaq National Market System was $9.90 per share.

     We will offer the shares of Class A common stock under the plan directly to eligible agencies through our officers and will not use a broker or a dealer. In addition, we will not pay commissions, discounts or any other payments to any person for services in connection with the offer or sale of shares of Class A common stock under the plan. We will pay all costs of administering the plan. Participants will not incur brokerage commissions or service charges for the purchase of shares under the plan. Donegal Group will retain all proceeds from the sale of shares of Class A common stock under the plan.

     Donegal Group's principal executive offices are located at 1195 River Road, Marietta, PA 17547; telephone (888) 877-0600. A copy of our 2000 Annual Report to Stockholders accompanies this prospectus. You should retain this prospectus for future reference.



     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR CLASS A COMMON STOCK.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





          The date of this prospectus is February 25, 2002.


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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY.............................................................2

RISK FACTORS...................................................................3

DESCRIPTION OF THE 2001 AGENCY STOCK PURCHASE PLAN.............................9

   Purpose and Advantages of the Plan..........................................9
   Administration..............................................................9
   Participation..............................................................10
   Costs and Expenses.........................................................11
   Purchases..................................................................12
   Shares; Certificates for Shares............................................13
   Withdrawal from the Plan...................................................14
   Other Information..........................................................14

DESCRIPTION OF CAPITAL STOCK..................................................16

   General....................................................................16
   Certain Charter and By-law Provisions; Delaware Anti-Takeover Provisions...17
   Limitation of Liability; Indemnification...................................19

PLAN OF DISTRIBUTION..........................................................19

USE OF PROCEEDS...............................................................19

EXPERTS.......................................................................19

LEGAL OPINION.................................................................19

AVAILABLE INFORMATION.........................................................20

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................20

SELECTED CONSOLIDATED FINANCIAL DATA..........................................22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
   FINANCIAL CONDITION........................................................23

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO..........................F-1

                               PROSPECTUS SUMMARY

     This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors.

     We are an insurance holding company that offers property and casualty insurance through our wholly owned subsidiaries and participates in a pooling agreement with our affiliate, Donegal Mutual Insurance Company, known as the Mutual Company. Our operations are interrelated with the operations of the Mutual Company, and various reinsurance arrangements exist between our insurance subsidiaries and the Mutual Company. In addition, the Mutual Company provides us and some of our insurance subsidiaries with all of our personnel.

     Donegal Group is authorized to issue 30,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 2,000,000 shares of preferred stock. The Mutual Company currently owns approximately 62.2% of our Class A common stock and 62.2% of our Class B common stock.

     The Class A common stock and the Class B common stock are identical, except with respect to voting rights and the payment of dividends. Our certificate of incorporation provides that the holders of shares of Class A common stock are entitled to one-tenth of one vote per share held on any matter to be voted on by our stockholders, and the holders of shares of Class B common stock are entitled to one vote per share. Except as otherwise required under the Delaware General Corporation Law or our certificate of incorporation, the holders of Class A common stock and the holders of Class B common stock vote together as a single class on all matters presented to our stockholders for a vote.

     Our certificate of incorporation also provides that each share of Class A common stock outstanding at the time of the declaration of any cash dividend or other distribution payable upon the shares of Class B common stock is entitled to a cash dividend or distribution payable at the same time and to stockholders of record on the same date in an amount at least 10% greater than any cash dividend declared upon each share of Class B common stock. Each share of Class A common stock and each share of Class B common stock are equal in respect to dividends or other distributions payable in shares of capital stock, except that the dividends or distributions may be made (1) in shares of Class A common stock to the holders of Class A common stock and in shares of Class B common stock to the holders of Class B common stock, (2) in shares of Class A common stock to the holders of Class A common stock and to the holders of Class B common stock or (3) in any other authorized class or series of capital stock to the holders of Class A common stock and to the holders of Class B common stock.

     We are offering to eligible independent insurance agencies of our subsidiaries and affiliated insurance companies, including the Mutual Company, an opportunity to acquire a proprietary interest in us through the plan. We adopted the plan to foster the common interests of us and our agencies in achieving long-term profitable growth for the Donegal Group of companies.

     We have reserved 300,000 shares of Class A common stock for sale to eligible agencies under the plan for the five-year period ending March 31, 2007. The purchase price for shares of Class A common stock purchased from us under the plan will be 90% of the average closing prices of the Class A common stock on the Nasdaq National Market System on the last ten trading days of each applicable subscription period.

     We will offer shares under the plan directly to eligible agencies through our officers and will not use a broker or a dealer. In addition, we will not pay commissions, discounts or any other payments to any person for services in connection with the sale of shares of Class A common stock under the plan. We will pay all costs of administering the plan. Participants will not incur brokerage commissions or service charges for the purchase of shares under the plan.

                                  RISK FACTORS

     YOU SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS ALL OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE YOU DECIDE TO PURCHASE SHARES OF CLASS A COMMON STOCK.

THE CYCLICAL NATURE OF THE PROPERTY AND CASUALTY INSURANCE INDUSTRY MAY REDUCE OUR REVENUES AND PROFIT MARGINS.

     The property and casualty insurance industry is highly cyclical, and individual lines of business experience their own cycles within the overall industry cycle. Premium rate levels are related to the availability of insurance coverage, which varies according to the level of surplus in the industry. The level of surplus in the industry varies with returns on invested capital and regulatory barriers to withdrawal of surplus. Increases in surplus have generally been accompanied by increased price competition among property and casualty insurers. If we find it necessary to reduce premiums or limit premium increases due to these competitive pressures on pricing, it may cause a reduction in our profit margins and revenues, increase our ratios of claims and expenses to premiums and result in lower profitability for us.

     Volatile and unpredictable developments also offset significantly the cyclical trends in the industry and the industry's profitability. These developments include natural disasters (such as storms, earthquakes, hurricanes, floods and fires), fluctuations in interest rates and other changes in the investment environment that affect the market prices of our investments and the income from those investments, inflationary pressures that affect the size of losses and judicial decisions that affect our liabilities. The occurrence of these developments may adversely affect our business and financial condition.

THE NATURE OF THE INSURANCE INDUSTRY LIMITS OUR ABILITY TO CHANGE PRICES TO REFLECT RISKS AND TO ESTIMATE OUR RESERVES ACCURATELY.

     One of the distinguishing features of the property and casualty industry is that its products generally are priced before its costs are known. Our products are priced in this manner because premium rates usually are determined at the time the policy is issued and before losses are reported. Changes in statutory and case law can also dramatically affect the liabilities associated with known risks after the insurance policy is issued. The number of competitors and the similarity of products offered, as well as regulatory constraints, limit our ability to increase prices in response to declines in profitability. Our reported profits and losses are also determined, in part, by the establishment and adjustment of reserves reflecting estimates made by management as to the amount of losses and loss adjustment expenses that will ultimately be incurred in the settlement of claims. Our ultimate liability for all losses and loss adjustment expenses reserved at any given time will likely be greater or less than these estimates, and material shortfalls in the estimates may have a material adverse effect on us in future periods.

WE COMPETE WITH MANY INSURERS THAT ARE FINANCIALLY STRONGER THAN WE ARE.

     The property and casualty insurance industry is intensely competitive. Competition is based on many factors, including the perceived financial strength of the insurer, premiums charged, policy terms and conditions, policyholder service, reputation and experience. We compete with many regional and national property and casualty insurance companies, including direct sellers of insurance products, insurers having their own agency organizations and other insurers represented by independent agents. Many of these insurers are better capitalized than we are, have substantially greater financial, technical and operating resources and have equal or higher ratings from A.M. Best Company, Inc.

     The superior capitalization of many of our competitors enables them to withstand lower profit margins and, therefore, to market their products more aggressively, to take advantage more quickly of new marketing opportunities and offer lower premium rates. Moreover, if our competitors price their premiums more aggressively and we meet their pricing, our profit margins and revenues may be reduced and our ratios of claims and expenses to premiums may increase.

     Our competition may become increasingly better capitalized in the future as the traditional barriers between insurance companies and banks and other financial institutions erode and as the property and casualty industry continues to consolidate. Our ability to compete against our larger, better capitalized competitors depends largely on our ability to provide superior policyholder service and to maintain our historically strong relationships with independent insurance agents, on whom we are entirely dependent to generate premium volume.

     We cannot assure you that we will maintain our current competitive position in the markets in which we operate, or that we will be able to expand our operations into new markets. If we fail to do so, our business could be materially adversely affected.

WE ARE A REGIONAL INSURANCE COMPANY THAT OFFERS INSURANCE PRODUCTS IN A LIMITED NUMBER OF STATES.

     We are headquartered in Pennsylvania and engage in the insurance business in approximately 15 Middle Atlantic and Southern states. In 2000, the majority of our direct premiums written, including those of the Mutual Company and our insurance subsidiaries, were geographically dispersed as follows: 63% in Pennsylvania, 15% in Virginia and 6% in Maryland. Any single catastrophic occurrence, destructive weather pattern, general economic trend or other condition disproportionately affecting losses or business conditions in these states could adversely affect our results of operations, although we and the Mutual Company maintain reinsurance against catastrophic losses in excess of $3,000,000 per occurrence and our insurance subsidiaries maintain various catastrophe reinsurance agreements with the Mutual Company that limit the maximum liability under any one catastrophe.

THE REINSURANCE AGREEMENTS ON WHICH WE RELY ON DO NOT RELIEVE US FROM LIABILITY TO OUR POLICYHOLDERS.

     We rely on reinsurance agreements to limit our maximum net loss from large single risks or risks in concentrated areas, and to increase our capacity to write insurance. Each reinsurance agreement satisfies all applicable regulatory requirements. Reinsurance, however, does not relieve us from liability to our policyholders. To the extent that a reinsurer may be unable to pay losses for which it is liable under the terms of its reinsurance agreement with us, we remain liable for such losses. However, in an effort to reduce the risk of non-payment, we require all of our reinsurers to have an A.M. Best rating of A or better or, with respect to foreign reinsurers, to have a financial condition that, in the opinion of our management, is equivalent to a company with at least an A rating. If our reinsurers incur losses from their reinsurance arrangements with us, it is probable that the reinsurance premiums payable by us in the future could increase.

WE ARE SUBJECT TO EXTENSIVE STATE INSURANCE REGULATION.

     We are subject to the laws and regulations of the states in which we conduct business. These laws and regulations address many aspects of our business and financial condition, including licensure, the payment of dividends, the establishment of premium rates, the settlement of claims, the transfer of control and the requirement that we participate in assigned risk pools. Certain of the following laws and regulations could have a material adverse effect on our results of operations:

     o state insurance regulations that require us to file proposed premium rates in advance of premium rate increases;

     o state insurance regulations that mandate required levels of statutory surplus;

     o private rating organization review of our levels of statutory surplus and claims-paying ability; and

     o National Association of Insurance Commissioners, known as the NAIC, and state insurance department review of our risk-based capital levels.

     Changes in the level of regulation of the insurance industry and laws or regulations themselves or interpretations by regulatory authorities could also have a material adverse effect on our operations. Specific regulatory developments that could have a material adverse effect on our operations include the potential repeal of the McCarran-Ferguson Act, which exempts insurance companies from a variety of federal regulatory requirements, possible rate rollback regulation and legislation to control premiums, policy terminations and other policy terms.

THE MUTUAL COMPANY IS OUR LARGEST SHAREHOLDER AND PROVIDES US WITH OUR FACILITIES AND SERVICES.

     The Mutual Company currently owns approximately 62.2% of our outstanding Class A common stock and 62.2% of our outstanding Class B common stock and will continue to own approximately the same percentages of these classes of stock after completion of this offering. Accordingly, the Mutual Company will continue to control the election of members of our board of directors. Although the Mutual Company could exercise its control in ways that are contrary to the interests of our stockholders other than the Mutual Company, we and the Mutual Company have established a coordinating committee consisting of two outside directors from each company who do not also serve as directors of the other company. Subsequent to approval of a matter by the separate boards of directors of Donegal Group and the Mutual Company, this committee is responsible for reviewing and approving all matters involving actual or potential conflicts of interest, including any changes to the pooling and other agreements between us and the Mutual Company, and this committee's decisions are binding on both us and the Mutual Company. In order for an intercompany transaction to be approved, our representatives on the committee must conclude that the transaction is fair and equitable to us.

     We are dependent upon the Mutual Company for the retention of agents and the underwriting of insurance, the servicing of policyholder claims and all other aspects of our operations. All of our officers are officers and employees of the Mutual Company. The Mutual Company also provides all of the facilities and data processing and administrative services required to conduct our business, for which we pay a pro rata portion of the cost.

BECAUSE WE PARTICIPATE IN AN INSURANCE POOLING ARRANGEMENT WITH THE MUTUAL COMPANY, OUR RESULTS OF OPERATIONS ARE DEPENDENT UPON THE FINANCIAL SUCCESS OF THE MUTUAL COMPANY.


     Our insurance subsidiary, Atlantic States Insurance Company, participates in an intercompany pooling arrangement with the Mutual Company, under which the parties share the premiums earned and underwriting results on substantially all of the property and casualty insurance business written by both companies. Under the terms of the intercompany pooling agreement, Atlantic States cedes all of its insurance business to the Mutual Company and assumes from the Mutual Company 70% of the total pooled insurance business of the Mutual Company and Atlantic States. The allocations of pool participation percentages between the Mutual Company and Atlantic States are based on the pool participants' relative amounts of capital and surplus, expectations of future relative amounts of capital and surplus and our ability to raise capital for Atlantic States.

     Because of the pooled business we assume, our insurance operations are interrelated with the insurance operations of the Mutual Company and our results of operations are dependent upon the financial success of the Mutual Company. Although the underwriting pool is intended to produce a more uniform and stable underwriting result from year to year for the participants in the pool than they would experience individually and to spread the risk of loss among all the participants, if the Mutual Company experiences unusually severe or frequent losses or does not adequately price its premiums, our results of operations could suffer. Our results of operations also may suffer if the Mutual Company did not participate in the pooling arrangement because the pool participants would then be limited to policy exposures of a size commensurate with their own capital and surplus instead of having at their disposal the capacity of the entire pool.

OUR BUSINESS DEPENDS IN PART ON THE MARKETING EFFORTS OF INDEPENDENT INSURANCE AGENTS, AND IT IS POSSIBLE THAT THESE AGENTS MAY NOT MARKET OUR PRODUCTS SUCCESSFULLY OR SELL OUR PRODUCTS WITHIN THE GUIDELINES WE SPECIFY.

     We market and sell almost all of our insurance products through independent, non-exclusive insurance agents. These agents are not obligated to promote our insurance products exclusively and they also sell our competitors' insurance products. Our business depends in part on the marketing efforts of these agents and we must offer insurance products and services that meet the requirements of these independent agencies. If these agencies do not market our products successfully or give priority to other insurers, our business may be adversely impacted.

     We also grant certain agents the authority to bind insurance without our prior approval within underwriting and pricing limits that we specify. However, we generally review all coverages placed by our agents and may cancel the coverage if it is inconsistent with our guidelines and permissible to cancel under applicable insurance regulations. If we are unable to cancel the coverage placed by an agent prior to a claim being placed by the insured, our risk may be increased and our profitability may suffer.

OUR ESTABLISHED RESERVES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES ARE BASED ON ESTIMATES, AND IT IS POSSIBLE THAT OUR ULTIMATE LIABILITY WILL EXCEED THESE ESTIMATES.

     We establish reserves for losses and loss adjustment expenses based on estimates of amounts needed to pay reported and unreported claims and related loss adjustment expenses. These estimates are based on facts and circumstances then known to us. Reserves are based on estimates of future trends and claims severity, judicial theories of liability and other factors.

     The establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that the ultimate liability will not exceed our loss and loss adjustment expense reserves and have an adverse effect on our results of operations and financial condition. As is the case for most property and casualty insurance companies, we have found it necessary in the past to revise estimated liabilities as reflected in our loss and loss adjustment expense reserves, and further adjustments could be required in the future. However, our management believes that adequate provision has been made for our loss and loss adjustment expense reserves. This belief is based on our internal procedures, which analyze our experience with similar cases and historical trends such as reserving patterns, loss payments, pending levels of unpaid claims and product mix, as well as court decisions, economic conditions and public attitudes.

OUR SUBSIDIARIES ARE RESTRICTED IN PAYING US DIVIDENDS, ON WHICH WE DEPEND FOR THE PAYMENT OF CORPORATE EXPENSES.

     As a holding company, we rely primarily on our subsidiaries for dividends and other permitted payments to meet our obligations for corporate expenses. Payment of dividends to us by our subsidiaries is subject to regulatory restrictions and depends on the surplus of our subsidiaries. From time to time, the NAIC and various state insurance regulators consider modifying the method of determining the amount of dividends that may be paid by an insurance company without prior regulatory approval.

OUR CHARTER DOCUMENTS, DELAWARE CORPORATE LAW AND PENNSYLVANIA INSURANCE LAW MAY INHIBIT A TAKEOVER.

     Certain provisions of our certificate of incorporation and by-laws and Delaware and Pennsylvania law may discourage a future unsolicited takeover of Donegal Group. These provisions could have the effect of discouraging certain attempts to acquire us or remove current management, including current members of our board of directors, even if some of our stockholders deemed these attempts to be in their best interests.

     Our certificate of incorporation authorizes us to issue two classes of common stock, Class A common stock and Class B common stock. The holders of the Class A common stock are entitled to one-tenth of one vote per share, while the holders of the Class B common stock are entitled to one vote per share, on all matters submitted to a vote of our stockholders. In addition, our certificate of incorporation does not grant any holder of our stock the right to cumulate votes in the election of directors. The Mutual Company currently owns approximately 62.2% of our Class A common stock and 62.2% of our Class B common stock and has effective voting control over us. This ownership by the Mutual Company could avert or prevent a change in control of us unless the Mutual Company, after consideration of all relevant factors including the interests of our stockholders other than the Mutual Company, is in favor of such a change.

     Our board of directors, without stockholder approval, has the authority to issue preferred stock with voting and conversion rights that could adversely affect the voting power of the Class A common stock. The issuance of preferred stock could have the effect of delaying, averting or preventing a change in control of us. No preferred stock has been issued, and our board of directors does not intend to issue any preferred stock at the present time.

     Our by-laws provide for a classified board of directors, consisting of three classes as nearly equal in size as possible. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

     As a Delaware corporation we are subject to certain anti-takeover provisions of Delaware law, including certain business combination transaction prohibitions. In addition, we are subject to Pennsylvania insurance laws and regulations that prohibit any person from acquiring a greater than 10% interest in us without the prior approval of the Insurance Commissioner of the Commonwealth of Pennsylvania. These provisions could make it more difficult for a third party to gain control of us, deny stockholders the receipt of a premium on their Class A common stock and have a depressive effect on the market price of the Class A common stock.


             CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

     Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. These statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "intends," "plans" or "anticipates," or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of these risks and uncertainties are discussed under the heading "Risk Factors."

               DESCRIPTION OF THE 2001 AGENCY STOCK PURCHASE PLAN

     We describe the provisions of the plan below, in question and answer form. As used in the plan, the term "subsidiary and affiliated insurance companies" means insurance companies that are our subsidiaries and the Mutual Company. The plan was approved by our board of directors on March 8, 2001 and was amended and restated on September 17, 2001 and December 20, 2001.

                       PURPOSE AND ADVANTAGES OF THE PLAN

1.   What is the purpose of the plan?

     The plan provides an eligible agency, as described in Question and Answer 6, an opportunity to acquire a long-term proprietary interest in us through the purchase of our Class A common stock at a discount from current market prices. In offering the plan, we seek to foster the common interests of Donegal Group and the eligible agencies in achieving long-term profitable growth for us. Accordingly, we have created the plan for the purpose of facilitating the purchase of and long-term investment in shares of our Class A common stock by an eligible agency. We expect that an eligible agency that purchases shares under the plan will hold these shares on a long-term basis, as the plan is not intended to benefit an agency that demonstrates a pattern of immediate resale of shares acquired. As discussed in Question and Answer 6 below regarding eligibility, immediate resale of shares will be a factor in our determination whether an otherwise eligible agency should remain eligible for continued participation in the plan.

2.   What are the advantages of the plan?

     Under the plan, an eligible agency can utilize three convenient payment methods for the purchase of our Class A common stock at a 10% discount from the current market price. You will not pay any brokerage commissions or service charges in connection with your purchase.

                                 ADMINISTRATION

3.   Who administers the plan for participants?

     A committee consisting of three persons appointed from time to time by our board of directors administers the plan. The committee may adopt rules and regulations for carrying out the plan. The committee's interpretations or constructions of the provisions of the plan are final and conclusive unless our board of directors takes contrary action.

     Our board of directors appointed Donald H. Nikolaus, Ralph G. Spontak and Daniel J. Wagner to serve on the committee. We do not compensate members of the committee for administering the plan. Donald H. Nikolaus is President, Chief Executive Officer and a director of Donegal Group and the Mutual Company. Ralph
G. Spontak is Senior Vice President, Chief Financial Officer and Secretary of Donegal Group and the Mutual Company. Mr. Spontak is also a director of the Mutual Company. Daniel J. Wagner is Treasurer of Donegal Group and the Mutual Company. The address and telephone number of each member of the committee is c/o Donegal Group Inc., 1195 River Road, Marietta, PA 17547; telephone (888) 877-0600.

4. Where can I obtain additional information about the plan and its administrators?

     You can obtain additional information about the plan and its administrators by contacting Ralph G. Spontak, our Senior Vice President, Chief Financial Officer and Secretary, at (888) 877-0600.

5.   What is the term of the plan?

     The plan will be in effect from March 15, 2002 through March 31, 2007 unless our board of directors terminates the plan earlier. The board of directors has the right to terminate the plan at any time without notice provided that no participant's existing rights are adversely affected by the termination. During the term of the plan there will be ten consecutive semi-annual subscription periods. Each subscription period extends from April 1 through September 30 and from October 1 through March 31, respectively, beginning with April 1, 2002 and ending on March 31, 2007.

                                  PARTICIPATION

6.   What agencies are eligible to participate?

     An eligible agency is an independent insurance agency that brings value to Donegal Group, the Mutual Company and our subsidiary and affiliated insurance companies, directly or indirectly, as determined by us in our discretion, and with which we seek a long-term relationship. Only eligible agencies may participate in the plan. The eligibility criteria we will consider includes the agency's volume of direct premiums written, the ability of the agency to increase sales and grow the volume of direct premiums written, the historic loss ratio of the agency's direct premiums written and whether the agency has been placed on rehabilitation by us, meaning that we notify the agency of operational deficiencies, or had its binding authority revoked. We may base eligibility on agency segmentation class or any other factors that indicate value to the companies, directly or indirectly, in our discretion.

     We will periodically review an eligible agency's continued eligibility. A pattern of immediate resale of shares acquired under the plan by an eligible agency will be a factor in our determination whether an agency should remain eligible for continued participation in the plan. Immediate resales would tend to indicate that an agency is not seeking to share in the long-term profitable growth of the companies. If Donegal Group determines to discontinue an agency's participation in the plan, the agency will receive written notice from us that its eligibility to participate in the plan has been discontinued. This notice will be sent to the agency as promptly as possible, but in no event later than two weeks after the end of the subscription period during which the decision was made. A decision by us, in our discretion, to discontinue the eligibility of an agency under the plan will be treated as an automatic withdrawal from the plan. See Questions and Answers 24 and 25 below.

7.   How may an eligible agency participate in the plan?

     An eligible agency may enroll in the plan by completing and filing a subscription agreement, as described in Question and Answer 8, with us. We will send to each eligible agency a subscription agreement, a copy of this prospectus and any prospectus supplements and a copy of our most recent Annual Report to Stockholders prior to the beginning of the first enrollment period following the agency's designation as an eligible agency.

8.   What does a subscription agreement provide?

     A subscription agreement allows each eligible agency to decide and identify the date on which the agency desires to become enrolled in the plan, the amounts of contribution and the payment method(s) selected for purchases under the plan. Eligible agencies that participated in our former Agency Stock Purchase Plan may participate in the plan by checking the appropriate box on the subscription agreement. Prior contribution amounts and payment method(s) will be carried over from the former Agency Stock Purchase Plan unless new instructions are given in the subscription agreement.

9.   When may an eligible agency enroll in the plan?

     If an eligible agency chooses the direct bill commission payment method, as explained in Question and Answer 15, enrollment in the plan may occur only during the enrollment period preceding each subscription period, which is from the 15th through the 31st day of March and from the 15th through the 30th day of September of each year commencing with March 15, 2002. An eligible agency that desires to subscribe for the purchase of Class A common stock through withholding from direct bill commissions must return a duly executed and completed subscription agreement during the applicable enrollment period. Once enrolled in the direct bill commission payment method, an eligible agency's participation in the plan continues for each succeeding subscription period until the agency ceases to be an eligible agency or withdraws from enrollment in the plan.

     If an eligible agency chooses the lump-sum payment method, as explained in Question and Answer 17, an eligible agency may enroll by submitting a supplemental subscription agreement to us and making a lump-sum payment by the last day of the applicable subscription period, September 30 or March 31.

     If an eligible agency chooses the contingent commission payment method, as explained in Question and Answer 18, an eligible agency may enroll by submitting a subscription agreement during the enrollment period immediately preceding each October 1 through March 31 subscription period.

10. May an eligible agency transfer its subscription rights to another person or agency?

     No. An eligible agency may not assign its subscription payments or rights to subscribe to any other person, and any such attempted assignment is void, except for permitted designations as described in Question and Answer 23.

                               COSTS AND EXPENSES

11. Are there any expenses to participants in connection with purchases under the plan?

     No. Eligible agencies are not obligated to pay any brokerage commissions or other charges with respect to the purchase of Class A common stock under the plan.

                                    PURCHASES

12.  How many shares are available to be purchased under the plan?

     Our board of directors reserved 300,000 shares of our Class A common stock for sale under the plan.

13. What is the price of shares of Class A common stock purchased under the plan?

     The subscription price for each share of Class A common stock purchased under the plan is 90% of the average of the closing prices of the Class A common stock on the Nasdaq National Market System on the last ten trading days of the applicable subscription period.

14.  How may an eligible agency pay for shares purchased under the plan?

     An eligible agency can pay for shares purchased under the plan by means of three payment methods: Direct bill commission deduction, lump-sum payment or contingent commission deduction.

15.  What is the direct bill commission payment method?

     Under the direct bill commission payment method, an eligible agency may elect to purchase Class A common stock under the plan through deductions from its monthly direct bill commission payment by designating that a minimum of 1% and up to a maximum of 10% of the eligible agency's monthly direct bill commission payments be withheld from the eligible agency's direct bill commission payments. Direct bill commission payments are subject to the total subscription limit under all payment methods of $12,000 per subscription period. "Direct bill commission payments" means those commissions that are earned and actually available for payment in a monthly period to an eligible agency for personal and commercial direct bill policies after all offsetting debits and credits are applied, as determined solely from our records.

16. May an eligible agency that chooses the direct bill commission payment method change the method or amount of contribution made or withheld under the plan?

     Yes. An eligible agency choosing the direct bill commission payment method may change the rate of contribution by filing a new subscription agreement with us during the enrollment period for the next subscription period. This change will become effective during the next subscription period.

17.  What is the lump-sum payment method?

     Under the lump-sum payment method, an eligible agency may, by September 30 and March 31 of each subscription period, elect to make lump-sum cash payments for the purchase of Class A common stock under the plan. Lump-sum cash payments may not be less than $1,000 per subscription period and are subject to the total subscription limit under all methods of $12,000 per subscription period.

18.  What is the contingent commission payment method?

     An eligible agency may designate a percentage of the contingent commission payable to it under the terms of the applicable agency contingency plan (or its equivalent) to be withheld for the purchase of Class A common stock under the plan during the enrollment period immediately preceding the October 1 through March 31 subscription period. Contingent commission payments are subject to the total subscription limit under all payment methods of $12,000 per subscription period.

19. Are there limitations on the amount of contributions or purchases that can be made?

     Yes. Each eligible agency's total contributions for purchases from all payment methods (described in Questions and Answers 15, 17 and 18 above) may not exceed $12,000 during each subscription period. At the close of each subscription period, we will total each agency's contributions from all payment methods. If at any time throughout a subscription period, an eligible agency's total payments exceed the $12,000 maximum amount and the agency so requests, we will return the excess amount without interest to the agency within a reasonable period. Any amount not returned will be applied to the purchase of Class A common stock during the next subscription period without reducing the $12,000 limitation applicable to that subscription period.

20.  How are purchases made under the plan?

     We will maintain on our books a plan account for each enrolled eligible agency. All contributions made by an eligible agency through deductions from an eligible agency's direct bill commission payments and contingent commission withholding and lump-sum payments during a subscription period, up to $12,000, are held in a separate bank account maintained by us until the shares purchased under the plan are issued to the eligible agency. At the end of each subscription period, the amount credited to each eligible agency's plan account will be divided by the subscription price for the subscription period, and the eligible agency's plan account will be credited with the number of whole shares that results. Any amount remaining in the plan account will be carried forward to the next subscription period without reducing the $12,000 limitation applicable to that subscription period or, if requested by the eligible agency, returned to the eligible agency. If the number of shares subscribed for during any subscription period exceeds the number of shares available for sale under the plan, the remaining available shares will be allocated among the participating eligible agencies in proportion to their total plan account balances, without regard to any amount carried forward from a previous subscription period.

                         SHARES; CERTIFICATES FOR SHARES

21. May an eligible agency transfer, pledge, hypothecate or assign shares credited to the agency's plan account?

     An eligible agency may not transfer, pledge, hypothecate or assign its subscription rights under the plan or shares credited to its plan account, except for permitted designations as described in Question and Answer 23.

22.  Are stock certificates issued for shares of Class A common stock purchased?

     We will issue and deliver to each eligible agency stock certificates for the shares it has purchased under the plan within a reasonable time after purchase, but in no event later than two weeks after the end of the subscription period during which the shares were purchased.

23. In whose name are accounts maintained and certificates registered when issued?

     Accounts in the plan will be maintained in the name of the eligible agency. Consequently, certificates when issued for full shares will be registered in the same name. An eligible agency may, upon written request to us, (a) designate that shares be issued to a shareholder, partner, other principal or other licensed employee of an eligible agency or (b) designate that any retirement plan maintained by or for the benefit of an eligible agency or a shareholder, partner, other principal or other licensed employee of the eligible agency may purchase shares instead of the eligible agency through lump-sum payments made by the designee. These permitted designations are subject to the maximum amount limitation of $12,000, compliance with all laws that apply, including the Employee Retirement Income Security Act of 1974, payment by the eligible agency or its designee of any required transfer taxes and satisfaction of our usual requirements for recognition of a transfer of our Class A common stock.

                            WITHDRAWAL FROM THE PLAN

24.  How and when may an eligible agency withdraw from the plan?

     An enrolled eligible agency may withdraw from the plan at any time by notifying us in writing, signed on behalf of the eligible agency by an authorized representative. We will treat a termination of agency status for any reason as an automatic withdrawal. If an agency withdraws from the plan, that agency may not resubscribe until after the next full subscription period has elapsed, and then only if we have redesignated the agency an eligible agency.

25. What happens to any shares held in and amounts credited to an eligible agency's plan account at the time of withdrawal?

     Promptly after the time of withdrawal or termination of an agency's eligibility, but in no event later than two weeks after the end of the subscription period during which the withdrawal or termination occurred, we will issue certificates representing the whole shares held under the plan in the name of the agency, and will refund any amount credited to an eligible agency's plan account at the time of withdrawal to the participant in cash without interest.

                                OTHER INFORMATION

26. What happens if Donegal Group declares a stock split or stock dividend or changes or exchanges its Class A common stock for shares of stock or other securities of its own or another corporation?

     Our committee will make appropriate adjustments in the total number and kind of shares that are reserved for sale under the plan if our outstanding shares of Class A common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Donegal Group, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend (either in shares of our Class A common stock or of another class of our stock), spin-off or combination of shares.

27. What are the federal income tax consequences of an eligible agency's participation in the plan?

     At the time of purchase, and where an eligible agency purchases shares of Class A common stock in its own name, the eligible agency will be treated as having received ordinary income in an amount equal to the difference between the subscription price paid and the then fair market value of the Class A common stock acquired. At the end of each calendar year, we will mail to each participating agency a Form 1099 reflecting the amount of ordinary income earned under the plan. We will be entitled to a tax deduction at the same time in a corresponding amount. The participating agency's basis in the Class A common stock purchased under the plan will be equal to the purchase price plus the amount of ordinary income recognized.

     When an agency disposes of shares of Class A common stock purchased under the plan, any amount received in excess of the value of the shares of Class A common stock on which the agency was previously taxed will be treated as a long-term or short-term capital gain, depending upon the holding period of the shares. If the amount received is less than that value, the loss will be treated as a long-term or short-term capital loss, depending upon the holding period of the shares (which begins on the day after each share is acquired).

     You are strongly advised to consult with a tax advisor to determine the tax consequences of a given transaction, particularly if a taxpayer other than you has been designated by you to become a participant in the plan.

28.  May the plan be changed or discontinued?

     Yes. Our board of directors has the right to amend, modify or terminate the plan at any time without notice if your existing rights are not adversely affected as a result of the amendment, modification or termination.

29. How may eligible agencies sell shares of Class A common stock purchased under the plan?

     As discussed in Question and Answer 22, we will issue and deliver to eligible agencies the stock certificates for the shares purchased under the plan after the end of the subscription period during which the shares were purchased. Participants will have the sole discretion as to whether or when to sell their shares and may transfer or dispose of them at any time without restriction after receipt of their stock certificates. An agency may choose to sell shares through the broker of his or her choice.

                          DESCRIPTION OF CAPITAL STOCK

                                     GENERAL

     Our authorized Class A Common stock consists of 30,000,000 shares. As of December 31, 2001, 6,015,690 shares of our Class A common stock were outstanding. We also have authorized 10,000,000 shares of Class B common stock, of which 2,981,203 shares were outstanding on December 31, 2001, and 2,000,000 shares of preferred stock issuable from time to time in separate series upon resolution of our board of directors, none of which are outstanding. Except as otherwise required by the Delaware General Corporation Law, known as the DGCL, or as otherwise provided in our certificate of incorporation with respect to dividends and voting rights, each share of Class A common stock and each share of Class B common stock have identical powers, preferences and limitations.

     Our certificate of incorporation provides that the holders of shares of Class A common stock are entitled to one-tenth of one vote per share held on any matter to be voted on by our stockholders, and the holders of shares of Class
B common stock are entitled to one vote per share. Except as otherwise required under the DGCL or our certificate of incorporation, the holders of Class A common stock and the holders of Class B common stock vote together as a single class on all matters presented to our stockholders for a vote.

     At any election of directors, the nominees receiving the highest number of votes cast by the holders of the Class A common stock and the Class B common stock for the number of directors to be elected will be elected as directors.

     Under the DGCL and our certificate of incorporation, the affirmative vote of the holders of a majority of the Class A common stock and the Class B common stock, voting as a single class, is sufficient to amend our certificate of incorporation, to authorize additional shares of capital stock of any class, to approve any merger or consolidation of us with or into any other entity or the sale of all or substantially all of our assets or to approve our dissolution.

     Under the DGCL, the holders of shares of Class A common stock are entitled to vote as a separate class on any proposal to change the par value of the Class A common stock or to alter or change the rights, preferences and limitations of the Class A common stock in a way that would affect the holders of shares of Class A common stock adversely. Similarly, the holders of shares of Class B common stock are entitled to vote as a separate class on any proposal to change the par value of the Class B common stock or to alter or change the rights, preferences and limitations of the Class B common stock in a way that would affect the holders of shares of Class B common stock adversely. In addition, under the DGCL, the number of authorized shares of Class A common stock or Class B common stock may be increased or decreased, but not below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the respective class of common stock voting as a separate class.

     Our certificate of incorporation provides that each share of Class A common stock outstanding at the time of the declaration of any cash dividend or other distribution payable upon the shares of Class B common stock is entitled to a cash dividend or distribution payable at the same time and to stockholders of record on the same date in an amount at least 10% greater than any cash dividend declared upon each share of Class B common stock. Each share of Class A common stock and each share of Class B common stock are equal in respect to dividends or other distributions payable in shares of capital stock, except that the dividends or distributions may be made (1) in shares of Class A common stock to the holders of Class A common stock and in shares of Class B common stock to the holders of Class B common stock, (2) in shares of Class A common stock to the holders of Class A common stock and to the holders of Class B common stock or (3) in any other authorized class or series of capital stock to the holders of Class A common stock and to the holders of Class B common stock.

     There are no redemption or sinking fund provisions applicable to the Class A common stock or to the Class B common stock. All the shares of Class A common stock offered by us pursuant to this prospectus, when issued and paid for, will be fully paid and non-assessable.

     Each holder of Class A common stock and each holder of Class B common stock is entitled to receive the same per share consideration in a merger or consolidation of us into another entity except that, if the consideration paid to our stockholders consists in whole or in part of shares of another entity, the shares of the other entity issued to the holders of our Class B common stock may have greater voting rights than the shares of the other entity issued to the holders of our Class A common stock.

     Neither the Class A common stock nor the Class B common stock is convertible into another class of common stock or any other security of Donegal Group.

     The transfer agent and registrar for our Class A common stock is EquiServe.

    CERTAIN CHARTER AND BY-LAW PROVISIONS; DELAWARE ANTI-TAKEOVER PROVISIONS

     Our certificate of incorporation, by-laws and the DGCL contain certain provisions that may enhance the likelihood of continuity and stability in the composition of our board of directors and may discourage a future unsolicited takeover of Donegal Group. These provisions could have the effect of discouraging certain attempts to acquire us or remove current management, including current members of our board of directors, even if some of our stockholders deemed these attempts to be in their best interests.

     Our certificate of incorporation authorizes us to issue two classes of common stock, Class A common stock and Class B common stock. The holders of the Class A common stock are entitled to one-tenth of one vote per share, while the holders of the Class B common stock are entitled to one vote per share, on all matters submitted to a vote of our stockholders. In addition, our certificate of incorporation does not grant any holder of our stock the right to cumulate votes in the election of directors. The Mutual Company currently owns approximately 62.2% of our Class A common stock and 62.2% of our Class B common stock and has effective voting control over us. This ownership by the Mutual Company could avert or prevent a change in control of us unless the Mutual Company, after consideration of all relevant factors including the interests of our stockholders other than the Mutual Company, is in favor of such a change.

     Our board of directors, without stockholder approval, has the authority to issue preferred stock with voting and conversion rights that could adversely affect the voting power of the Class A common stock. The issuance of preferred stock could have the effect of delaying, averting or preventing a change in control of us. No preferred stock has been issued, and our board of directors does not intend to issue any preferred stock at the present time.

     Our by-laws provide for a classified board of directors consisting of three classes as nearly equal in size as possible. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

     We are a Delaware corporation that is subject to certain anti-takeover provisions of the DGCL. The business combination provisions contained in Section 203 of the DGCL defines an interested stockholder of a corporation as any person that (1) owns, directly or indirectly, or has the right to acquire, 15% or more of the outstanding voting stock of the corporation or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder; and the affiliates and the associates of the person. Under Section 203, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless (1) prior to that date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances) or (3) on or after that date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     The restrictions imposed by Section 203 will not apply to a corporation if the corporation, by the action of its stockholders holding a majority of the outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203. The amendment will not be effective until 12 months after adoption and will not apply to any business combination between the corporation and any person who became an interested stockholder of the corporation on or prior to the adoption of the amendment.

     We have not elected to opt out of Section 203, and the restrictions imposed by Section 203 apply to us. Section 203 could, under certain circumstances, make it more difficult for a third party to gain control of us, deny stockholders the receipt of a premium on their Class A common stock and have a depressive effect on the market price of the Class A common stock.

     In addition, we are subject to Pennsylvania insurance laws and regulations that prohibit any person from acquiring a greater than 10% interest in us without the prior approval of the Insurance Commissioner of the Commonwealth of Pennsylvania. These provisions could make it more difficult for a third party to gain control of us, deny stockholders the receipt of a premium on their Class A common stock and have a depressive effect on the market price of the Class A common stock.

                    LIMITATION OF LIABILITY; INDEMNIFICATION

     As permitted by the DGCL, Article 6 of our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, relating to prohibited dividends, distributions and repurchases or redemptions of stock or (4) for any transaction from which the director derives an improper personal benefit.

     Article 5 of our by-laws includes provisions for indemnification of our directors and officers to the fullest extent permitted by the DGCL as now in effect or as in effect at a later date. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers and persons controlling us under these provisions, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in federal securities laws and is unenforceable.

                              PLAN OF DISTRIBUTION

     We have reserved 300,000 shares of Class A common stock for sale to eligible agencies under the plan for the five-year period ending March 31, 2007. We will offer the shares of Class A common stock under the plan directly to eligible agencies through our officers and will not use a broker or a dealer. In addition, we will not pay commissions, discounts or any other payments to any person for services in connection with the offer or sale of shares of Class A common stock under the plan. We will pay all costs of administering the plan. Participants will not incur brokerage commissions or service charges for the purchase of shares under the plan.

                                 USE OF PROCEEDS

     No minimum amount of proceeds is required to be received by Donegal Group in this offering. Donegal Group will retain all proceeds from the sale of the shares of Class A common stock under the plan. We intend to use the proceeds from sales of these shares for general corporate purposes, including making investments in and advances to our subsidiaries.

                                     EXPERTS

     The consolidated financial statements and schedules of Donegal Group as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL OPINION


     The validity of the issuance of the shares of Class A common stock offered with this prospectus will be passed upon for us by Duane Morris LLP, Philadelphia, Pennsylvania. As of November 14, 2001, attorneys of Duane Morris LLP who have recently provided substantive legal services beneficially owned 10,052 shares of our outstanding Class A common stock, and 4,921 shares of our outstanding Class B common stock, of which 5,926 shares represent shares of Class A common stock purchasable under currently exercisable stock options and 2,963 shares represent shares of Class B common stock purchasable under currently exercisable stock options. In addition, Frederick W. Dreher, a partner of Duane Morris LLP, is a director of the Mutual Company and is one of its members on the coordinating committee. The Mutual Company is a holder of approximately 62.2% of our Class A common stock and 62.2% of our Class B common stock.


                              AVAILABLE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the worldwide web site maintained by the SEC at "http://www.sec.gov."

     We filed with the SEC in Washington, D.C. a registration statement on Form S-2 under the Securities Act with respect to the securities covered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Donegal Group and the securities covered by this prospectus, reference is made to the registration statement, including the exhibits filed or incorporated in the registration statement. Statements contained in this prospectus concerning the provisions of documents filed with, or incorporated by reference in, the registration statement as exhibits are necessarily summaries of those documents and each statement is qualified in its entirety by reference to the copy of the applicable documents filed with the SEC. Copies of the registration statement and its exhibits are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference room of the SEC described above or at the worldwide web site maintained by the SEC described above.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We incorporate the following documents in this prospectus by reference:

     (a) Our Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the SEC on March 29, 2001;

     (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, as filed with the SEC on May 14, 2001, August 14, 2001 and November 15, 2001, respectively;

     (c) Our 2000 Annual Report to Stockholders (only those portions consisting of the following are incorporated by reference in this Registration
          Statement: (i) the description of the business of Donegal Group included as part of the Management's Discussion and Analysis of Results of Operation and Financial Condition on page 10 thereof; (ii) the consolidated financial statements, notes thereto and independent auditors' report thereon on pages 13 through 28 thereof; (iii) the information set forth under "Market Information" on the inside back cover thereof; (iv) the selected financial data set forth under "Financial Highlights" on the inside front cover thereof; and (iv) the "Management's Discussion and Analysis of Results of Operations and Financial Condition" on pages 10 through 12 thereof) included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the SEC on March 29, 2001. The remaining portions of the 2000 Annual Report to Stockholders are not incorporated by reference, consisting of pages 1, 2, 3, 4, 5, 6, 7, 8, 29 and 30, inclusive, the information on the inside back cover other than the information under "Market Information" and the front and back outside cover pages of the 2000 Annual Report to Stockholders, and are not part of this registration statement.

     Any statement incorporated in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement and any statement contained in this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in any subsequently filed document that is deemed to be incorporated by reference modifies or supersedes such statement.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.

     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on request, a copy of any or all documents incorporated by reference in this prospectus, other than exhibits to those documents unless the exhibits are specifically incorporated by reference. Requests should be directed to:

                                Ralph G. Spontak
                Senior Vice President and Chief Financial Officer
                               Donegal Group Inc.
                                 1195 River Road
                               Marietta, PA 17547
                                 (888) 877-0600


                     SELECTED CONSOLIDATED FINANCIAL DATA

--------------------------------------------------------------------------------------------------------------------
                                           Nine Months Ended                      Year Ended December 31,
                                              (Unaudited)
--------------------------------------------------------------------------------------------------------------------
                                          9/30/01        9/30/00            2000            1999          1998
--------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
Premiums earned                        $124,291,595   $111,684,838     $151,646,199    $145,517,457   $117,454,194
Investment income, net                   11,988,347     12,009,023       16,394,747      13,590,695     12,343,793
Realized investment gains (losses)         (448,462)       442,927          170,852         (38,702)       (13,562)
Total revenues                          137,654,981    125,919,756      170,581,587     161,739,336    132,232,316
Income before income taxes                8,768,865      8,318,883       11,743,028       3,844,641     11,697,666
Income taxes (benefit)                    2,093,579      2,086,727        2,906,248      (2,950,556)     2,674,929
Net income                                6,675,286      6,232,156        8,836,780       6,795,197      9,022,737
Basic earnings per share                       0.75           0.72             1.01            0.82           1.11
Diluted earnings per share                     0.74           0.72             1.01            0.82           1.09
Cash dividends per share
   of common stock                               --           0.18             0.36            0.36           0.34
Cash dividends per share
   of Class A common stock                     0.20             --               --              --             --
Cash dividends per share
   of Class B common stock                     0.18             --               --              --             --

BALANCE SHEET DATA:
Total investments                      $304,531,291   $284,214,690     $289,344,642    $268,010,854   $261,506,778
Total assets                            461,645,296    420,825,850      426,008,780     389,688,804    376,742,094
Debt obligations                         28,200,000     40,000,000       40,000,000      37,000,000     37,500,000
Stockholders' equity                    124,072,961    111,369,391      114,129,591     103,792,334    100,915,178
Stockholders' equity per share                13.83          12.65            12.88           12.28          12.30



----------------------------------------------------------------------
                                         Year Ended December 31,
----------------------------------------------------------------------
                                           1997           1996
----------------------------------------------------------------------
INCOME STATEMENT DATA:
Premiums earned                        $108,817,880   $107,223,496
Investment income, net                   11,849,538     11,154,109
Realized investment gains (losses)          311,155        170,127
Total revenues                          123,199,214    120,665,132
Income before income taxes               13,924,355     10,123,045
Income taxes (benefit)                    3,681,070      2,178,854
Net income                               10,243,285      7,944,191
Basic earnings per share                       1.28           1.02
Diluted earnings per share                     1.27           1.01
Cash dividends per share
   of common stock                             0.29           0.25
Cash dividends per share
   of Class A common stock                       --             --
Cash dividends per share
   of Class B common stock                       --             --

BALANCE SHEET DATA:
Total investments                      $209,968,608   $197,400,467
Total assets                            296,695,369    281,435,890
Debt obligations                         10,500,000      8,500,000
Stockholders' equity                     89,768,653     78,827,107
Stockholders' equity per share                11.16           9.92


--------------------------------------------------------------------------------
In November 1998, the Company acquired all of the outstanding stock of Southern Heritage. This transaction was accounted for as a "purchase." The Company's financial statements include Southern Heritage as a consolidated subsidiary from November 1, 1998.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     Donegal Group is a regional insurance holding company doing business in the Mid-Atlantic and Southern states through its five wholly owned property-casualty insurance subsidiaries, Atlantic States Insurance Company, known as Atlantic States, Southern Insurance Company of Virginia, known as Southern, Southern Heritage Insurance Company, known as Southern Heritage, Delaware Atlantic Insurance Company, known as Delaware, Pioneer Insurance Company of New York, known as Pioneer-New York, and Pioneer Insurance Company of Ohio, known as Pioneer-Ohio, collectively known as the Insurance Subsidiaries. Donegal Group has three operating segments: the investment function, the personal lines of insurance and the commercial lines of insurance. Products offered in the personal lines of insurance consist primarily of homeowners and private passenger automobile policies. Products offered in the commercial lines of insurance consist primarily of commercial automobile, commercial multiple peril and workers' compensation policies. The Insurance Subsidiaries are subject to regulation by insurance departments in those states in which they operate and undergo periodic examination by those departments. The Insurance Subsidiaries are also subject to competition from other insurance carriers in their operating areas. Donegal Group was formed in September 1986 by the Mutual Company, which owns 62% of the outstanding common shares of Donegal Group as of December 31, 2000.

     Atlantic States participates in an intercompany pooling arrangement with the Mutual Company and assumes 70% of the pooled business (65% prior to July 1, 2000). Southern cedes 50% of its business to the Mutual Company, and prior to January 1, 2000, Delaware ceded 70% of its workers' compensation business to the Mutual Company. Because the Mutual Company places substantially all of the business assumed from Southern into the pool, from which Donegal Group has a 70% allocation, Donegal Group's results of operations include approximately 85% of the business written by Southern.

     In November 1998, Donegal Group acquired all of the outstanding stock of Southern Heritage. This transaction was accounted for as a purchase. Donegal Group's financial statements include Southern Heritage as a consolidated subsidiary from November 1, 1998.

     In addition to the Insurance Subsidiaries, Donegal Group also owned all of the outstanding stock of Atlantic Insurance Services, Inc., known as AIS, an insurance services organization, which provided inspection and policy auditing information on a fee-for-service basis to its affiliates and the insurance industry. Donegal Group sold all of the outstanding shares of AIS on October 1, 1999.

     During 2000, Donegal Group acquired 45% of the outstanding stock of Donegal Financial Services Corporation, known as DFSC, a bank holding company. The remaining 55% of the outstanding stock of DFSC is owned by the Mutual Company.

     Effective January 1, 2001, Donegal Group purchased all of the outstanding shares of Pioneer-New York from the Mutual Company, which previously owned 100% of Pioneer-New York. The acquisition had been accounted for as a reorganization of entities under common control, similar to a pooling of interests, as both Pioneer-New York and Donegal Group are under common management and control of the Mutual Company. As such, all financial data prior to January 1, 2001 has been restated to include the results of operation, financial position and cash flows of Pioneer-New York.

RESULTS OF OPERATIONS - NINE MONTHS ENDED SEPTEMBER 30, 2001
TO NINE MONTHS ENDED SEPTEMBER 30, 2000
---------------------------------------

     Revenues for the nine months ended September 30, 2001 were $137,654,981, an increase of $11,735,225, or 9.3%, over the same period of 2000. An increase in premiums earned of $12,606,757, or 11.3%, offset by a realized loss of $448,462 compared to a realized gain of $442,927 for the first nine months of 2000 accounted for most of the change. Premiums earned were affected by an increase from 65% to 70% in Atlantic States' share of the pooled business of itself and the Mutual Company, which was effective July 1, 2000. This change accounted for $4,273,297, or 3.8 percentage points of the earned premium increase, with the remaining increase coming from normal growth and rate increases. A decrease in the annualized average return on investments from 5.8% for the first nine months of 2000 to 5.3% for the first nine months of 2001 was offset by an increase in average invested assets of approximately $21,000,000. The realized loss in the first nine months of 2001 and 2000 included $1,067,970 and $285,228 in losses, which resulted from declines in the market value of securities that were determined to be other than temporary.

     The GAAP combined ratio of insurance operations in the nine months ended September 30, 2001 was 101.1% compared to 102.4% for the same period in 2000. The GAAP combined ratio is the sum of the ratios of incurred losses and loss adjusting expenses to premiums earned (loss ratio), policyholders dividends to premiums earned (dividend ratio) and underwriting expenses to premiums earned (expense ratio). Donegal Group's loss ratio in the first nine months of 2001 was 67.7% compared to 69.5% for the same period of 2000. Donegal Group's expense ratio for the first nine months of 2001 was 32.4% compared to 32.1% for the first nine months of 2000. The dividend ratio remained virtually unchanged at 1.0% for the first nine months of 2001 compared to 0.9% for the first nine months of 2000.

     Federal income taxes for the nine months ended September 30, 2001 represented 23.9% of the income before income taxes compared to a 25.1% for the same period of 2000. These rates vary from the expected rate of 34% primarily due to the effect of tax-exempt investment income.

RESULTS OF OPERATIONS - THREE MONTHS ENDED SEPTEMBER 30, 2001
TO THREE MONTHS ENDED SEPTEMBER 30, 2000
----------------------------------------

     Revenues for the three months ended September 30, 2001 were $46,365,986, an increase of $2,136,926, or 4.8%, over the same period of 2000. An increase in premiums earned of $3,449,697, or 8.8%, offset by a decrease in investment income of $417,444, or 10.1%, along with realized losses of $562,301 compared to realized gains of $333,720 in the third quarter of 2000 accounted for most of this change. A decrease in the annualized average return on investments from 5.9% in the third quarter of 2000 to 5.1% in the third quarter of 2001 offset by an increase in average invested assets from $278,200,000 in the third quarter of 2000 to $290,500,000 in the third quarter of 2001, accounted for most of the investment income change. The realized loss in the third quarter of 2001 included $604,235 in losses, which resulted from declines in the market value of securities that were determined to be other than temporary. The realized gain in the third quarter of 2000 resulted from the normal turnover of Donegal Group's portfolio.

     The GAAP combined ratio of insurance operations in the third quarter of 2001 was 104.3% compared to 101.3% for the same period in 2000. Donegal Group's loss ratio in the third quarter of 2001 was 70.5% compared to 68.4% for the same period of 2000. Weather-related claims of approximately $250,000 from one storm in August, 2001, an increase in the severity of claims and a worsening loss ratio in Donegal Group's commercial automobile line of business accounted for most of the increase in the loss ratio. The expense ratio for the third quarter of 2001 was 32.7% compared to 31.9% for the third quarter of 2000. The change in the expense ratio resulted primarily from expenses related to a travel production incentive for agents in 2001, which added 0.7% to the expense ratio compared to the third quarter of 2000. The dividend ratio increased slightly to 1.1% for the third quarter of 2001 compared to 0.9% for the same period of 2000.

     Federal income taxes for the three months ended September 30, 2001 represented 9.2% of the income before income taxes compared to a 25.9% for the same period of 2000 due to tax exempt interest representing a much larger percentage of pretax income in the third quarter of 2001. These rates vary from the expected rate of 34% primarily due to the effect of tax-exempt investment income.

RESULTS OF OPERATIONS - SIX MONTHS ENDED JUNE 30, 2001
TO SIX MONTHS ENDED JUNE 30, 2000
---------------------------------

     Revenues for the six months ended June 30, 2001 were $91,288,995, an increase of $9,598,299, or 11.7%, over the same period of 2000. An increase in net premiums earned of $9,157,060, or 12.6%, represented most of this change. Net premiums written of the Insurance Subsidiaries increased 15.6% in the first half of 2001 compared to the first half of 2000. An increase in Atlantic States' share of the pooled business of itself and the Mutual Company from 65% to 70%, effective July 1, 2000, accounted for 6.1 percentage points of the 15.6 percentage point increase in the premiums written. Investment income for the first six months of 2001 increased $396,768, or 5.0%. An increase in the annualized average return on investments from 5.8% in the first six months of 2000 to 5.9% in the first six months of 2001 and an increase in average invested assets from $270,400,000 in the first six months of 2000 to $282,900,000 in the first six months of 2001 accounted for the change. Realized investment gains were $113,839 in the first six months of 2001 compared to a gain of $109,207 for the same period of 2000. The realized gains in 2000 and 2001 were net of losses of $285,228 and $463,735, respectively, in losses, which resulted from changes in the market value of securities that were determined to be other than temporary.

     The GAAP combined ratio of insurance operations in the first six months of 2001 was 99.4% compared to 103.0% for the same period in 2000. Donegal Group's loss ratio in the first six months of 2001 was 66.2% compared to 70.0% in the first six months of 2000. Donegal Group's expense ratio for the first six months of 2001 was 32.3% compared to 32.2% for the first six months of 2000. The dividend ratio increased slightly from 0.8% for the first six months of 2000 to 0.9% for the first six months of 2001.

     Federal income taxes for the six months ended June 30, 2001 represented 26.0% of the income before income taxes compared to 24.5% for the same period of 2000. These rates vary from the expected rate of 34% primarily due to the effect of tax-exempt investment income.

RESULTS OF OPERATIONS - THREE MONTHS ENDED JUNE 30, 2001
TO THREE MONTHS ENDED JUNE 30, 2000
-----------------------------------

     Revenues for the three months ended June 30, 2001 were $46,496,969, an increase of $5,163,606, or 12.5%, over the same period of 2000. An increase in net premiums earned of $5,204,856, or 14.3%, represented most of this change. Net premiums written of the Insurance Subsidiaries increased 17.7% in the second quarter of 2001 compared to the second quarter of 2000. An increase in Atlantic States' share of the pooled business of itself and the Mutual Company from 65% to 70%, effective July 1, 2000, accounted for 6.2 percentage points of the 17.7 percentage point increase in the premiums written. The remaining portion of the increase was primarily due to rate increases. Investment income for the second quarter of 2001 increased $335,651, or 8.6%. An increase in the annualized average return on investments from 5.8% in the second quarter of 2000 to 6.0% in the second quarter of 2001 and an increase in average invested assets from $269,700,000 in the second quarter of 2000 to $281,900,000 in the second quarter of 2001 accounted for the change. Realized investment losses were $6,968 in the second quarter of 2001 compared to a gain of $391,117 for the same period of 2000. The realized loss in 2001 included $463,735 in losses, which resulted from changes in the market value of securities that were determined to be other than temporary. The realized gains in 2000 resulted from the normal turnover of Donegal Group's portfolio.

     The GAAP combined ratio of insurance operations in the second quarter of 2001 was 99.9% compared to 101.4% for the same period in 2000. Donegal Group's loss ratio in the second quarter of 2001 was 67.1% compared to 68.1% in the second quarter of 2000. Donegal Group's expense ratio for the second quarter of 2001 was 32.1% compared to 32.7% for the second quarter of 2000. The dividend ratio increased from 0.6% in the second quarter of 2000 to 0.8% in the second quarter of 2001.

     Federal income taxes for the second quarter of 2001 represented 25.6% of the income before income taxes compared to 24.6% for the same period of 2000. These rates vary from the expected rate of 34% primarily due to the effect of tax-exempt investment income.

RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 2001
TO THREE MONTHS ENDED MARCH 31, 2000
------------------------------------

     Revenues for the three months ended March 31, 2001 were $44,792,026, an increase of $4,434,693, or 11.0%, over the same period of 2000. An increase in net premiums earned of $3,952,204, or 11.0%, represented most of this change. Net premiums written of the Insurance Subsidiaries increased 13.1% in the first quarter of 2001 compared to the first quarter of 2000. An increase in Atlantic States' share of the pooled business of itself and the Mutual Company from 65% to 70%, effective July 1, 2000, accounted for 6 percentage points of the 13.1 percentage point increase in the premiums written. Investment income for the first three months of 2001 increased $61,117, or 1.5%. A decrease in the annualized average return on investments from 6.0% in the first three months of 2000 to 5.6% in the first three months of 2001 offset by an increase in average invested assets from $267,300,000 in the first three months of 2000 to $288,300,000 in the first three months of 2001 accounted for the change. Realized investment gains were $120,807 in the first three months of 2001 compared to a loss of $281,910 for the same period of 2000. The realized losses in 2000 included $285,228 in losses, which resulted from changes in the market value of two securities that were determined to be other than temporary. The realized gains in 2001 resulted from the normal turnover of Donegal Group's portfolio.

     The GAAP combined ratio of insurance operations in the first three months of 2001 was 98.8% compared to 104.6% for the same period in 2000.

Donegal Group's loss ratio in the first three months of 2001 was 65.3% compared to 71.9% in the first three months of 2000. Donegal Group's expense ratio for the first three months of 2001 was 32.5% compared to 31.7% for the first three months of 2000. The change in the expense ratio resulted primarily from increases in incentive costs related to the improved combined ratio. The dividend ratio remained unchanged at 1.0%.

     Federal income taxes for the three months ended March 31, 2001 represented 26.5% of the income before income taxes compared to 24.1% for the same period of 2000. These rates vary from the expected rate of 34% primarily due to the effect of tax-exempt investment income.

RESULTS OF OPERATIONS - YEAR ENDED DECEMBER 31, 2000
TO YEAR ENDED DECEMBER 31, 1999
-------------------------------

     Total revenues for 2000 were $170,581,587, which were $8,842,251, or 5.5%, greater than 1999. Net premiums earned increased to $151,646,199, an increase of $6,128,742, or 4.2%, over 1999. The change in Atlantic States' share of the pooling arrangement with the Mutual Company from 65% to 70%, effective July 1, 2000, accounted for $4,113,078 of the increase in net premiums earned. Direct premiums written of the combined pool of Atlantic States and the Mutual Company increased $13,851,692 or 9.0%. A 5.1% increase in the direct premiums written of Southern, a 2.1% decrease in the direct premiums written of Delaware, a 13.2% increase in the direct premiums written of Pioneer-New York, a 25.4% increase in the direct premiums written of Pioneer-Ohio and a 15.6% decrease in the direct premiums written of Southern Heritage accounted for the majority of the remaining change. Donegal Group reported net realized investment gains of $170,852, compared to net realized investment losses of $38,702 in 1999. During 2000 certain investments trading below cost had declined on an other-than-temporary basis. Losses of $436,943 were included in net realized investment gains for these investments in 2000. Net realized gains and losses in 1999 resulted from normal turnover of Donegal Group's investment portfolio. As of December 31, 2000, 100.0% of Donegal Group's bond portfolio was classified as Class 1 (highest quality) by the National Association of Insurance Commissioners' Securities Valuation Office. Investment income increased $2,804,052 in 2000. An increase in the average invested assets from $264,758,816 to $278,677,748 and an increase in the average yield to 5.9% from 5.1% in 1999 accounted for the change.

     The GAAP combined ratio of insurance operations was 101.8% in 2000 compared to 106.5% in 1999. The loss ratio in 2000 and 1999 was 68.8%. The commercial lines loss ratio decreased from 68.8% in 1999 to 66.9% in 2000. The personal lines loss ratio increased from 69.7% in 1999 to 70.3% in 2000. The expense ratio for 2000 was 32.1% compared to 36.8% in 1999, with the dividend ratio remaining unchanged at 0.9%. The expense ratio in 1999 was adversely affected by a charge to earnings resulting from a restructuring charge of $2,000,000, which increased the expense ratio by 1.4%.

     Income tax expense (benefit) was $2,906,248 compared to $(2,950,556) in 1999. As discussed below, Donegal Group benefited from a federal income tax law change in 1999.


RESULTS OF OPERATIONS - YEAR ENDED DECEMBER 31, 1999
TO YEAR ENDED DECEMBER 31, 1998
-------------------------------

     Total revenues for 1999 were $161,739,336, which were $29,507,020, or 22.3%, greater than 1998. Net premiums earned increased to $145,517,457, an increase of $28,063,263, or 23.9%, over 1998. The acquisition of Southern Heritage accounted for $19,674,071, or 71% of the increase in earned premiums in 1999. Direct premiums written of the combined pool of Atlantic States and the Mutual Company increased $9,516,654 or 6.6%. A 9.4% increase in the direct premiums written of Southern, a 4.9% increase in the direct premiums written of Delaware, a 28.8% increase in the direct premiums written of Pioneer-New York and a 13.9% increase in the direct premiums written of Pioneer-Ohio accounted for the majority of the remaining change. Donegal Group reported net realized investment losses of $38,702 compared to net realized investment losses of $13,562 in 1998. Net realized losses in both years resulted from normal turnover of Donegal Group's investment portfolio. As of December 31, 1999, 99.9% of Donegal Group's bond portfolio was classified as Class 1 (highest quality) by the National Association of Insurance Commissioners' Securities Valuation Office. Investment income increased $1,246,902. An increase in the average invested assets from $235,737,693 to $264,758,816, offset by a decrease in the average yield to 5.1% from 5.2% in 1998, accounted for the change.

     The GAAP combined ratio of insurance operations was 106.5% in 1999, compared to 100.1% in 1998. The loss ratio in 1999 was 68.8% compared to 62.8% in 1998. The increase in the loss ratio in 1999 resulted from a deterioration in operating results in both the commercial and personal lines segments of Donegal Group. The commercial lines loss ratio increased from 54.9% in 1998 to 68.8% in 1999, with results in workers' compensation suffering the largest increase, from 46.9% in 1998 to 68.8%, in 1999. Homeowners results suffered the largest increase in personal lines as the loss ratio increased from 71.3% in 1998 to 76.0% in 1999. This increase was somewhat offset by a decrease in the private passenger automobile loss ratio from 70.9% in 1998 to 69.3% in 1999. The expense ratio for 1999 was 36.8% compared to 35.9% in 1998, with the dividend ratio decreasing from 1.4% in 1998 to 0.9% in 1999. The expense ratio was adversely affected by a charge to earnings resulting from a restructuring charge of $2,000,000 which increased the expense ratio by 1.4%. The dividend ratio decreased due to a higher loss ratio in workers' compensation in 1999 compared to 1998.

     Donegal Group benefited from a federal income tax law change that was enacted during 1999, which allows net operating loss carryforwards of an acquired company to be used to offset future taxable income of other affiliated companies filing as part of a consolidated tax return. Prior law allowed such net operating loss carryforward to be used to offset taxable income of the acquired company only. Due to this law change, the net operating loss carryforward, obtained as part of the acquisition of Southern Heritage, may be used to offset taxable income generated by the other consolidated affiliates. Because of this change, management determined that a valuation allowance for Southern Heritage's net operating loss carryforward is no longer needed, and Donegal Group recognized a tax benefit of $3,004,524 in 1999.

IMPACT OF NEW ACCOUNTING STANDARDS
----------------------------------

     ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     Donegal Group has no derivative instruments or hedging activities as defined in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133," which statements became effective January 1, 2001. On January 1, 2001, Donegal Group transferred investments with an amortized cost of $51,640,154 and fair value of $52,444,675 from the held to maturity classification to the available for sale classification under the provisions of SFAS No. 133 and 138. The unrealized holding gain of $804,521 at January 1, 2001 will be reported in other comprehensive income. The transfer will not impact net income.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     INTEREST RATE RISK
     ------------------

     Donegal Group's exposure to market risk for changes in interest rates is concentrated in its investment portfolio and, to a lesser extent, its debt obligations. Donegal Group monitors this exposure through periodic reviews of asset and liability positions. Estimates of cash flows and the impact of increase rate fluctuations relating to the investment portfolio are modeled regularly.

     Principal cash flows and related weighted-average interest rates by expected maturity dates for financial instruments sensitive to interest rates at December 31, 2001 are as follows:

-------------------------------------------------------------------------
                                 Principal        Weighted-Average
                                    Cash              Interest
                                   Flows                Rate
-------------------------------------------------------------------------
Fixed maturities and
   short-term investments:
-------------------------------------------------------------------------
     2001                       $ 37,924,552            6.51%
-------------------------------------------------------------------------
     2002                         14,886,717            6.09%
-------------------------------------------------------------------------
     2003                         22,175,000            5.91%
-------------------------------------------------------------------------
     2004                         18,625,000            6.10%
-------------------------------------------------------------------------
     2005                         24,061,639            6.38%
-------------------------------------------------------------------------
     Thereafter                  158,397,081            6.18%
-------------------------------------------------------------------------
Total                           $276,069,989
--------------------------------============-----------------------------
Market value                    $278,713,124
--------------------------------============-----------------------------
Debt
-------------------------------------------------------------------------
     2001                       $  8,000,000            8.57%
-------------------------------------------------------------------------
     2002                          8,000,000            8.57%
-------------------------------------------------------------------------
     2003                          8,000,000            8.57%
-------------------------------------------------------------------------
     2004                          8,000,000            8.57%
-------------------------------------------------------------------------
     2005                          8,000,000            8.57%
-------------------------------------------------------------------------
Total                           $ 40,000,000
--------------------------------============-----------------------------
Fair Value                      $ 40,000,000
--------------------------------============-----------------------------

     Actual cash flows may differ from those stated as a result of calls and prepayments.

     EQUITY PRICE RISK

     Donegal Group's portfolio of equity securities, which is carried on the balance sheet at market value, has exposure to price risk. Price risk is defined as the potential loss in market value resulting from an adverse change in prices. Portfolio characteristics are analyzed regularly and market risk is actively managed through a variety of techniques. The portfolio is diversified across industries, and concentrations in any one company or industry are limited by parameters established by management.

     The combined total of realized and unrealized equity investment gains and (losses) were $(650,229), $(394,931) and $(299,908) in 2000, 1999 and 1998,
respectively. During these three years the largest total equity investment gain and (loss) in a quarter was $897,972 and $(1,395,103), respectively.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

     Donegal Group generates sufficient funds from its operations and maintains a high degree of liquidity in its investment portfolio. The primary source of funds to meet the demands of claim settlements and operating expenses are premium collections, investment earnings and maturing investments. Donegal Group had no significant commitments for capital expenditures as of September 30, 2001.

     In investing funds made available from operations, Donegal Group maintains securities maturities consistent with its projected cash needs for the payment of claims and expenses. Donegal Group maintains a portion of its investment portfolio in relatively short-term and highly liquid assets to ensure the availability of funds.

     As of September 30, 2001, pursuant to a credit agreement dated December 29, 1995 with Fleet National Bank of Connecticut, known as the Bank, Donegal Group had unsecured borrowings of $28,200,000. Per the terms of the credit agreement, Donegal Group may borrow up to $32,000,000 at interest rates equal to the Bank's then current prime rate or the then current London interbank Eurodollar bank rate plus 1.70%. At September 30, 2001, the interest rates on the outstanding balances were 5.28% on an outstanding eurodollar balance of $13,200,000 and 5.01% on an outstanding eurodollar rate balance of $15,000,000. In addition, Donegal Group pays a non-use fee at a rate of 3/10 of 1% per annum on the average daily unused portion of the Bank's commitment. On each July 27, the credit line is reduced by $8,000,000. Any outstanding loan in excess of the remaining credit line, after such reduction, will then be payable.

     Donegal Group's principal source of cash with which to pay stockholder dividends is dividends from Atlantic States, Southern, Pioneer-Ohio, Pioneer-New York, Southern Heritage and Delaware, which are required by law to maintain certain minimum surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Atlantic States, Southern, Pioneer-Ohio, Pioneer-New York, Southern Heritage and Delaware are subject to Risk Based Capital or RBC requirements. At December 31, 2000, each of the six Insurance Subsidiaries' capital was substantially above the RBC requirements. At December 31, 2000, amounts available for distribution as dividends to Donegal Group without prior approval of the insurance regulatory authorities were $5,414,419 from Atlantic States, $908,259 from Southern, $581,132 from Pioneer-Ohio, $323,992 from Delaware, $973,796 from Southern Heritage and none from Pioneer-New York.

     In June 2000, Delaware made a $3,800,000 dividend distribution to Donegal Group, which was approved by the Delaware Insurance Department.

CREDIT RISK
-----------

     Donegal Group provides property and liability coverages through its subsidiaries' independent agency systems located throughout its operating area. The majority of this business is billed directly to the insured, although a portion of Donegal Group's commercial business is billed through its agents who are extended credit in the normal course of business.

     The Insurance Subsidiaries have reinsurance agreements in place with the Mutual Company and with a number of other major authorized reinsurers.

IMPACT OF INFLATION
-------------------

     Property and casualty insurance premiums are established before the amount of losses and loss settlement expenses, or the extent to which inflation may impact such expenses, are known. Consequently, Donegal Group attempts, in establishing rates, to anticipate the potential impact of inflation.


LIABILITIES FOR LOSSES AND LOSS EXPENSES
----------------------------------------

     Liabilities for losses and loss expenses are estimates at a given point in time of what the insurer expects to pay to claimants, based on facts and circumstances then known, and it can be expected that the ultimate liability will exceed or be less than such estimates. Liabilities are based on estimates of future trends and claims severity, judicial theories of liability and other factors. However, during the loss adjustment period, additional facts regarding individual claims may become known, and consequently it often becomes necessary to refine and adjust the estimates of liability. Any adjustments are reflected in operating results in the year in which the changes are made.

     Donegal Group maintains liabilities for the eventual payment of losses and loss expenses with respect to both reported and unreported claims. Liabilities for loss expenses are intended to cover the ultimate costs of settling all losses, including investigation and litigation costs from such losses. The amount of liability for reported losses is primarily based upon a case-by-case evaluation of the type of risk involved and knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. The amount of liability for unreported claims and loss expenses is determined on the basis of historical information by line of insurance. Inflation is implicitly provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results. Liabilities are closely monitored and are recomputed periodically by Donegal Group and the Mutual Company using new information on reported claims and a variety of statistical techniques. Liabilities for losses are not discounted.

     The establishment of appropriate liabilities is an inherently uncertain process, and there can be no assurance that the ultimate liability will not exceed Donegal Group's loss and loss expense reserves and have an adverse effect on Donegal Group's results of operations and financial condition. As is the case for virtually all property and casualty insurance companies, Donegal Group has found it necessary in the past to revise estimated future liabilities for losses and loss expenses, and further adjustments could be required in the future. However, on the basis of Donegal Group's internal procedures, which analyze, among other things, Donegal Group's experience with similar cases and historical trends, such as reserving patterns, loss payments, pending levels of unpaid claims and product mix, as well as court decisions, economic conditions and public attitudes, management of Donegal Group believes that adequate provision has been made for its liability for losses and loss expenses.

     Differences between liabilities reported in Donegal Group's financial statements prepared on a GAAP basis and financial statements prepared on a statutory accounting basis result from reducing statutory liabilities for anticipated salvage and subrogation recoveries. These differences amounted to $8,042,860, $7,736,942 and $7,963,559 at December 31, 2000, 1999 and 1998,
respectively.

     The following tables set forth a reconciliation of the beginning and ending net liability for unpaid losses and loss expenses for the periods indicated on a GAAP basis for Donegal Group.


                                                                                         Year Ended December 31,
                                                                            ---------------------------------------------
                                                                              2000              1999                1998
                                                                              ----              ----                ----
                                                                                           (in thousands)

Net liability for unpaid losses and loss expenses
   at beginning of year..........................................           $ 99,234          $96,014             $80,256
Net liabilities of acquired company..............................                  -                -              14,967
                                                                            --------          -------             -------
Net beginning balance as adjusted................................             99,234           96,014              95,223
Provision for net losses and loss expenses for
   claims incurred in the current year...........................            103,671          100,573              76,629
Increase (Decrease) in provision for estimated net
   losses and loss expenses for claims incurred in
   prior years...................................................                712             (492)             (2,822)
                                                                            --------          -------             -------

Total incurred...................................................            104,383          100,081              73,807
Net losses and loss payments for claims
   incurred during:
The current year.................................................             61,848           59,434              45,032
Prior years......................................................             39,060           37,427              27,983
                                                                            --------          -------             -------

Total paid.......................................................            100,908           96,861              73,015

Net liability for unpaid losses and loss expenses
   at end of year................................................           $102,709          $99,234             $96,015
                                                                            ========          =======             =======


     The following table sets forth the development of the liability for net unpaid losses and loss expenses for Donegal Group on a GAAP basis from 1990 to 2000, with supplemental loss data for 2000 and 1999.

     "Net liability at end of year for unpaid losses and loss expenses" sets forth the estimated liability for net unpaid losses and loss expenses recorded at the balance sheet date for each of the indicated years. This liability represents the estimated amount of net losses and loss expenses for claims arising in the current and all prior years that are unpaid at the balance sheet date including losses incurred but not reported.

     The "Net Liability reestimated as of" portion of the table shows the reestimated amount of the previously recorded liability based on experience for each succeeding year. The estimate is increased or decreased as payments are made and more information becomes known about the severity of the remaining unpaid claims. For example, the 1991 liability has developed an excess after nine years, in that reestimated net losses and loss expenses are expected to be $4,700,000 less than the estimated liability initially established in 1991 of $36,200,000.

     The "Cumulative (excess) deficiency" shows the cumulative (excess) deficiency at December 31, 2000 of the liability estimate shown on the top line of the corresponding column. An excess in liability means that the liability established in prior years exceeded actual net losses and loss expenses or were reevaluated at less than the original amount. A deficiency in liability means that the liability established in prior years was less than actual net losses and loss expenses or were reevaluated at more than the original amount.

      The "Cumulative amount of liability paid through" portion of the table shows the cumulative net losses and loss expense payments made in succeeding years for net losses incurred prior to the balance sheet date. For example, the 1991 column indicates that as of December 31, 2000 payments equal to $31,600,000 of the currently reestimated ultimate liability for net losses and loss expenses of $31,500,000 had been made.




                                                                      Year Ended December 31
                                     -------------------------------------------------------------------------------
                                        1990       1991       1992       1993        1994        1995        1996
                                        ----       ----       ----       ----        ----        ----        ----
                                                                    (in thousands)
Net liability at end of
 year for unpaid losses
 and loss expenses.............       $31,898     $36,194    $44,339     $52,790    $63,317     $75,411     $78,889
Net liability
 reestimated as of:............
  One year later...............        32,923      37,514     45,408      50,583     60,227      72,380      77,400
  Two years later..............        33,550      37,765     42,752      48,132     56,656      70,451      73,438
  Three years later............        32,803      35,446     40,693      44,956     54,571      66,936      71,816
  Four years later.............        31,004      33,931     38,375      42,157     51,825      64,356      69,378
  Five years later.............        30,041      32,907     37,096      41,050     50,493      63,095
  Six years later..............        29,595      32,234     36,682      40,572     49,593
  Seven years later............        29,417      31,976     36,730      39,991
  Eight years later............        29,175      31,685     36,437
  Nine years later.............        29,058      31,543
  Ten years later..............        29,000
Cumulative (excess) deficiency.       $(2,898)    $(4,651)   $(7,902)   $(12,799)  $(13,724)   $(12,316)    $(9,511)
                                      ========    ========   ========   =========  =========   =========    ========

Cumulative amount of
 liability paid through:
  One year later...............       $13,003     $13,519    $16,579     $16,126    $19,401     $24,485     $27,229
  Two years later..............        19,795      20,942     24,546      25,393     30,354      37,981      41,532
  Three years later............        24,178      25,308     29,385      32,079     38,684      47,027      53,555
  Four years later.............        26,413      27,826     32,925      36,726     43,655      53,276      59,995
  Five years later.............        27,439      29,605     34,757      39,122     46,331      56,869
  Six years later..............        28,157      30,719     35,739      40,440     47,802
  Seven years later............        28,627      31,173     36,518      40,903
  Eight years later............        28,841      31,412     36,809
  Nine years later.............        28,948      31,585
  Ten years later..............        29,046


                                        1997        1998        1999        2000
                                        ----        ----        ----        ----
Net liability at end of
 year for unpaid losses
 and loss expenses.............       $80,256     $96,015    $99,234    $102,709
Net liability
 reestimated as of:............
  One year later...............        77,459      95,556    100,076
  Two years later..............        76,613      95,315
  Three years later............        74,851
  Four years later.............
  Five years later.............
  Six years later..............
  Seven years later............
  Eight years later............
  Nine years later.............
  Ten years later..............
Cumulative (excess) deficiency.       $(5,405)      $(700)      $842
                                      ========      ======      ====




Cumulative amount of
 liability paid through:
  One year later...............       $27,803     $37,236    $38,973
  Two years later..............        46,954      57,347
  Three years later............        58,883
  Four years later.............
  Five years later.............
  Six years later..............
  Seven years later............
  Eight years later............
  Nine years later.............
  Ten years later..............


                                                                                    Year Ended December 31
                                                                       -------------------------------------------------
                                                                         1993        1994        1995        1996
                                                                         ----        ----        ----        ----
                                                                                            (in thousands)
Gross liability at end of year................................           $70,093    $88,484    $108,157    $113,346
Reinsurance recoverable.......................................            17,303     25,167      32,746      34,457
Net liability at end of year..................................            52,790     63,317      75,411      78,889
Gross reestimated liability - latest..........................            55,642     72,804      91,723     105,654
Reestimated recoverable - latest..............................            15,651     23,211      28,628      36,276
Net reestimated liability - latest............................            39,991     49,593      63,095      69,378
Gross cumulative deficiency (excess)..........................           (14,451)   (15,680)    (16,434)     (7,692)


                                                                         1997        1998        1999        2000
                                                                         ----        ----        ----        ----
Gross liability at end of year................................       $115,801      $136,727    $144,180    $156,476
Reinsurance recoverable.......................................         35,545        40,712      44,946      53,767
Net liability at end of year..................................         80,256        96,015      99,234     102,709
Gross reestimated liability - latest..........................        112,624       133,456     150,177
Reestimated recoverable - latest..............................         37,773        38,141      50,101
Net reestimated liability - latest............................         74,851        95,315     100,076
Gross cumulative deficiency (excess)..........................         (3,177)       (3,271)      5,997



                       DONEGAL GROUP INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors' Report................................................F-2
Consolidated Balance Sheets as of December 31, 1999 and 2000................F-3
Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 1998, 1999 and 2000.....................................F-4
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1998, 1999 and 2000.....................................F-5
Consolidated Statements of Cash Flows for the years ended
 December 31, 1998, 1999 and 2000...........................................F-6
Notes to Consolidated Financial Statements..................................F-7
Unaudited Consolidated Balance Sheets as of September 30, 2001..............F-19
Unaudited Consolidated Statements of Income and Comprehensive Income for
 the nine months ended September 30, 2001 and 2000..........................F-20
Unaudited Consolidated Statements of Income and Comprehensive Income for
 the three months ended September 30, 2001 and 2000.........................F-21
Unaudited Consolidated Statement of Stockholders' Equity for
 the nine months ended September 30, 2001...................................F-22
Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2001 and 2000...................................F-23
Summary Notes to Consolidated Financial Statements..........................F-24
Unaudited Consolidated Balance Sheets as of June 30, 2001...................F-30
Unaudited Consolidated Statements of Income and Comprehensive Income for
 the six months ended June 30, 2001 and 2000................................F-31
Unaudited Consolidated Statements of Income and Comprehensive Income for
 the three months ended June 30, 2001 and 2000..............................F-32
Unaudited Consolidated Statement of Stockholders' Equity for
 the six months ended June 30, 2001.........................................F-33
Unaudited Consolidated Statements of Cash Flows for the six
 months ended June 30, 2001 and 2000........................................F-34
Summary Notes to Consolidated Financial Statements..........................F-35
Unaudited Consolidated Balance Sheets as of March 31, 2001..................F-41
Unaudited Consolidated Statements of Income and Comprehensive Income for
 the three months ended March 31, 2001 and 2000.............................F-42
Unaudited Consolidated Statement of Stockholders' Equity for
 the three months ended March 31, 2001......................................F-43
Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 2001 and 2000.......................................F-44
Summary Notes to Consolidated Financial Statements..........................F-45

INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Donegal Group Inc.

We have audited the accompanying consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedules. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donegal Group Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

KPMG LLP
Philadelphia, Pennsylvania
February 23, 2001

Donegal Group Inc.

CONSOLIDATED BALANCE SHEETS

December 31,                                                                                      2000            1999
-----------------------------------------------------------------------------------------------------------------------------
ASSETS

Investments
   Fixed maturities
      Held to maturity, at amortized cost (fair value $144,662,436 and $137,361,494)          $143,181,718     $139,638,608
      Available for sale, at fair value (amortized cost $114,524,472 and $105,955,784)         114,611,183      102,500,048
   Equity securities, available for sale, at fair value (cost $12,500,558 and $9,067,428)       12,112,236        9,283,036
   Short-term investments, at cost, which approximates fair value                               19,439,505       16,589,162
-----------------------------------------------------------------------------------------------------------------------------
      Total investments                                                                        289,344,642      268,010,854
Cash                                                                                             5,182,988        4,500,570
Accrued investment income                                                                        4,002,464        3,547,405
Premiums receivable                                                                             21,758,502       18,461,687
Reinsurance receivable                                                                          54,543,884       45,573,554
Deferred policy acquisition costs                                                               12,284,214       11,445,572
Federal income taxes receivable                                                                    259,962          634,582
Deferred tax asset, net                                                                          7,690,886        9,221,874
Prepaid reinsurance premiums                                                                    24,712,384       21,556,152
Property and equipment, net                                                                      5,236,483        5,860,252
Accounts receivable--securities                                                                    234,817               --
Other                                                                                              757,554          876,302
-----------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                            $426,008,780     $389,688,804
=============================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Losses and loss expenses                                                                   $156,476,124     $144,180,006
   Unearned premiums                                                                            99,940,381       88,307,928
   Accrued expenses                                                                              5,877,475        6,096,157
   Drafts payable                                                                                   48,640          597,775
   Reinsurance balances payable                                                                  1,634,975        1,372,289
   Cash dividend declared to stockholders                                                          797,282          760,673
   Borrowings under line of credit                                                              40,000,000       37,000,000
   Accounts payable--securities                                                                    959,652        2,600,000
   Due to affiliate                                                                              4,528,996        4,178,357
   Other                                                                                         1,615,664          803,285
-----------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                        311,879,189      285,896,470
-----------------------------------------------------------------------------------------------------------------------------

Stockholders' Equity
   Preferred stock, $1.00 par value, authorized 2,000,000 shares; none issued
   Common stock, Class A, authorized 15,000,000 shares; none issued
   Common stock, $1.00 par value, authorized 20,000,000 shares, issued 8,980,977 and 8,574,210 shares and outstanding
      8,858,689 and 8,451,922 shares                                                             8,980,977        8,574,210
   Additional paid-in capital                                                                   46,969,840       44,595,437
   Accumulated other comprehensive loss                                                           (199,063)      (2,106,568)
   Retained earnings                                                                            59,269,593       53,621,011
   Treasury stock, at cost                                                                        (891,756)        (891,756)
-----------------------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                               114,129,591      103,792,334
-----------------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                              $426,008,780     $389,688,804
=============================================================================================================================


See accompanying notes to consolidated financial statements.

Donegal Group Inc.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME


Year Ended December 31,                                                   2000           1999           1998
-------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME


Revenues
   Net premiums earned (includes affiliated reinsurance of
      $61,986,528, $58,280,333 and $59,716,528)                       $151,646,199   $145,517,457   $117,454,194
   Investment income, net of investment expenses                        16,394,747     13,590,695     12,343,793
   Installment payment fees                                              1,532,792      1,456,918        909,900
   Lease income                                                            836,997        819,474        753,408
   Service fees                                                                 --        393,494        784,583
   Net realized investment gains (losses)                                  170,852        (38,702)       (13,562)
-------------------------------------------------------------------------------------------------------------------
      Total revenues                                                   170,581,587    161,739,336    132,232,316
-------------------------------------------------------------------------------------------------------------------

Expenses
  Net losses and loss expenses (includes affiliated reinsurance of
      $36,767,436, $38,549,795 and $37,078,260)                        104,383,176    100,080,616     73,806,408
   Amortization of deferred policy acquisition costs                    25,319,000     24,931,000     19,743,000
   Other underwriting expenses                                          23,355,781     28,648,951     22,445,323
   Policy dividends                                                      1,330,330      1,341,294      1,635,300
   Interest                                                              3,285,036      1,535,249      1,292,992
   Other                                                                 1,165,236      1,357,585      1,611,627
-------------------------------------------------------------------------------------------------------------------
      Total expenses                                                   158,838,559    157,894,695    120,534,650
-------------------------------------------------------------------------------------------------------------------
Income before income tax expense (benefit)                              11,743,028      3,844,641     11,697,666
Income tax expense (benefit)                                             2,906,248     (2,950,556)     2,674,929
-------------------------------------------------------------------------------------------------------------------
Net income                                                            $  8,836,780   $  6,795,197   $  9,022,737
===================================================================================================================
Net income per common share
   Basic                                                              $       1.01   $        .82   $       1.11
===================================================================================================================
   Diluted                                                            $       1.01   $        .82   $       1.09
===================================================================================================================


STATEMENTS OF COMPREHENSIVE INCOME

Net income                                                            $  8,836,780   $  6,795,197   $  9,022,737
-------------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss), net of tax
   Unrealized gains (losses) on securities:
      Unrealized holding gain (loss) arising during the period,
         net of income tax expense (benefit) of
         $1,057,179, $(1,804,294) and $154,815                           2,020,267     (3,459,669)       300,523

      Reclassification adjustment for (gains) losses included
         in net income, net of income tax expense (benefit) of
         $58,090, $(13,159) and $(4,611)                                  (112,762)        25,543          8,951
-------------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss)                                        1,907,505     (3,434,126)       309,474
-------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                  $ 10,744,285   $  3,361,071   $  9,332,211
===================================================================================================================


See accompanying notes to consolidated financial statements.

Donegal Group Inc.


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                               Accumulated
                                                       Common Stock              Additional        Other
                                                 -----------------------          Paid-in      Comprehensive      Retained
                                                 Shares           Amount          Capital      Income (Loss)      Earnings
------------------------------------------------------------------------------------------------------------------------------
Balance,
   January 1, 1998                             6,122,431       $6,122,431      $39,990,806      $ 1,018,084      $43,529,088
------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock                         141,542          141,542        2,339,205
Capital contribution to Pioneer-New York                                                                           2,101,821
Net income                                                                                                         9,022,737
Other comprehensive income                                                                          309,474
Cash dividends
   $.3375 per share                                                                                               (2,768,254)
Stock dividend                                 2,061,248        2,061,248                                         (2,061,248)
------------------------------------------------------------------------------------------------------------------------------
Balance,
   December 31, 1998                           8,325,221       $8,325,221      $42,330,011      $ 1,327,558      $49,824,144
------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock                         248,989          248,989        2,265,426
Net income                                                                                                         6,795,197
Other comprehensive loss                                                                         (3,434,126)
Cash dividends
   $.36 per share                                                                                                 (2,998,330)
------------------------------------------------------------------------------------------------------------------------------
Balance,
   December 31, 1999                           8,574,210       $8,574,210      $44,595,437      $(2,106,568)     $53,621,011
------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock                         406,767          406,767        2,349,773
Net income                                                                                                         8,836,780
Other comprehensive income                                                                        1,907,505
Grant of stock options                                                              24,630                           (24,630)
Cash dividends
   $.36 per share                                                                                                 (3,163,568)
------------------------------------------------------------------------------------------------------------------------------
Balance,
   December 31, 2000                           8,980,977       $8,980,977      $46,969,840    $    (199,063)   $  59,269,593
==============================================================================================================================





                                                                Total
                                               Treasury     Stockholders'
                                                 Stock          Equity
--------------------------------------------------------------------------
Balance,
   January 1, 1998                             $(891,756)   $ 89,768,653
--------------------------------------------------------------------------
Issuance of common stock                                       2,480,747
Capital contribution to Pioneer-New York                       2,101,821
Net income                                                     9,022,737
Other comprehensive income                                       309,474
Cash dividends
   $.3375 per share                                           (2,768,254)
Stock dividend                                                        --
--------------------------------------------------------------------------
Balance,
   December 31, 1998                           $(891,756)   $100,915,178
--------------------------------------------------------------------------
Issuance of common stock                                       2,514,415
Net income                                                     6,795,197
Other comprehensive loss                                      (3,434,126)
Cash dividends
   $.36 per share                                             (2,998,330)
--------------------------------------------------------------------------
Balance,
   December 31, 1999                           $(891,756)   $103,792,334
--------------------------------------------------------------------------
Issuance of common stock                                       2,756,540
Net income                                                     8,836,780
Other comprehensive income                                     1,907,505
Grant of stock options                                                --
Cash dividends
   $.36 per share                                             (3,163,568)
--------------------------------------------------------------------------
Balance,
   December 31, 2000                           $(891,756)   $114,129,591
==========================================================================



See accompanying notes to consolidated financial statements.

Donegal Group Inc.


CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31,                                             2000            1999            1998
-------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net income                                                  $  8,836,780    $  6,795,197    $  9,022,737
-------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income to net cash
         provided by operating activities:
      Depreciation and amortization                                 982,926       1,078,594         596,726
      Realized investment (gains) losses                           (170,852)         38,702          13,562
   Changes in Assets and Liabilities, net of acquisition:
      Losses and loss expenses                                   12,296,118       7,452,899       4,754,595
      Unearned premiums                                           7,788,243       2,395,965       5,686,640
      Accrued expenses                                             (165,997)      1,166,287        (575,857)
      Premiums receivable                                        (3,296,815)      1,477,671      (1,235,219)
      Deferred policy acquisition costs                            (316,463)         64,545        (411,491)
      Deferred income taxes                                         499,976      (3,783,354)        192,511
      Reinsurance receivable                                     (8,970,330)     (3,809,600)     (4,577,874)
      Accrued investment income                                    (455,059)       (311,975)       (187,955)
      Amounts due to/from affiliate                                 350,639      (1,133,037)     (4,180,378)
      Reinsurance balances payable                                  262,686        (499,423)       (207,847)
      Prepaid reinsurance premiums                               (3,156,232)     (4,041,033)     (3,000,904)
      Current income taxes                                          374,620        (388,577)       (189,551)
      Change in pooling participation                             3,322,031              --              --
      Other, net                                                    268,316         508,807         169,245
-------------------------------------------------------------------------------------------------------------
        Net adjustments                                           9,613,807         216,471      (3,153,797)
-------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                   18,450,587       7,011,668       5,868,940
-------------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities:
      Purchase of fixed maturities
         Held to maturity                                       (17,340,175)    (23,782,305)    (26,699,301)
         Available for sale                                     (30,355,507)    (32,890,963)    (45,448,018)
      Purchase of equity securities                             (28,286,533)    (14,258,861)    (15,824,465)
      Sale of fixed maturities
         Available for sale                                       8,719,165         503,895       2,207,500
      Maturity of fixed maturities
         Held to maturity                                        13,490,715      15,563,638      26,935,155
         Available for sale                                      11,928,622      19,049,880      16,606,644
      Sale of equity securities                                  24,572,288      11,767,268      16,155,130
      Capital contribution to Pioneer-New York                           --              --       2,101,821
      Sale of Atlantic Insurance Services, net                           --         (48,810)            --
      Acquisition of Southern Heritage                                   --              --     (18,028,072)
      Purchase of property and equipment                           (275,982)       (461,669)       (729,959)
      Net sales (purchases) of short-term investments            (2,850,343)     14,619,107      14,690,277
-------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                  (20,397,750)     (9,938,820)    (28,033,288)
-------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities:
      Issuance of common stock                                    2,756,540       2,514,415       2,480,747
      Borrowings (payments) under line of credit, net             3,000,000        (500,000)     27,000,000
      Cash dividends paid                                        (3,126,959)     (2,946,170)     (2,663,795)
-------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) financing activities      2,629,581        (931,755)     26,816,952
-------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash                                     682,418      (3,858,907)      4,652,604
Cash at beginning of year                                         4,500,570       8,359,477       3,706,873
-------------------------------------------------------------------------------------------------------------
Cash at end of year                                            $  5,182,988    $  4,500,570    $  8,359,477
=============================================================================================================


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

Donegal Group Inc. (the "Company") was organized as a regional insurance holding company by Donegal Mutual Insurance Company (the "Mutual Company") and operates in the Mid-Atlantic and Southern states through its wholly owned stock insurance companies, Atlantic States Insurance Company ("Atlantic States"), Southern Insurance Company of Virginia ("Southern"), Southern Heritage Insurance Company ("Southern Heritage"), Delaware Atlantic Insurance Company ("Delaware"), Pioneer Insurance Company of New York ("Pioneer-New York") and Pioneer Insurance Company of Ohio ("Pioneer-Ohio") (collectively "Insurance Subsidiaries"). The Company has three operating segments: the investment function, the personal lines of insurance and the commercial lines of insurance. Products offered in the personal lines of insurance consist primarily of homeowners and private passenger automobile policies. Products offered in the commercial lines of insurance consist primarily of commercial automobile, commercial multiple peril and workers' compensation policies. The Insurance Subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examination by those departments. The Insurance Subsidiaries are also subject to competition from other insurance carriers in their operating areas. Atlantic States participates in an intercompany pooling arrangement with the Mutual Company and assumes 70% of the pooled business (65% prior to July 1, 2000). Southern cedes 50% of its business to the Mutual Company and prior to January 1, 2000, Delaware ceded 70% of its workers' compensation business to the Mutual Company. At December 31, 2000, the Mutual Company held 62% of the outstanding common stock of the Company.

     In addition to the Company's Insurance Subsidiaries, it also owned all of the outstanding stock of Atlantic Insurance Services, Inc. ("AIS"), an insurance services organization. The Company sold all of the stock of AIS on October 1, 1999.

     During 2000, the Company acquired 45% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"), a bank holding company, for $3,042,000 in cash. The remaining 55% of the outstanding stock of DFSC is owned by the Mutual Company.

     On January 3, 2001, the Company announced that it had purchased all of the outstanding shares of Pioneer Insurance Company of New York ("Pioneer-New York") from the Mutual Company effective January 1, 2001. The purchase price was $4,441,311, representing Pioneer-New York's adjusted statutory equity at December 31, 2000. The acquisition has been accounted for as a reorganization of entities under common control, similar to a pooling of interests, as both Pioneer-New York and the Company are under the common management and control of the Mutual Company. As such, the Company's financial statements have been restated to include Pioneer-New York as a consolidated subsidiary.


BASIS OF CONSOLIDATION

The consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, include the accounts of Donegal Group Inc. and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The term "Company" as used herein refers to the consolidated entity.


USE OF ESTIMATES

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the liabilities for losses and loss expenses. While management uses available information to provide for such liabilities, future changes to these liabilities may be necessary based on changes in trends in claim frequency and severity.


INVESTMENTS

The Company classifies its debt and equity securities into the following categories:

     Held to Maturity--Debt securities that the Company has the positive intent and ability to hold to maturity; reported at amortized cost.

     Available for Sale--Debt and equity securities not classified as held to maturity; reported at fair value, with unrealized gains and losses excluded from income and reported as a separate component of stockholders' equity (net of tax effects).

     Short-term investments are carried at amortized cost, which approximates fair value.

     If there is a decline in fair value below amortized cost which is other than temporary, the cost basis for such investments in the held to maturity and available for sale categories is reduced to fair value. Such decline in cost basis is recognized as a realized loss and charged to income.

     Premiums and discounts on debt securities are amortized over the life of the security as an adjustment to yield using the effective interest method. Realized investment gains and losses are computed using the specific identification method.

     Premiums and discounts for mortgage-backed debt securities are amortized using anticipated prepayments.

FAIR VALUES OF FINANCIAL INSTRUMENTS

The Company has used the following methods and assumptions in estimating its fair value disclosures:

     Investments--Fair values for fixed maturity securities are based on quoted market prices, when available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or values obtained from independent pricing services through a bank trustee. The fair values for equity securities are based on quoted market prices.

     Cash and Short-Term Investments--The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

     Premium and Reinsurance Receivables and Payables--The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

     Borrowings Under Line of Credit--The carrying amounts reported in the balance sheet for the line of credit approximate fair value due to the variable rate nature of the line of credit.


REVENUE RECOGNITION

Insurance premiums are recognized as income over the terms of the policies. Unearned premiums are calculated on a daily pro-rata basis.


POLICY ACQUISITION COSTS

Policy acquisition costs, consisting primarily of commissions, premium taxes and certain other variable underwriting costs, are deferred and amortized over the period in which the premiums are earned. Anticipated losses and loss expenses, expenses for maintenance of policies in force and anticipated investment income are considered in the determination of the recoverability of deferred acquisition costs.


PROPERTY AND EQUIPMENT

Property and equipment are reported at depreciated cost that is computed using the straight-line method based upon estimated useful lives of the assets.


LOSSES AND LOSS EXPENSES

The liability for losses and loss expenses includes amounts determined on the basis of estimates for losses reported prior to the close of the accounting period and other estimates, including those for incurred but not reported losses and salvage and subrogation recoveries.

     These liabilities are continuously reviewed and updated by management, and management believes that such liabilities are adequate to cover the ultimate net cost of claims and expenses. When management determines that changes in estimates are required, such changes are included in current earnings.

     The Company has no material exposures to environmental liabilities.


INCOME TAXES

The Company and its subsidiaries currently file a consolidated federal income tax return.

     The Company accounts for income taxes using the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.


CREDIT RISK

The Company provides property and liability coverages through its Insurance Subsidiaries' independent agency systems located throughout its operating area. The majority of this business is billed directly to the insured, although a portion of the Company's commercial business is billed through its agents, who are extended credit in the normal course of business.

     The Company's Insurance Subsidiaries have reinsurance agreements in place with the Mutual Company and with a number of other authorized reinsurers with at least an A.M. Best rating of A- or an equivalent financial condition



REINSURANCE ACCOUNTING AND REPORTING

The Company relies upon reinsurance agreements to limit its maximum net loss from large single risks or risks in concentrated areas, and to increase its capacity to write insurance. Reinsurance does not relieve the primary insurer from liability to its policyholders. To the extent that a reinsurer may be unable to pay losses for which it is liable under the terms of a reinsurance agreement, the Company is exposed to the risk of continued liability for such losses. However, in an effort to reduce the risk of non-payment, the Company requires all of its reinsurers to have an A.M. Best rating of A- or better or, with respect to foreign reinsurers, to have a financial condition which, in the opinion of management, is equivalent to a company with at least an A- rating.


STOCK-BASED COMPENSATION

Effective July 1, 2000, the Company adopted Financial Accounting Standards Board Interpretation No. 44 (FIN No. 44), "Accounting for Certain Transactions involving Stock Compensation," and Emerging Issues Task Force Issue No. 00-23 (EITF 00-23), "Issues Related to the Accounting for Stock Compensation under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and FIN No. 44, Accounting for Certain Transactions involving Stock Compensation." FIN No. 44 states that APB Opinion No. 25 does not apply in the separate financial statements of a subsidiary to the accounting for stock compensation granted by the subsidiary to employees of the parent or another subsidiary. EITF 00-23 states that when employees of a controlling entity are granted stock compensation, the entity granting the stock compensation should measure the fair value of the award at the grant date and recognize that fair value as a dividend to the controlling entity. These provisions apply to the Company, as the Mutual Company is the employer of record for all employees that provide services to the Company.

     Prior to July 1, 2000, the Company's stock-based compensation plans were accounted for under the provisions of APB Opinion No. 25 and related interpretations. As such, compensation expense was recorded on the date of stock option grant only if the current market price of the underlying stock exceeded the exercise price. Additionally, the Company provides the pro-forma net income and earnings per share disclosures required by Statement of Financial Accounting Standards (SFAS No. 123), "Accounting for Stock-Based Compensation," for grants prior to the adoption of FIN No. 44.


EARNINGS PER SHARE

Basic earnings per share are calculated by dividing net income by the weighted-average number of common shares outstanding for the period, while diluted earnings per share reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.


RECLASSIFICATIONS

Certain amounts in these financial statements have been reclassified from those previously presented. Gross and ceded premiums earned and losses and loss adjustment expenses are no longer presented in the statements of income. Reinsurance receivable, prepaid reinsurance premiums, unearned premiums, and the liabilities for losses and loss expenses have been reduced in the consolidated balance sheet as they no longer include the amounts under the agreements discussed in the last paragraph of note 3a. The amounts in note 7 as well as the consolidated statements of cash flows have been revised to conform to the changes in the consolidated balance sheets. Note 3a has been expanded to include the purpose of the various agreements and to separately disclose amounts under the various arrangements versus the aggregate disclosure previously provided. These reclassifications had no effect on total revenues, total expenses, net income, net income per share, cash flows provided by operating activities, or stockholders' equity.


2--ACQUISITIONS OF BUSINESSES

In November 1998, the Company acquired all of the outstanding stock of Southern Heritage for a cash price of $18,824,950. Southern Heritage primarily writes personal automobile and homeowners policies in the Southeastern region of the country. This transaction was accounted for as a "purchase." The Company's financial statements include Southern Heritage as a consolidated subsidiary from November 1, 1998.

     Assets in the amount of $56,568,710 were acquired, and liabilities in the amount of $38,330,912 were assumed in the purchase transaction. The purchase price exceeded the fair value of net assets acquired by $587,152, which was recognized as goodwill and is being amortized over five years.

     On January 3, 2001, the Company announced that it had purchased all of the outstanding shares of Pioneer-New York from the Mutual Company effective January 1, 2001. The purchase price was $4,441,311, representing Pioneer-New York's adjusted statutory equity at December 31, 2000. The acquisition has been accounted for as a reorganization of entities under common control, similar to a pooling of interests, as both Pioneer-New York and the Company are under the common management and control of the Mutual Company. As such, the Company's financial statements have been restated to include Pioneer-New York as a consolidated subsidiary.


3--TRANSACTIONS WITH AFFILIATES

The Company conducts business and has various agreements with the Mutual Company which are described below:

a. REINSURANCE POOLING AND OTHER REINSURANCE ARRANGEMENTS

Atlantic States cedes to the Mutual Company all of its insurance business and assumes from the Mutual Company 70% (65% prior to July 1, 2000) of the Mutual Company's total pooled insurance business, including that assumed from Atlantic States and substantially all of the business assumed by the Mutual Company from Southern and Delaware (prior to January 1, 2000). The Mutual Company and Atlantic States write business with different risk profiles. Through the pooling arrangement, each is able to share proportionately in the results of all policies written by the other. Atlantic States ceded premiums earned of $30,414,395, $23,745,989 and $17, 990, 629 and ceded losses and loss expenses incurred of $22,966,106, $15,625,894 and $11,146,777 under this arrangement during 2000, 1999 and 1998, respectively. It also assumed premiums earned of $108,338,157, $98,521,860 and $92,092,071 and assumed losses and loss expenses incurred of $74,872,049, $67,715,642 and $58,931,407 under this arrangement during 2000, 1999 and 1998, respectively. Atlantic States had ceded unearned premiums of $16,251,612, $12,978,863 and $9,570,642 and ceded liability for losses and loss expenses of $31,068,101, $24,025,502 and $22,009,642 under this arrangement as of December 31, 2000, 1999 and 1998, respectively. It also had assumed unearned premiums of $54,578,621, $46,283,485 and $42,128,657 and assumed liability for losses and loss expenses of $84,805,937, $80,258,589 and $76,497,857 under this arrangement at December 31, 2000, 1999 and 1998, respectively.

     The Mutual Company and Southern have a quota share agreement whereby Southern cedes 50% of its direct business, less reinsurance, to the Mutual Company. The business assumed by the Mutual Company from Southern becomes part of the pooling arrangement between the Mutual Company and Atlantic States. Southern ceded premiums earned of $14,413,261, $13,517,603 and $11,840,751 and ceded losses and loss expenses incurred of $9,885,436, $9,986,718 and $8,667,526 under this agreement during 2000, 1999 and 1998, respectively. Southern had ceded unearned premiums of $7,084,729, $6,683,001 and $6,007,127 and a liability for ceded losses and loss expenses of $7,924,750, $7,054,012 and $5,757,994 under this agreement at December 31, 2000, 1999 and 1998, respectively.

     Atlantic States, Southern, Delaware, Pioneer-Ohio, Pioneer-New York and Southern Heritage each have a catastrophe reinsurance agreement with the Mutual Company which limits the maximum liability under any one catastrophic occurrence to $400,000, $300,000, $300,000, $200,000, $400,000 and $400,000 (effective
January 1, 2000), respectively, and $1,000,000 ($700,000 in 1999 and 1998) for a
catastrophe involving more than one of the companies. The Mutual Company and Delaware have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $200,000 of losses in excess of $50,000 and prior to January 1, 2000, a workers' compensation quota share agreement whereby Delaware ceded 70% of that business. The Mutual Company and Pioneer-Ohio have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $200,000 of losses in excess of $50,000. The Mutual Company and Pioneer-Ohio also had an aggregate excess of loss reinsurance agreement, entered into as part of the sale of Pioneer-Ohio from the Mutual Company to Donegal Group Inc., in which the Mutual Company agreed to assume the adverse loss development of claims with dates of loss prior to December 31, 1996, as developed through December 31, 1998, and to assume losses in excess of a 60% loss ratio through December 31, 1998. The Mutual Company and Southern have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $25,000 of losses in excess of $100,000. Effective January 1, 1999, the Mutual Company and Pioneer-New York have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $200,000 of losses in excess of $50,000. Effective October 1, 2000, the Mutual Company and Southern Heritage have an excess of loss reinsurance agreement in which the Mutual Company assumes up to $125,000 of losses in excess of $125,000. The Mutual Company has agreements in place with Delaware, Southern and Pioneer-Ohio to reallocate the loss results of workers' compensation business written by those companies as part of commercial accounts primarily written by the Mutual Company or Atlantic States. These agreements provide for the workers' compensation loss ratios of each company to be no worse than the average workers' compensation loss ratio for all of the companies combined. The subsidiaries ceded premiums earned of $1,523,973, $2,977,935 and $2,544,163 and ceded losses and loss expenses incurred of $5,253,071, $3,553,235 and $2,038,844 under these various agreements during 2000, 1999 and 1998, respectively. The subsidiaries had ceded unearned premiums of $0, $733,183 and $618,541 and a liability for ceded losses and loss expenses of $4,941,116, $2,689,825 and $2,003,355 under these various agreements at December 31, 2000, 1999, and 1998, respectively.

     Southern, Delaware, Pioneer-Ohio and Pioneer-New York each have agreements with the Mutual Company under which they cede, and then reassume back, 100% of their business net of reinsurance. The primary purpose of the agreements is to provide these subsidiaries with the same A.M. Best rating (currently "A") as the Mutual Company, which these subsidiaries could not achieve without these contracts in place. These agreements do not transfer insurance risk. While these subsidiaries ceded and reassumed amounts received from policyholders of $25,790,126, $22,486,490 and $19,916,557 and claims of $15,325,638, $13,177,186 and $11,217,861 under these agreements in 2000, 1999 and 1998, respectively, the amounts are not reflected in the consolidated financial statements. The aggregate liabilities ceded and reassumed under these agreements were $26,572,959 and $23,551,575 at December 31, 2000, and 1999, respectively.


B. EXPENSE SHARING

The Mutual Company provides facilities, management and other services to the Company, and the Company reimburses the Mutual Company for such services on a periodic basis under usage agreements and pooling arrangements. The charges are based upon the relative participation of the Company and the Mutual Company in the pooling arrangement, and management of both the Company and the Mutual Company consider this allocation to be reasonable. Charges for these services totalled $26,985,080, $27,466,898 and $25,250,873 for 2000, 1999 and 1998,
respectively.


C. LEASE AGREEMENT

The Company leases office equipment and automobiles to the Mutual Company under a 10-year lease dated January 1, 2000.


D. LEGAL SERVICES

Donald H. Nikolaus, President and a director of the Company, is also a partner in the law firm of Nikolaus & Hohenadel. Such firm has served as general counsel to the Company since 1986, principally in connection with the defense of claims litigation arising in Lancaster, Dauphin and York counties. Such firm is paid its customary fees for such services.


4--INVESTMENTS

The amortized cost and estimated fair values of fixed maturities and equity securities at December 31, 2000 and 1999, are as follows:

                                                  2000
--------------------------------------------------------------------------------
                                           Gross         Gross      Estimated
                            Amortized    Unrealized   Unrealized       Fair
HELD TO MATURITY               Cost        Gains        Losses         Value
--------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   U.S. government
   corporations
   and agencies           $ 38,779,230   $  343,819    $ 255,049  $ 38,868,000
Canadian government
   obligation                  498,559       11,441         --         510,000
Obligations of states
   and political
   subdivisions             66,831,090    1,499,955       45,904    68,285,141
Corporate securities        21,621,472      228,851      195,287    21,655,036
Mortgage-backed
   securities               15,451,367       47,120      154,228    15,344,259
--------------------------------------------------------------------------------
  Totals                  $143,181,718   $2,131,186    $ 650,468  $144,662,436
================================================================================


                                                   2000
--------------------------------------------------------------------------------
                                           Gross         Gross      Estimated
                            Amortized    Unrealized   Unrealized       Fair
AVAILABLE FOR SALE             Cost        Gains        Losses         Value
--------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   U.S. government
   corporations
   and agencies           $ 68,007,634   $  544,135   $  650,339  $ 67,901,430
Obligations of states
   and political
   subdivisions             17,965,179      327,256       36,885    18,255,550
Corporate securities        22,902,588      312,426      306,664    22,908,350
Mortgage-backed
   securities                5,649,071       14,790      118,008     5,545,853
Equity securities           12,500,558      880,419    1,268,741    12,112,236
--------------------------------------------------------------------------------
  Totals                  $127,025,030   $2,079,026   $2,380,637  $126,723,419
================================================================================

                                                  1999
--------------------------------------------------------------------------------
                                           Gross         Gross      Estimated
                            Amortized    Unrealized   Unrealized       Fair
HELD TO MATURITY               Cost        Gains        Losses         Value
--------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   U.S. government
   corporations
   and agencies           $ 38,975,828   $   34,292   $1,265,513  $ 37,744,607
Canadian government
   obligation                  498,245           --        8,245       490,000
Obligations of states
   and political
   subdivisions             67,823,291      819,155    1,005,936    67,636,510
Corporate securities        16,019,031       77,340      639,010    15,457,361
Mortgage-backed
   securities               16,322,213       30,077      319,274    16,033,016
--------------------------------------------------------------------------------
  Totals                  $139,638,608   $  960,864   $3,237,978  $137,361,494
================================================================================


                                                   1999
--------------------------------------------------------------------------------
                                           Gross         Gross      Estimated
                            Amortized    Unrealized   Unrealized       Fair
AVAILABLE FOR SALE             Cost        Gains        Losses         Value
--------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   U.S. government
   corporations
   and agencies           $ 64,915,388   $    1,982   $2,473,473  $ 62,443,897
Obligations of states
   and political
   subdivisions             20,728,496      204,284      524,934    20,407,846
Corporate securities        15,672,535          578      425,950    15,247,163
Mortgage-backed
   securities                4,639,365          321      238,544     4,401,142
Equity securities            9,067,428    1,414,810    1,199,202     9,283,036
--------------------------------------------------------------------------------
  Totals                  $115,023,212   $1,621,975   $4,862,103  $111,783,084
================================================================================


     The amortized cost and estimated fair value of fixed maturities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

----------------------------------------------------------------------
                                                         Estimated
                                          Amortized        Fair
                                             Cost          Value
----------------------------------------------------------------------
HELD TO MATURITY
Due in one year or less                  $  7,156,141   $  7,215,000
Due after one year through five years      37,158,344     37,495,500
Due after five years through ten years     71,119,162     72,377,485
Due after ten years                        12,296,704     12,230,192
Mortgage-backed securities                 15,451,367     15,344,259
----------------------------------------------------------------------
   Total held to maturity                $143,181,718   $144,662,436
======================================================================
AVAILABLE FOR SALE
Due in one year or less                  $ 11,137,876   $ 11,135,000
Due after one year through five years      40,050,015     40,262,450
Due after five years through ten years     40,868,456     41,276,880
Due after ten years                        16,819,054     16,391,000
Mortgage-backed securities                  5,649,071      5,545,853
----------------------------------------------------------------------
   Total available for sale              $114,524,472   $114,611,183
======================================================================

     The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 2000 and 1999, amounted to $6,056,374 and $5,983,066, respectively.

     Net investment income of the Company, consisting primarily of interest and dividends, is attributable to the following sources:

                             2000          1999          1998
-------------------------------------------------------------------
Fixed maturities         $15,180,008   $13,046,603   $11,260,110
Equity securities            635,049       440,268       295,235
Short-term investments     1,221,724       809,949     1,431,632
Real estate                  255,250       316,139       255,250
-------------------------------------------------------------------
Investment income         17,292,031    14,612,959    13,242,227
Investment expenses          897,284     1,022,264       898,434
-------------------------------------------------------------------
Net investment income    $16,394,747   $13,590,695   $12,343,793
===================================================================

     Gross realized gains and losses from investments and the change in the difference between fair value and cost of investments, before applicable income taxes, are as follows:

                                        2000           1999            1998
-------------------------------------------------------------------------------
Gross realized gains:
   Fixed maturities               $    237,748   $        --      $    132,431
   Equity securities                 1,813,242        586,745        1,119,679
-------------------------------------------------------------------------------
                                     2,050,990        586,745        1,252,110
-------------------------------------------------------------------------------
Gross realized losses:
   Fixed maturities                     20,597          6,083            5,180
   Equity securities                 1,859,541        619,364        1,260,492
-------------------------------------------------------------------------------
                                     1,880,138        625,447        1,265,672
-------------------------------------------------------------------------------
Net realized gains (losses)       $    170,852   $    (38,702)    $    (13,562)
===============================================================================
Change in difference between
   fair value and cost of
   investments:
   Fixed maturities               $  7,300,279   $(11,668,991)    $  1,487,716
   Equity securities                  (603,930)      (362,312)        (159,095)
-------------------------------------------------------------------------------
                                  $  6,696,349   $(12,031,303)    $  1,328,621
===============================================================================

     Income taxes (benefit) on realized investment gains were $58,090, $(13,159), and $(4,611) for 2000, 1999 and 1998, respectively. Deferred income tax benefits applicable to net unrealized investment losses included in shareholders' equity were $102,548 and $1,133,560 at December 31, 2000 and 1999, respectively.

     During 2000, certain investments trading below cost had declined on an other-than-temporary basis. Losses of $436,943 were included in net realized investment gains for these investments in 2000.

     Donegal Group has not held or issued derivative financial instruments.


5--DEFERRED POLICY ACQUISITION COSTS

Changes in deferred policy acquisition costs are as follows:

                                        2000           1999            1998
-------------------------------------------------------------------------------
Balance, January 1                $ 11,445,572   $ 11,510,117      $ 8,611,813
Acquisition of
   Southern Heritage                        --             --        2,486,813
Acquisition costs deferred          26,157,642     24,866,455       20,154,491
Amortization charged
   to earnings                      25,319,000     24,931,000       19,743,000
-------------------------------------------------------------------------------
Balance, December 31              $ 12,284,214   $ 11,445,572      $11,510,117
===============================================================================

6--PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2000 and 1999, consisted of the following:

-------------------------------------------------------------------------
                                                           Estimated
                                                             Useful
                              2000         1999               Life
-------------------------------------------------------------------------
Cost--office equipment    $ 4,981,970     $ 4,866,241     5-15 years
      automobiles             947,865         967,220       3 years
      real estate           3,063,646       3,063,646     15-50 years
      software                561,146         551,796       5 years
-------------------------------------------------------------------------
                            9,554,627       9,448,903
Accumulated depreciation   (4,318,144)     (3,588,651)
-------------------------------------------------------------------------
                          $ 5,236,483     $ 5,860,252
=========================================================================

     Depreciation expense for 2000, 1999, and 1998 amounted to $899,750, $970,331 and $634,882, respectively.


7--LIABILITY FOR LOSSES AND LOSS EXPENSES

Activity in the liability for losses and loss expenses is summarized as follows:

                                      2000            1999             1998
-------------------------------------------------------------------------------
Balance at January 1            $ 144,180,006   $ 136,727,107    $ 115,801,700
   Less reinsurance
      recoverable                  44,945,908      40,712,330       35,545,458
-------------------------------------------------------------------------------
Net balance at January 1           99,234,098      96,014,777       80,256,242
   Acquisition of
      Southern Heritage                    --              --       14,967,242
-------------------------------------------------------------------------------
New balance at beginning
   as adjusted                     99,234,098      96,014,777       95,223,484
-------------------------------------------------------------------------------
Incurred related to:
   Current year                   103,671,401     100,573,192       76,629,130
   Prior years                        711,775        (492,576)      (2,822,722)
-------------------------------------------------------------------------------
Total incurred                    104,383,176     100,080,616       73,806,408
-------------------------------------------------------------------------------
Paid related to:
   Current year                    61,848,261      59,434,306       45,032,194
   Prior years                     39,059,599      37,426,989       27,982,921
-------------------------------------------------------------------------------
Total paid                        100,907,860      96,861,295       73,015,115
-------------------------------------------------------------------------------
Net balance at
      December 31                 102,709,414      99,234,098       96,014,777
   Plus reinsurance
      recoverable                  53,766,710      44,945,908       40,712,330
-------------------------------------------------------------------------------
Balance at December 31          $ 156,476,124   $ 144,180,006    $ 136,727,107
===============================================================================

     The Company recognized an increase (decrease) in the liability for losses and loss expenses of prior years of $0.7 million, $(0.5 million) and $(2.8 million) in 2000, 1999 and 1998, respectively. These developments are primarily attributable to variations from expected claim severity in the private passenger automobile liability, workers' compensation and commercial multiple peril lines of business.


8--LINE OF CREDIT

At December 31, 2000 and 1999, pursuant to a credit agreement dated December 29, 1995, and amended as of July 27, 1998, with Fleet National Bank, the Company had unsecured borrowings of $40 million and $37 million, respectively. Such borrowings were made in connection with the acquisitions of Delaware, Pioneer-Ohio, and Southern Heritage and various capital contributions to the subsidiaries. Per the terms of the credit agreement, the Company may borrow up to $40 million at interest rates equal to the bank's then current prime rate or the then current London interbank Eurodollar bank rate plus 1.70%. At December 31, 2000, the interest rates were 9.5% on an outstanding prime rate balance of $3 million, 8.48% on an outstanding Eurodollar rate balance of $15 million and 8.50188% on another Eurodollar rate balance of $22 million. In addition, the Company pays a rate of 3/10 of 1% per annum on the average daily unused portion of the bank's commitment. On each July 27, commencing July 27, 2001, the credit line will be reduced by $8 million. Any outstanding loan in excess of the remaining credit line, after such reduction, will then be payable.


9--REINSURERS

UNAFFILIATED REINSURERS

In addition to the primary reinsurance in place with the Mutual Company, the Insurance Subsidiaries have other reinsurance in place, principally with four unaffiliated reinsurers. The following amounts represent ceded reinsurance transactions with unaffiliated reinsurers during 2000, 1999 and 1998:

                                    2000          1999          1998
------------------------------------------------------------------------
Premiums written                $ 6,238,520   $ 6,437,877   $ 5,194,487
========================================================================
Premiums earned                 $ 6,023,582   $ 6,595,581   $ 5,369,340
========================================================================
Losses and loss expenses        $ 3,027,810   $ 5,537,410   $ 4,896,104
========================================================================
Unearned premiums               $ 1,376,043   $ 1,161,105   $ 1,318,809
========================================================================
Liability for losses and
   loss expenses                $ 9,832,743   $11,176,569   $10,941,337
========================================================================


TOTAL REINSURANCE

The following amounts represent the total of all ceded reinsurance transactions with both affiliated and unaffiliated reinsurers during 2000, 1999, and 1998:

                                   2000          1999          1998
------------------------------------------------------------------------
Premiums earned                 $52,375,211   $46,837,108   $37,744,883
========================================================================
Losses and loss expenses        $41,132,423   $34,703,257   $26,749,251
========================================================================
Unearned premiums               $24,712,384   $21,556,152   $17,515,119
========================================================================
Liability for losses and
   loss expenses                $53,766,710   $44,945,908   $40,712,330
========================================================================

The following amounts represent the effect of reinsurance on premiums written for 2000, 1999, and 1998:

                                    2000          1999          1998
------------------------------------------------------------------------
Direct                         $ 99,042,235  $ 91,854,011  $ 65,768,976
Assumed                         116,611,628   102,896,519    94,846,293
Ceded                            55,531,443    50,878,141    41,149,723
------------------------------------------------------------------------
Net premiums written           $160,122,420  $143,872,389  $119,465,546
========================================================================

The following amounts represent the effect of reinsurance on premiums earned for 2000, 1999, and 1998:

                                    2000          1999          1998
------------------------------------------------------------------------
Direct                         $ 95,671,588  $ 93,399,834  $ 63,107,006
Assumed                         108,349,822    98,954,731    92,092,071
Ceded                            52,375,211    46,837,108    37,744,883
------------------------------------------------------------------------
Net premiums earned            $151,646,199  $145,517,457  $117,454,194
========================================================================

10--INCOME TAXES

The provision for income tax consists of the following:

                                    2000         1999          1998
------------------------------------------------------------------------
Current                         $ 2,406,272   $   832,798   $ 2,482,418
Deferred                            499,976    (3,783,354)      192,511
------------------------------------------------------------------------
Federal tax provision           $ 2,906,248   $(2,950,556)  $ 2,674,929
========================================================================

     The effective tax rate is different than the amount computed at the statutory federal rate of 34% for 2000, 1999 and 1998. The reason for such difference and the related tax effect are as follows:

                                    2000          1999          1998
------------------------------------------------------------------------
Income before
   income taxes                 $11,743,028   $ 3,844,641   $11,697,666
========================================================================
Computed "expected"
   taxes at 34%                   3,992,630     1,307,178   $ 3,977,206
Recognition of net operating
   loss carryover of
   Southern Heritage                     --    (3,004,524)           --
Tax-exempt interest              (1,347,959)   (1,355,816)   (1,181,188)
Dividends received deduction        (25,423)      (83,948)     (177,374)
Other, net                          287,000       186,554        56,285
------------------------------------------------------------------------
Federal income
   tax provision               $  2,906,248   $(2,950,556)  $ 2,674,929
========================================================================

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999, are as follows:

                                              2000          1999
---------------------------------------------------------------------
Deferred tax assets:
   Unearned premium                       $ 5,139,217   $ 4,539,119
   Loss reserves                            4,878,850     4,746,853
   AMT credit carryforward                         --       577,611
   Net operating loss carryforward -
      Southern Heritage                     2,339,133     2,646,172
   Unrealized loss                            102,548     1,133,560
   Other                                      174,886       306,412
---------------------------------------------------------------------
      Total                               $12,634,634   $13,949,727
=====================================================================
Deferred tax liabilities:
   Depreciation expense                   $   464,235   $   477,552
   Deferred policy acquisition costs        4,176,632     3,891,495
   Salvage recoverable                        302,881       358,806
---------------------------------------------------------------------
       Total                              $ 4,943,748   $ 4,727,853
=====================================================================
       Net deferred tax assets            $ 7,690,886   $ 9,221,874
=====================================================================

     A valuation allowance is provided when it is more likely than not that some portion of the tax asset will not be realized. Management has determined that it is not required to establish a valuation allowance for any deferred tax asset at December 31, 2000, since it is more likely than not that the deferred tax assets will be realized through reversals of existing temporary differences, future taxable income, carryback to taxable income in prior years and the implementation of tax planning strategies.

     A change in the federal income laws was enacted during 1999 which allows net operating loss carryforwards of an acquired company to be used to offset future taxable income of other affiliated companies filing as part of a consolidated tax return. Prior law allowed such net operating loss carryforward to be used to offset taxable income of the acquired company only. Due to this law change, the net operating loss carryforward, obtained as part of the acquisition of Southern Heritage, can now be used to offset taxable income generated by the other consolidated affiliates. This was the primary factor in management's determination that no valuation allowance was required at the end of 1999. Accordingly, the tax benefit of this carryforward, as adjusted for the 1998 tax return as filed, of $3,004,524 was recognized in 1999.

     At December 31, 2000, the Company has a net operating loss carryforward of $6,879,803, which is available to offset taxable income of the Company. Such net operating loss carryforward will expire beginning in 2009. Federal income tax laws limit the amount of net operating loss carryforward that the Company can use in any one year to approximately $1 million.


11--STOCK COMPENSATION PLANS

EQUITY INCENTIVE PLANS

The Company has had an Equity Incentive Plan for key employees since 1986 and adopted a nearly identical new plan in 1996. Both plans provide for the granting of awards by the Board of Directors in the form of stock options, stock appreciation rights, restricted stock or any combination of the above. The new plan was adopted in 1996 and amended in 1997 and 1999 making a total of 1,800,000 shares available. The plans provide that stock options may become exercisable up to 10 years from date of grant, with an option price not less than fair market value on date of grant. The stock appreciation rights permit surrender of the option and receipt of the excess of current market price over option price in cash. No stock appreciation rights have been issued.

     During 1996 the Company adopted an Equity Incentive Plan For Directors. The plan was amended in 1998, making 265,735 shares available for award. Awards may be made in the form of stock options, and the plan additionally provides for the issuance of 177 shares of restricted stock to each director on the first business day of January in each year, commencing January 2, 1997. As of December 31, 2000, the Company has 71,112 unexercised options under this plan. Additionally 1,947, 2,124 and 2,124 shares of restricted stock were issued on January 2, 2000, 1999 and 1998, respectively.

     Information regarding activity in the Company's stock option plans is presented below:

                                                        Weighted-Average
                                           Number of     Exercise Price
                                            Options        Per Share
---------------------------------------------------------------------------
Outstanding at December 31, 1997             595,860        $13.50
   Granted - 1998                            505,333         18.00
   Exercised - 1998                           10,073         13.50
   Forfeited - 1998                               --            --
---------------------------------------------------------------------------
Outstanding at December 31, 1998           1,091,120         15.73
   Granted - 1999                            433,500          8.00
   Exercised - 1999                               --            --
   Forfeited - 1999                           28,227         15.52
---------------------------------------------------------------------------
Outstanding at December 31, 1999           1,496,393         13.50
   Granted - 2000                             59,500          8.05
   Exercised - 2000                               --            --
   Forfeited - 2000                           39,555         12.84
---------------------------------------------------------------------------
Outstanding at December 31, 2000           1,516,338        $13.19
===========================================================================
Exercisable at:
===========================================================================
   December 31, 1998                         556,301        $14.86
===========================================================================
   December 31, 1999                         897,338        $15.99
===========================================================================
   December 31, 2000                       1,190,004        $16.68
===========================================================================

Options available for future grants at December 31, 2000 are 549,397.

     The following table summarizes information about fixed stock options at December 31, 2000:

                                                  Exercise Prices
                             ---------------------------------------------------
                                    $8.00       $9.00      $13.50       $18.00
--------------------------------------------------------------------------------
Options  outstanding at
   December 31, 2000:
   Number of options              471,000       3,000     552,004      490,334
Weighted-average remaining
   contractual life             4.0 years   5.0 years   1.0 years   2.25 years
Options exercisable at
   December 31, 2000:
   Number of options              151,000          --     552,004      487,000
--------------------------------------------------------------------------------

EMPLOYEE STOCK PURCHASE PLANS

During 1996 the Company adopted an Employee Stock Purchase Plan which made 162,873 shares available for issuance.

     The plan extends over a 10-year period and provides for shares to be offered to all eligible employees at a purchase price equal to the lesser of 85% of the fair market value of the Company's common stock on the last day before the first day of the enrollment period (June 1 and December 1) of the plan or 85% of the fair market value of the Company's common stock on the last day of the subscription period (June 30 and December 31). A summary of plan activity follows:

                                                     Shares Issued
                                              ------------------------
                                                Price           Shares
--------------------------------------------------------------------------------
January 1, 1998                               $11.65430          8,901
July 1, 1998                                  $13.06875          9,179
January 1, 1999                               $13.28125         10,227
July 1, 1999                                  $ 9.66875         11,876
January 1, 2000                               $ 5.41875         23,906
July 1, 2000                                  $ 4.88750         21,714

     On January 1, 2001, the Company issued an additional 16,438 shares at a price of $5.95 per share under this plan.


AGENCY STOCK PURCHASE PLAN

On December 31, 1996, the Company adopted the Agency Stock Purchase Plan which made 514,102 shares available for issuance. The plan provides for agents of affiliated companies of Donegal Group Inc. to invest up to $12,000 per subscription period (April 1 to September 30 and October 1 to March 31) under various methods. Stock is issued at the end of the subscription period at a price equal to 90% of the average market price during the last ten trading days of the subscription period. During 2000, 1999 and 1998, 46,603, 47,841, and 35,003 shares, respectively, were issued under this plan. Expense recognized under the plan was not material.


PRO-FORMA DISCLOSURES

The weighted-average grant date fair value of options granted for the various plans during 2000, 1999 and 1998 was $2.23, $1.98 and $4.48, respectively.

     The fair values above were calculated based upon risk-free interest rates of 5.75% for the Stock Purchase Plans and the Equity Incentive Plans, expected lives of 6 months for the Stock Purchase Plans and 5 years for the Equity Incentive Plans, expected volatility of 54% for 2000, 47% for 1999 and 34% for 1998, and an expected dividend yield of 4.5% for 2000, 5.0% for 1999 and 2.4% for 1998.

     Through June 30, 2000, the Company applied APB Opinion No. 25 in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and certain of its stock purchase plans. Had the Company recognized stock compensation expense in accordance with SFAS No. 123, net income and earnings per share would have been reduced to the pro-forma amounts shown below:

                                       2000            1999            1998
--------------------------------------------------------------------------------
Net income:
   As reported                      $8,836,780      $6,795,197      $9,022,737
   Pro-forma                         8,071,825       5,595,851       8,367,661
Basic earnings per share:
   As reported                            1.01             .82            1.11
   Pro-forma                               .92             .68            1.03
Diluted earnings per share:
   As reported                            1.01             .82            1.09
   Pro-forma                               .92             .68            1.01



12--STATUTORY NET INCOME, CAPITAL AND SURPLUS
    AND DIVIDEND RESTRICTIONS

The following is selected information, as filed with insurance regulatory authorities, for the Insurance Subsidiaries as determined in accordance with accounting practices prescribed or permitted by such insurance regulatory authorities:

                                  2000         1999         1998
------------------------------------------------------------------------
ATLANTIC STATES
Statutory capital
   and surplus               $ 74,144,186  $ 68,518,020  $ 62,672,151
                             ===========================================
Statutory unassigned
   surplus                   $ 43,183,322  $ 37,557,156  $ 31,711,287
                             ===========================================
Statutory net income         $  6,974,230  $  3,855,803  $  6,480,524
-----------------------------===========================================
SOUTHERN
Statutory capital
   and surplus               $  9,082,587  $  7,293,856  $  6,388,316
                             ===========================================
Statutory unassigned
   surplus                   $  3,980,317  $  2,191,586  $  1,636,046
                             ===========================================
Statutory net income         $  1,543,128  $    184,285  $     66,297
-----------------------------===========================================
DELAWARE
Statutory capital
   and surplus               $ 10,051,711  $  9,563,808  $  8,548,354
                             ===========================================
Statutory unassigned
   surplus                   $  4,851,711  $  4,363,808  $  3,348,354
                             ===========================================
Statutory net income         $  1,223,992  $    898,360  $  1,085,807
-----------------------------===========================================
PIONEER-NEW YORK
Statutory capital
   and surplus               $  4,424,483  $  4,319,399  $  4,214,784
                             ===========================================
Statutory unassigned
   deficit                   $ (1,075,517) $ (1,180,601) $ (1,285,216)
                             ===========================================
Statutory net income (loss)  $    (64,087) $     78,574  $     26,752
-----------------------------===========================================
PIONEER-OHIO
Statutory capital
   and surplus               $  5,811,315  $  5,677,926  $  5,300,349
                             ===========================================
Statutory unassigned
   deficit                   $ (1,188,685) $ (1,322,074) $ (1,699,651)
                             ===========================================
Statutory net income (loss)  $   (176,011) $    108,322  $    188,579
-----------------------------===========================================
SOUTHERN HERITAGE
Statutory capital
   and surplus               $ 16,975,171  $ 16,508,422  $ 15,805,641
                             ===========================================
Statutory unassigned
   deficit                   $(15,540,144) $(16,006,893) $(16,709,674)
                             ===========================================
Statutory net income (loss)  $  1,486,698  $    487,098  $ (3,937,548)
                             ===========================================

     The Company's principal source of cash for payment of dividends are dividends from its Insurance Subsidiaries which are required by law to maintain certain minimum capital and surplus on a statutory basis and are subject to regulations under which payment of dividends from statutory surplus is restricted and may require prior approval of their domiciliary insurance regulatory authorities. Atlantic States, Southern, Delaware, Pioneer-New York, Pioneer-Ohio and Southern Heritage are also subject to Risk Based Capital (RBC) requirements which may further impact their ability to pay dividends. At December 31, 2000, all six companies' statutory capital and surplus were substantially above the RBC requirements. At December 31, 2000, amounts available for distribution as dividends to Donegal Group Inc. without prior approval of insurance regulatory authorities are $5,414,419 from Atlantic States, $908,259 from Southern, $323,992 from Delaware, $0 from Pioneer-New York, $581,132 from Pioneer-Ohio and $973,796 from Southern Heritage.

     The National Association of Insurance Commissioners (NAIC) has adopted the Codification of Statutory Accounting Principles with an effective date of January 1, 2001. The codified principles are intended to provide a basis of accounting recognized and adhered to in the absence of conflict with, or silence of, state statutes and regulations. The impact of the codified principles on the statutory capital and surplus of the Company's Insurance Subsidiaries is not expected to decrease statutory capital and surplus as of January 1, 2001.


13--RECONCILIATION OF STATUTORY FILINGS TO
    AMOUNTS REPORTED HEREIN

The Company's Insurance Subsidiaries are required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from financial statements prepared on the basis of generally accepted accounting principles.

     Reconciliations of statutory net income and capital and surplus, as determined using statutory accounting principles, to the amounts included in the accompanying financial statements are as follows:

                                                Year Ended December 31,
                                     -------------------------------------------
                                           2000         1999          1998
--------------------------------------------------------------------------------
Statutory net income of
   Insurance Subsidiaries             $10,987,950    $5,612,442    $8,327,833
Increases (decreases):
   Deferred policy
      acquisition costs                   838,642       (64,545)      411,491
   Deferred federal
      income taxes                       (499,976)    3,783,354      (192,511)
   Salvage and subrogation
      recoverable                         305,918      (226,617)    1,217,092
   Consolidating eliminations
      and adjustments                  (4,318,624)   (1,387,864)     (967,940)
   Parent-only net income (loss)        1,522,870      (908,987)      178,249
   Non-insurance subsidiary
      net income (loss)                        --       (12,586)       48,523
--------------------------------------------------------------------------------
Net income as
   reported herein                    $ 8,836,780    $6,795,197    $9,022,737
================================================================================


                                                    December 31,
                                     -------------------------------------------
                                           2000         1999          1998
--------------------------------------------------------------------------------
Statutory capital and surplus
   of Insurance Subsidiaries         $120,489,453  $111,881,431  $102,929,595
Increases (decreases):
   Deferred policy
      acquisition costs                12,284,214    11,445,572    11,510,117
   Deferred federal
      income taxes                      7,690,886     9,221,874     3,676,982
   Salvage and subrogation
      recoverable                       8,042,860     7,736,942     7,963,559
   Statutory reserves                   2,623,921     5,154,062     9,113,132
   Non-admitted assets and
      other adjustments, net              911,370       942,170     1,384,805
   Fixed maturities                       493,055    (2,968,655)    2,036,275
   Consolidating eliminations
      and adjustments                 (40,973,097)  (41,072,150)  (40,824,673)
   Parent-only equity                   2,566,929     1,451,088     2,843,990
   Non-insurance
      subsidiary equity                        --            --       281,396
--------------------------------------------------------------------------------
Stockholders' equity as
   reported herein                   $114,129,591  $103,792,334  $100,915,178
================================================================================


14--SUPPLEMENTARY INFORMATION ON STATEMENT OF CASH FLOWS

The following reflects income taxes and interest paid during 2000, 1999 and 1998:

                         2000            1999            1998
------------------------------------------------------------------
Income taxes          $2,031,652      $1,221,375      $2,671,969
==================================================================
Interest              $2,731,048      $1,370,155      $1,270,646
==================================================================

During 1999, the Company wrote off fixed assets with a net carrying value of $407,000 which was a non-cash charge to earnings.


15--EARNINGS PER SHARE

The following information illustrates the computation of net income, outstanding shares and earnings per share on both a basic and diluted basis for the years ending December 31, 2000, 1999 and 1998:

                                                Weighted-
                                                 Average      Earnings
                                    Net           Shares         Per
                                  Income       Outstanding      Share
-----------------------------------------------------------------------
2000:
Basic                           $8,836,780      8,715,899      $ 1.01
Effect of stock options                 --         21,011          --
-----------------------------------------------------------------------
Diluted                         $8,836,780      8,736,910      $ 1.01
=======================================================================
1999:
Basic                           $6,795,197      8,327,356      $  .82
Effect of stock options                 --             --          --
-----------------------------------------------------------------------
Diluted                         $6,795,197      8,327,356      $  .82
=======================================================================
1998:
Basic                           $9,022,737      8,126,286      $ 1.11
Effect of stock options                 --        123,404       (0.02)
-----------------------------------------------------------------------
Diluted                         $9,022,737      8,249,690      $ 1.09
=======================================================================

The following options to purchase shares of common stock were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price:

                                     2000          1999           1998
------------------------------------------------------------------------
Options excluded from
   diluted earnings per share     1,045,338     1,496,393       585,337
========================================================================


16--CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

                            CONDENSED BALANCE SHEETS
                                ($ in thousands)

December 31,                                          2000       1999
-----------------------------------------------------------------------
ASSETS
Investment in subsidiaries (equity method)         $151,159   $139,079
Cash                                                  2,381        371
Property and equipment                                1,997      2,232
Other                                                   715        750
-----------------------------------------------------------------------
      Total assets                                 $156,252   $142,432
=======================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Cash dividends declared to stockholders         $    797   $    761
   Line of credit                                    40,000     37,000
   Other                                              1,325        879
-----------------------------------------------------------------------
      Total liabilities                              42,122     38,640
=======================================================================
Stockholders' equity                                114,130    103,792
-----------------------------------------------------------------------
      Total liabilities and stockholders' equity   $156,252   $142,432
=======================================================================


                         CONDENSED STATEMENTS OF INCOME
                                ($ in thousands)

Year Ended December 31,                         2000      1999      1998
--------------------------------------------------------------------------
Revenues
Dividends-subsidiaries                        $ 3,900   $   820   $ 1,000
Other                                             866       865       776
--------------------------------------------------------------------------
      Total revenues                            4,766     1,685     1,776
--------------------------------------------------------------------------
Expenses
Operating expenses                              1,165       938       718
Interest                                        3,304     2,463     1,293
--------------------------------------------------------------------------
      Total expenses                            4,469     3,401     2,011
--------------------------------------------------------------------------
Income (loss) before income tax benefit
   and equity in undistributed net
   income of subsidiaries                         297    (1,716)     (235)
Income tax benefit                             (1,226)     (807)     (413)
------------------------------------------------------------------- -------
Income (loss) before equity in undistributed
   net income of subsidiaries                   1,523      (909)      178
Equity in undistributed net income
   of subsidiaries                              7,314     7,704     8,845
--------------------------------------------------------------------------
Net income                                    $ 8,837   $ 6,795   $ 9,023
==========================================================================

                       CONDENSED STATEMENTS OF CASH FLOWS
                                ($ in thousands)

Year Ended December 31,                         2000      1999      1998
--------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                 $ 8,837   $ 6,795   $ 9,023
   Adjustments:
      Equity in undistributed net
          income of subsidiaries               (7,314)   (7,704)   (8,845)
      Other                                     1,123     2,365      (921)
--------------------------------------------------------------------------
          Net adjustments                      (6,191)   (5,339)   (9,766)
--------------------------------------------------------------------------
      Net cash provided (used)                  2,646     1,456      (743)
--------------------------------------------------------------------------
Cash flows from investing activities:
   Net purchase of property and
      equipment                                  (262)     (426)     (564)
   Capital contribution to subsidiaries            --        --    (2,000)
   Sale of AIS                                     --       100        --
   Investment in Donegal Financial
      Services Corp.                           (3,042)       --        --
   Acquisition of Southern Heritage                --        --   (18,028)
   Other                                           38      (426)   (5,613)
--------------------------------------------------------------------------
      Net cash used                            (3,266)     (752)  (26,205)
--------------------------------------------------------------------------
Cash flows from financing activities:
   Cash dividends paid                         (3,127)   (2,946)   (2,664)
   Issuance of common stock                     2,757     2,514     2,481
   Line of credit, net                          3,000      (500)   27,000
--------------------------------------------------------------------------
      Net cash provided (used)                  2,630      (932)   26,817
--------------------------------------------------------------------------
Net change in cash                              2,010      (228)     (131)
   Cash at beginning of year                      371       599       730
--------------------------------------------------------------------------
   Cash at ending of year                     $ 2,381   $   371   $   599
==========================================================================

17--SEGMENT INFORMATION

As an underwriter of property and casualty insurance, the Company has three reportable segments which consist of the investment function, the personal lines of insurance and the commercial lines of insurance. Using independent agents, the Company markets personal lines of insurance to individuals and commercial lines of insurance to small and medium-sized businesses.

     The Company evaluates the performance of the personal lines and commercial lines primarily based upon underwriting results as determined under statutory accounting practices (SAP) for the total business of the Company.

     Assets are not allocated to the personal and commercial lines and are reviewed in total by management for purposes of decision making. Donegal Group Inc. operates only in the United States and no single customer or agent provides 10 percent or more of revenues.

     Financial data by segment is as follows:

                                               2000        1999        1998
                                                      ($ in thousands)
--------------------------------------------------------------------------------
Revenues:
   Premiums earned:
      Commercial lines                       $ 54,581    $ 47,804    $ 44,594
      Personal lines                           97,065      97,713      72,860
--------------------------------------------------------------------------------
          Total premiums earned               151,646     145,517     117,454
--------------------------------------------------------------------------------
      Net investment income                    16,395      13,591      12,344
      Realized investment
          gains (losses)                          171         (39)        (14)
      Other                                     2,370       2,670       2,448
--------------------------------------------------------------------------------
Total revenues                               $170,582    $161,739    $132,232
================================================================================

Income before income taxes:
   Underwriting income (loss):
      Commercial lines                       $    763    $   (839)   $  3,726
      Personal lines                           (4,649)     (8,461)     (5,717)
--------------------------------------------------------------------------------
          SAP underwriting loss                (3,886)     (9,300)     (1,991)
      GAAP adjustments                          1,144        (184)      1,815
--------------------------------------------------------------------------------
          GAAP underwriting loss               (2,742)     (9,484)       (176)
   Net investment income                       16,395      13,591      12,344
   Realized investment gains (losses)             171         (39)        (14)
   Other                                       (2,081)       (223)       (456)
--------------------------------------------------------------------------------
Income before income taxes                   $ 11,743    $  3,845    $ 11,698
================================================================================


18--RESTRUCTURING CHARGE

On September 29, 1999, the Company announced a plan to consolidate certain subsidiary support functions into its Marietta, Pennsylvania office. As a result of this consolidation, the Company recorded a restructuring charge of $2,206,000 in 1999 for employee termination benefits, occupancy charges, lease cancellation costs, and asset impairments. The charge was included in other underwriting expenses. The consolidation was completed by the end of the first quarter of 2000.

     Employee termination benefits of $782,000 included severance payments, which were paid in a lump sum or over a defined period, and related benefits for approximately 60 employees. Of the terminated employees, approximately 50% were from subsidiary support functions and approximately 50% were from the Marietta, Pennsylvania office. By December 31, 1999, all of the terminated employees had left the employment of the Company.

     Included in occupancy charges of $488,000 were future lease obligations, less anticipated sublease benefits, for leased space which is no longer used by the Delaware and Southern Heritage subsidiary support functions.

     Also included in the restructuring charge was $529,000 related to contract cancellation costs that represented the estimated cost to buy out of the remaining term on printer, copier, and computer processing contracts that provided no future benefit to the Company as a result of the restructuring. All such assets have been taken out of service.

     Asset impairments, which were a direct result of the consolidation of subsidiary functions, amounted to $407,000. They consisted of capitalized programming and data center costs, voice systems, and leasehold and office improvements. These assets were written-down to zero. All such assets have been taken out of service.

     Activity in the restructuring accrual is as follows:

                          Employee
                        Termination                  Contract
                          Benefits     Occupancy   Cancellations     Total
--------------------------------------------------------------------------------
Restructuring
   charge                $ 782,000     $ 488,000     $ 529,000     $1,799,000
Cash payments             (343,000)      (47,000)     (365,000)      (755,000)
Reversal of
   prior accrual           (71,000)           --       (91,000)      (162,000)
--------------------------------------------------------------------------------
Balance at
   December 31,
   1999                  $ 368,000     $ 441,000     $  73,000     $  882,000
--------------------------------------------------------------------------------
Cash payments             (339,000)     (155,000)      (73,000)      (567,000)
Accrual adjustment              --        12,000            --         12,000
--------------------------------------------------------------------------------
Balance at
   December 31,
   2000                  $  29,000     $ 298,000            --     $  327,000
================================================================================

Based on revised estimates, $162,000 of the restructuring accrual was reversed by a reduction to the restructuring charge in other underwriting expenses in the fourth quarter of 1999. Employee termination benefits and contract cancellation costs were lower than original estimates.


19--GUARANTY FUND AND OTHER INSURANCE-RELATED ASSESSMENTS

The Company accrues for guaranty-fund and other insurance-related assessments in accordance with Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." SOP 97-3 provides guidance for determining when an entity should recognize a liability for guaranty-fund and other insurance-related assessments, how to measure that liability, and when an asset may be recognized for the recovery of such assessments through premium tax offsets or policy surcharges. The Company's liabilities for guaranty-fund and other insurance-related assessments were $880,154 and $582,480 at December 31, 2000 and 1999, respectively. These liabilities included $397,832 and $47,962 related to surcharges collected by the Company on behalf of regulatory authorities for 2000 and 1999, respectively. The Company expects to pay most of the December 31, 2000 liability in 2001.

20--INTERIM FINANCIAL DATA (UNAUDITED)


                                                                2000
                                       ---------------------------------------------------------
                                           First        Second         Third        Fourth
                                          Quarter       Quarter       Quarter       Quarter
------------------------------------------------------------------------------------------------
Net premiums
   earned                               $36,088,698   $36,447,134   $39,149,006   $39,961,361
Total revenues                           40,357,333    41,333,363    44,229,060    44,661,831
Net losses and loss
   expenses                              25,948,912    24,823,941    26,795,640    26,814,683
Net income                                1,162,682     2,502,499     2,566,975     2,604,624
Net income per
   common share
      Basic                                    $.14          $.29          $.29          $.29
      Diluted                                   .14           .29           .29           .29


                                                                1999
                                       ---------------------------------------------------------
                                           First        Second         Third        Fourth
                                          Quarter       Quarter       Quarter       Quarter
------------------------------------------------------------------------------------------------
Net premiums
   earned                               $36,465,389   $36,201,820   $36,377,684   $36,472,564
Total revenues                           40,570,259    40,256,667    40,309,264    40,603,146
Net losses and loss
   expenses                              24,812,699    24,230,319    26,592,587    24,445,011
Net income (loss)                         2,091,437     1,481,303    (2,431,401)    5,653,858
Net income (loss) per
   common share
      Basic                                    $.26          $.18         $(.29)         $.67
      Diluted                                   .26           .18          (.29)          .67

------------------------------------------------------------------------------------------------



                       DONEGAL GROUP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)


                                                               SEPT. 30, 2001   DEC. 31, 2000*
                                                               --------------   ---------------
ASSETS
------

Investments
    Fixed maturities
        Held to maturity, at amortized cost                    $  90,949,775    $ 143,181,718
        Available for sale, at market value                      179,863,548      114,611,183
    Equity securities, available for sale at market               16,908,532       12,112,236
    Short-term investments, at cost, which
        approximates market                                       16,809,436       19,439,505
                                                               -------------    -------------
            Total investments                                    304,531,291      289,344,642
Cash                                                               3,428,640        5,182,988
Accrued investment income                                          3,691,298        4,002,464
Premiums receivable                                               28,861,845       21,758,502
Reinsurance receivable                                            64,200,319       54,543,884
Deferred policy acquisition costs                                 13,839,361       12,284,214
Federal income tax receivable                                             --          259,962
Deferred federal income taxes                                      6,282,061        7,690,886
Prepaid reinsurance premiums                                      31,424,599       24,712,384
Property and equipment, net                                        4,736,932        5,236,483
Accounts receivable - securities                                          --          234,817
Other                                                                648,950          757,554
                                                               -------------    -------------
            Total assets                                       $ 461,645,296    $ 426,008,780
                                                               =============    =============
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

LIABILITIES
    Losses and loss expenses                                   $ 171,615,749    $ 156,476,124
    Unearned premiums                                            117,191,350       99,940,381
    Accrued expenses                                               5,919,747        5,877,475
    Reinsurance balances payable                                   1,274,636        1,634,975
    Federal income taxes payable                                      93,483               --
    Cash dividend declared to stockholders                                --          797,282
    Line of credit                                                28,200,000       40,000,000
    Accounts payable - securities                                  7,566,092          959,652
    Due to affiliate                                               4,268,643        4,528,996
    Other                                                          1,442,635        1,664,304
                                                               -------------    -------------
            Total liabilities                                    337,572,335      311,879,189
                                                               -------------    -------------
STOCKHOLDERS' EQUITY
    Preferred stock, $1.00 par value, authorized
        2,000,000 shares; none issued
    Common stock, $1.00 par value, authorized none and
        20,000,000 shares, issued none and 8,980,977 shares
        and outstanding none and 8,858,689 shares                         --        8,980,977
    Class A common stock, $.01 par value, authorized
        30,000,000 shares, issued 6,074,126 and 0 shares and
        outstanding 5,992,602 and 0 shares                            60,741               --
    Class B common stock, $.01 par value, authorized
        10,000,000 shares, issued 3,021,299 and 0 shares and
        outstanding 2,980,537 and 0 shares                            30,213               --
    Additional paid-in capital                                    57,017,352       46,969,840
    Accumulated other comprehensive income (loss)                  3,641,004         (199,063)
    Retained earnings                                             64,215,399       59,269,593
    Treasury stock                                                  (891,748)        (891,756)
                                                               -------------    -------------
            Total stockholders' equity                           124,072,961      114,129,591
                                                               -------------    -------------
            Total liabilities and stockholders' equity         $ 461,645,296    $ 426,008,780
                                                               =============    =============

* Restated - See note 9.

          See accompanying notes to consolidated financial statements.


                       DONEGAL GROUP INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                               NINE MONTHS ENDED SEPTEMBER 30,
                                                                    2001             2000*
                                                                    ----             -----
REVENUES:
    Net premiums earned                                        $ 124,291,595    $ 111,684,838
    Investment income, net of investment expenses                 11,988,347       12,009,023
    Net realized investment gains (losses)                          (448,462)         442,927
    Lease income                                                     599,564          625,070
    Service charge income                                          1,223,937        1,157,898
                                                               -------------    -------------
        Total revenues                                           137,654,981      125,919,756
                                                               -------------    -------------

EXPENSES:
    Net losses and loss expenses                                  84,116,321       77,568,493
    Amortization of deferred policy acquisition costs             20,168,000       19,055,000
    Other underwriting expenses                                   20,144,001       16,772,418
    Policy dividends                                               1,182,481          957,319
    Interest                                                       1,857,727        2,394,889
    Other expenses                                                 1,417,586          852,754
                                                               -------------    -------------
        Total expenses                                           128,886,116      117,600,873
                                                               -------------    -------------

    Income before income taxes                                     8,768,865        8,318,883
Income taxes                                                       2,093,579        2,086,727
                                                               -------------    -------------
    Net income                                                 $   6,675,286    $   6,232,156
                                                               =============    =============

Earnings per common share
    Basic                                                      $        0.75    $        0.72
                                                               =============    =============
    Diluted                                                    $        0.74    $        0.72
                                                               =============    =============




                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                   (Unaudited)

                                                               NINE MONTHS ENDED SEPTEMBER 30,
                                                                    2001            2000*
                                                                    -----           -----

Net income                                                     $   6,675,286    $   6,232,156
Other comprehensive income, net of income tax
    Unrealized gains on securities:
        Unrealized holding gain during the period,
            net of income tax                                      3,544,082          901,414
        Reclassification adjustment, net of income tax               295,985         (292,332)
                                                               -------------    -------------
Other comprehensive income                                         3,840,067          609,082
                                                               -------------    -------------
Comprehensive income                                           $  10,515,353    $   6,841,238
                                                               =============    =============


* Restated - see note 9.

          See accompanying notes to consolidated financial statements.

                       DONEGAL GROUP INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)


                                                       THREE MONTHS ENDED SEPTEMBER 30,
                                                           2001            2000*
                                                           ----            ----
REVENUES:
   Net premiums earned                                 $ 42,598,703    $ 39,149,006
   Investment income, net of investment expenses          3,710,452       4,127,896
   Net realized investment gains (losses)                  (562,301)        333,720
   Lease income                                             199,948         210,076
   Service charge income                                    419,184         408,362
                                                       ------------    ------------
     Total revenues                                      46,365,986      44,229,060
                                                       ------------    ------------

EXPENSES:
   Net losses and loss expenses                          30,026,448      26,795,640
   Amortization of deferred policy acquisition costs      6,997,000       6,679,000
   Other underwriting expenses                            6,944,584       5,820,077
   Policy dividends                                         465,779         370,084
   Interest                                                 465,726         813,901
   Other expenses                                           339,871         284,747
                                                       ------------    ------------
     Total expenses                                      45,239,408      40,763,449
                                                       ------------    ------------

   Income before income taxes                             1,126,578       3,465,611
Income taxes                                                103,156         898,636
                                                       ------------    ------------
   Net income                                          $  1,023,422    $  2,566,975
                                                       ============    ============

Earnings per common share
   Basic                                               $       0.11    $       0.29
                                                       ============    ============
   Diluted                                             $       0.11    $       0.29
                                                       ============    ============



                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                   (Unaudited)

                                                       THREE MONTHS ENDED SEPTEMBER 30,
                                                           2001            2000*
                                                           ----            ----
Net income                                             $  1,023,422    $  2,566,975
Other comprehensive income, net of income tax
   Unrealized gains on securities:
     Unrealized holding gain during the period,
        net of income tax                                 2,172,740         889,579
     Reclassification adjustment, net of income tax         371,119        (220,255)
                                                       ------------    ------------
Other comprehensive income                                2,543,859         669,324
                                                       ------------    ------------
Comprehensive income                                   $  3,567,281    $  3,236,299
                                                       ============    ============

* Restated - see note 9.

          See accompanying notes to consolidated financial statements.



                       DONEGAL GROUP INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                   (Unaudited)
                     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001


                                                                    Common Stock                                     Additional
                                    Prior        Class A      Class B        Prior        Class A       Class B        Paid-In
                                   Shares        Shares        Shares        Amount        Amount        Amount        Capital
                                   ------        -------      -------        ------        ------        ------        -------
Balance,December 31, 2000*       8,980,977                               $   8,980,977   $      --     $      --    $ 46,969,840

Issuance of common stock            61,830       39,039         3,758           61,830         390            38         995,485

Recapitalization                (9,042,807)   6,027,975     3,013,987       (9,042,807)     60,280        30,140       8,949,361


Net income

Cash dividends

Exercise of stock options                         7,112         3,554                           71            35         102,666

Other comprehensive income
                               -------------------------------------------------------------------------------------------------
Balance, September 30, 2001             --    6,074,126     3,021,299    $          --   $  60,741     $  30,213    $ 57,017,352
                               =================================================================================================



                                Accumulated
                                    Other                                       Total
                               Comprehensive     Retained       Treasury     Stockholders'
                               Income (Loss)     Earnings        Stock          Equity
                                   ------        --------        -----          ------
Balance,December 31, 2000*      $  (199,063)   $ 59,269,593   $  (891,756)   $ 114,129,591

Issuance of common stock                                                         1,057,743

Recapitalization                                                        8           (3,018)


Net income                                        6,675,286                      6,675,286

Cash dividends                                   (1,729,480)                    (1,729,480)

Exercise of stock options                                                          102,772

Other comprehensive income        3,840,067                                      3,840,067
                               -----------------------------------------------------------
Balance, September 30, 2001     $ 3,641,004    $ 64,215,399   $  (891,748)   $ 124,072,961
                               ===========================================================


* Restated - see note 9.

          See accompanying notes to consolidated financial statements.

                       DONEGAL GROUP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                                                2001            2000*
                                                                ----            -----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                              $  6,675,286    $  6,232,156
                                                           ------------    ------------
   Adjustments to reconcile net income to net cash
       provided by operating activities:
     Depreciation and amortization                              839,380         799,723
     Realized investment gain                                   448,462        (442,927)
   Changes in assets and liabilities:
     Losses and loss expenses                                15,139,625       8,415,628
     Unearned premiums                                       17,250,969      15,019,978
     Premiums receivable                                     (7,103,343)     (4,380,245)
     Deferred policy acquisition costs                       (1,555,147)     (1,788,273)
     Deferred income taxes                                     (569,391)        162,627
     Reinsurance receivable                                  (9,656,435)     (4,278,936)
     Prepaid reinsurance premiums                            (6,712,215)     (4,393,859)
     Accrued investment income                                  311,166        (520,900)
     Due to affiliate                                          (260,353)        138,078
     Reinsurance balances payable                              (360,339)         67,621
     Current income taxes                                       353,445         550,176
     Other, net                                                (116,544)       (605,458)
                                                           ------------    ------------
        Net adjustments                                       8,009,280       8,743,233
                                                           ------------    ------------
Net cash provided by operating activities                    14,684,566      14,975,389
                                                           ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of fixed maturities
     Held to maturity                                       (36,895,097)    (11,725,356)
     Available for sale                                     (53,380,298)    (21,232,004)
   Purchase of equity securities, available for sale        (10,046,952)    (23,163,599)
   Maturity of fixed maturities
     Held to maturity                                        40,209,398      10,860,429
     Available for sale                                      36,307,020       6,576,600
   Sale of fixed maturities, available for sale              12,275,464       1,490,469
   Sale of equity securities, available for sale              5,770,980      14,318,432
   Net purchase of property and equipment                      (140,233)       (194,001)
   Net sales of short-term investments                        2,630,069       4,411,044
                                                           ------------    ------------
     Net cash used in investing activities                   (3,269,649)    (18,657,986)
                                                           ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Cash dividends paid                                       (2,526,762)     (2,333,081)
   Issuance of common stock                                   1,157,497       2,308,227
   Line of credit, net                                      (11,800,000)      3,000,000
                                                           ------------    ------------
     Net cash provided by (used in) financing activities    (13,169,265)      2,975,146
                                                           ------------    ------------

Net decrease in cash                                         (1,754,348)       (707,451)
Cash at beginning of period                                   5,182,988       4,500,570
                                                           ------------    ------------
Cash at end of period                                      $  3,428,640    $  3,793,119
                                                           ============    ============

Cash paid during period - Interest                         $  2,426,292    $  2,214,867
Net cash paid during period - Taxes                        $  2,325,000    $  1,374,777


* Restated - see note 9.

          See accompanying notes to consolidated financial statements.

                       DONEGAL GROUP INC. AND SUBSIDIARIES
                                   (UNAUDITED)
               SUMMARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 -  ORGANIZATION

     Donegal Group Inc. (the "Company") was organized as a regional insurance holding company by Donegal Mutual Insurance Company (the "Mutual Company") on August 26, 1986 and operates in the Mid-Atlantic and Southern states through its wholly-owned stock insurance companies, Atlantic States Insurance Company ("Atlantic States"), Southern Heritage Insurance Company ("Southern Heritage"), Southern Insurance Company of Virginia ("Southern"), Pioneer Insurance Company - New York ("Pioneer - New York") and Pioneer Insurance Company - Ohio ("Pioneer - Ohio") (collectively "Insurance Subsidiaries"). The Company has three operating segments: the investment function, the personal lines of insurance and the commercial lines of insurance. Products offered in the personal lines of insurance consist primarily of homeowners and private passenger automobile policies. Products offered in the commercial lines of insurance consist primarily of commercial automobile, commercial multiple peril and workers' compensation policies. The Insurance Subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examinations by those departments. The Insurance Subsidiaries are also subject to competition from other insurance companies in their operating areas. Atlantic States participates in an inter-company pooling arrangement with the Mutual Company and assumes 70% of the pooled business (65% prior to July 1, 2000). Southern cedes 50% of its business to the Mutual Company. At September 30, 2001, the Mutual Company held 62% of the outstanding common stock of the Company.

     During 2000, the Company acquired 45% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"), a bank holding company, for $3,042,000 in cash. The remaining 55% of the outstanding stock of DFSC is owned by the Mutual Company.

     Effective January 1, 2001, Southern Heritage entered into an agreement with Mutual Company, under which Southern Heritage cedes, and then reassumes back, 100% of their business net of reinsurance. The primary purpose of this agreement is to provide Southern Heritage with the same A.M. Best rating (currently "A") as the Mutual Company, which Southern Heritage could not achieve without this contract in place. This agreement does not transfer insurance risk. While this subsidiary ceded and reassumed amounts received from policyholders of $4,008,652 and $12,139,925 and claims of $1,610,080 and $5,654,699 under this agreement for the three and nine months ended September 30, 2001, respectively, the amounts are not reflected in the consolidated financial statements. The aggregate liabilities ceded and reassumed under this agreement were $16,182,239 at September 30, 2001.

     The Company has announced plans to streamline its corporate structure by merging a number of its subsidiaries together. Pending regulatory approval, Southern Heritage Insurance Company will be merged into Southern Insurance Company of Virginia. Regulatory approvals have been received for the mergers of Delaware Atlantic Insurance Company and Pioneer - New York into Atlantic States Insurance Company and these mergers are effective August 1, 2001 and October 1, 2001 respectively. These mergers are not anticipated to have a material impact on the Company.

     On April 19, 2001 the Company's stockholders approved an amendment to the Company's Certificate of Incorporation. Among other things, the amendment reclassified the Company's common stock as Class B common stock and effected a one-for-three reverse split of the Company's Class B common stock effective April 19, 2001. The amendment also authorized a new class of common stock with one-tenth of a vote per share designated as Class A common stock. The Company's Board also approved a dividend of two shares of Class A common stock for each share of Class B common stock, after the one-for-three reverse split, held of record at the close of business April 19, 2001. The effect of the reverse split and the stock dividend taken together is that the Company will have the same total number of shares outstanding after the reverse split and the stock dividend as it did before the reverse split and the stock dividend. Therefore, there is no change in the historical earnings per share of the Class A common stock and the Class B common stock after the reverse split and the stock dividend compared to before the reverse split and the stock dividend.

     Each share of Class A common stock outstanding at the time of the declaration of any dividend or other distribution payable in cash upon the shares of Class B common stock is entitled to a dividend or distribution payable at the same time and to stockholders of record on the same date in an amount at least 10% greater than any dividend declared upon each share of Class B common stock. In the event of a merger or consolidation of the Company with or into another entity, the holders of Class A common stock and the holders of Class B common stock are entitled to receive the same per share consideration in such merger or consolidation. In the event of any liquidation, dissolution or winding-up of the Company, any assets available to common stockholders will be distributed pro-rata to the holders of Class A and Class B common stock.

2 -  BASIS OF PRESENTATION

     The financial information for the interim period included herein is unaudited; however, such information reflects all adjustments, consisting only of normal recurring adjustments, which, in the opinion of management, are necessary to a fair presentation of the financial position, results of operations and cash flow for the interim period included herein. The results of operations for the three and nine months ended September 30, 2001, are not necessarily indicative of results of operations to be expected for the twelve months ended December 31, 2001.

     These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.


3 -  RECLASSIFICATIONS

     Certain amounts in these financial statements have been reclassified from those previously presented. Gross and ceded premiums earned and losses and loss adjustment expenses are no longer presented in the statements of income. Reinsurance recoverable, prepaid reinsurance premiums, unearned premiums, and the liabilities for losses and loss adjustment expenses have been reduced in the consolidated balance sheet as they no longer include the amounts ceded and reassumed under agreements between several subsidiaries and the Mutual Company. The primary purpose of the agreements is to provide these subsidiaries with the same A.M. Best rating (currently "A") as the Mutual Company, which these subsidiaries could not achieve without these contracts in place. These agreements do not transfer risk. The consolidated statements of cash flows have been revised to conform to the changes in the consolidated balance sheet. These reclassifications had no effect on total revenues, total expenses, net income, net income per share, cash flows provided by operating activities, or stockholders' equity.

4 -  EARNINGS PER SHARE

     The computation of basic and diluted earnings per share is as follows:

                                                        WEIGHTED
                                                         AVERAGE        EARNINGS
                                            NET          SHARES           PER
                                          INCOME       OUTSTANDING       SHARE
                                          ------       -----------       -----
THREE MONTHS ENDED SEPTEMBER 30:

2001
       Basic                             $1,023,422      8,963,207       $ .11
       Effect of stock options                  ---        172,497         ---
                                         ----------      ---------       -----
       Diluted                           $1,023,422      9,135,704       $ .11
                                          ---------      ---------       -----


2000
       Basic                             $2,566,975      8,768,751       $ .29
       Effect of stock options                  ---            ---         ---
                                         ----------      ---------       -----
       Diluted                           $2,566,975      8,768,751       $ .29
                                         ----------      ----------      -----

NINE MONTHS ENDED SEPTEMBER 30:

2001
       Basic                             $6,675,286      8,927,446       $ .75
       Effect of stock options                  ---        146,295         .01
                                         ----------      ----------      -----
       Diluted                           $6,675,286      9,073,741       $ .74
                                         ----------      ----------      -----

2000
       Basic                             $6,232,156      8,674,174       $ .72
       Effect of stock options                  ---            ---         ---
                                         ----------      ---------       ------
       Diluted                           $6,232,156      8,674,174       $ .72
                                         ----------      ---------       -----

     The following options to purchase shares of common stock were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price:

                              FOR THE THREE MONTHS         FOR THE NINE MONTHS
                              ENDED SEPTEMBER 30,          ENDED SEPTEMBER 30,
                              2001            2000         2001          2000
                              ----            ----         ----          ----

Number of Options           1,042,338       1,425,281    1,042,338     1,425,281
                            =========       =========    =========     =========

5 -  SEGMENT INFORMATION

     The Company evaluates the performance of the personal lines and commercial lines based upon underwriting results as determined under statutory accounting practices (SAP), which is used by management to measure performance for the total business of the Company. Financial data by segment is as follows:

                                                THREE MONTHS ENDED SEPTEMBER 30
                                                       2001            2000
--------------------------------------------------------------------------------
                                                       ($ in thousands)
--------------------------------------------------------------------------------
Revenues:
   Premiums earned:
     Commercial lines                              $16,078           $14,183
     Personal lines                                 26,521            24,966
--------------------------------------------------------------------------------
       Total net premiums earned                    42,599            39,149
--------------------------------------------------------------------------------
   Net investment income                             3,710             4,128
   Realized investment gains (losses)                 (562)              334
   Other                                               619               618
--------------------------------------------------------------------------------
Total revenues                                     $46,366           $44,229
================================================================================

Income before income taxes:
   Underwriting income (loss)
     Commercial lines                              $  (113)          $  (141)
     Personal lines                                 (2,394)           (1,638)
--------------------------------------------------------------------------------
       SAP underwriting loss                        (2,507)           (1,779)
     GAAP adjustments                                  672             1,263
--------------------------------------------------------------------------------
       GAAP underwriting loss                       (1,835)             (516)
   Net investment income                             3,710             4,128
   Realized investment gains (losses)                 (562)              334
   Other                                              (186)             (480)
--------------------------------------------------------------------------------
Income before income taxes                         $ 1,127            $3,466
================================================================================

                                                 NINE MONTHS ENDED SEPTEMBER 30
                                                     2001              2000
--------------------------------------------------------------------------------
                                                       ($ in thousands)
--------------------------------------------------------------------------------
Revenues:
   Premiums earned:
     Commercial lines                             $ 46,661         $  39,530
     Personal lines                                 77,631            72,155
--------------------------------------------------------------------------------
       Total net premiums earned                   124,292           111,685
--------------------------------------------------------------------------------
     Net investment income                          11,988            12,009
     Realized investment gains (losses)               (448)              443
     Other                                           1,823             1,783
--------------------------------------------------------------------------------
Total revenues                                    $137,655         $ 125,920
================================================================================

Income before income taxes:
   Underwriting income (loss)
     Commercial lines                             $   (543)        $     317
     Personal lines                                 (2,343)           (4,903)
--------------------------------------------------------------------------------
       SAP underwriting loss                        (2,886)           (4,586)
     GAAP adjustments                                1,567             1,917
--------------------------------------------------------------------------------
       GAAP underwriting income (loss)              (1,319)           (2,669)
   Net investment income                            (1,988)           12,009
   Realized investment gains (losses)                 (448)              443
   Other                                            (1,452)           (1,464)
--------------------------------------------------------------------------------
Income before income taxes                        $  8,769         $   8,319
--------------------------------------------------------------------------------

6 -  RESTRUCTURING CHARGE

     On September 29, 1999, the Company announced a plan to consolidate certain subsidiary support functions into its Marietta, Pennsylvania office. As a result of this consolidation, the Company recorded a restructuring charge in 1999 of $2,044,000 for employee termination benefits, occupancy charges, lease cancellation costs and asset impairments. The charge was included in other underwriting expenses. The consolidation has been completed.

     Employee termination benefits include severance payments, which were paid either in a lump sum or over a defined period, and related benefits for approximately 60 employees. Of the terminated employees, approximately 50% were from subsidiary support functions and approximately 50% were from the Marietta, Pennsylvania office. By December 31, 1999, all of the terminated employees had left the employment of the Company.

     Included in occupancy charges are future lease obligations, less anticipated sublease benefits, for leased space that is no longer being used by the Delaware Atlantic and Southern Heritage subsidiary support functions.

     Also included in the restructuring charges were contract cancellation costs that represented the estimated cost to buy out of the remaining term on printer, copier, and computer processing contracts that provided no future benefits to the Company as a result of the restructuring. By December 31, 1999, all such assets had been taken out of service.

     Asset impairments, which were a direct result of the consolidation of subsidiary functions, amounted to $407,000. They consisted of capitalized programming and data center costs, voice systems, and leasehold and office improvements. These assets were written-down to zero in 1999. By December 31, 1999, all such assets were taken out of service.

     Activity in the restructuring accrual is as follows:


                                           EMPLOYEE
                                         TERMINATION                    CONTRACT
                                          BENEFITS      OCCUPANCY     CANCELLATIONS     TOTALS
-------------------------------------------------------------------------------------------------
RESTRUCTURING CHARGE                      $782,000      $488,000        $529,000     $1,799,000
CASH PAYMENT                              (343,000)      (47,000)       (365,000)      (755,000)
REVERSAL OF PRIOR ACCRUAL                  (71,000)            -         (91,000)      (162,000)
-------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999              $368,000      $441,000        $ 73,000       $882,000
-------------------------------------------------------------------------------------------------
CASH PAYMENTS                             (339,000)     (155,000)        (73,000)      (567,000)
ACCRUAL ADJUSTMENT                               -        12,000               -         12,000
-------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000              $ 29,000      $298,000        $      -       $327,000
CASH PAYMENTS                               (8,000)      (74,000)              -        (82,000)
-------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 2001             $ 21,000      $224,000        $      -     $  245,000
-------------------------------------------------------------------------------------------------



7 -  RECENT ACCOUNTING STANDARDS -
     ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     The Company has no derivative instruments or hedging activities as defined in accordance with the Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No 133", which statements became effective January 1, 2001. On January 1, 2001, the Company transferred investments with an amortized cost of $51,640,154 and fair value of $52,444,675 from the held to maturity classification to the available for sale classification under the provisions of SFAS No. 133 and 138. The unrealized holding gain of $804,521 at January 1, 2001 was reported in other comprehensive income. The transfer had no impact on net income.

     BUSINESS COMBINATIONS

     In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the purchase method of accounting to be used for all future business combinations and contains provisions for the accounting for goodwill and intangible assets. SFAS No. 142 is effective January 1, 2002, and will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead evaluated for impairment.

     As of the date of adoption, the Company expects to have unamortized goodwill in the amount of $117,000 which will be subject to the transition provisions of Statements 141 and 142, no unamortized identifiable intangible assets, and no unamortized negative goodwill. Amortization expense related to goodwill was $61,534 and $45,758 for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively. The impact of adopting these Statements on the Company's financial statements is not expected to be material.

8 -  IMPLEMENTATION OF CODIFICATION

     The National Association of Insurance Commissioners (NAIC) has adopted the Codification of Statutory Accounting Principles with an effective date of January 1, 2001. The codified principles are intended to provide a basis of accounting recognized and adhered to in the absence of conflict with, or silence of, state statutes and regulations. The impact of the codified principles on the statutory capital and surplus of the Company's Insurance Subsidiaries as of January 1, 2001 is as follows: Atlantic States - $5,922,449 increase; Southern Heritage - $1,083,354 increase; Pioneer-Ohio - $313,638 increase; Delaware Atlantic - $246,293 increase; Southern of Virginia - $1,171,204 increase; and Pioneer - New York - 0.

9 -  BUSINESS COMBINATION

     In January 2001, the Company acquired all of the outstanding shares of Pioneer - New York from the Mutual Company, which previously owned 100% of Pioneer - New York. The acquisition has been accounted for as a reorganization of entities under common control, similar to a pooling of interests, as both Pioneer - New York and the Company are under the common management and control of the Mutual Company. As such, all financial data prior to January 1, 2001 has been restated to include the results of operations, financial position and cash flows of Pioneer - New York.

     The following information presents certain income statement data of the separate companies for the period preceding the merger:

     Three and nine months ended September 30, 2000 (unaudited):

     Revenues                         Three Months Ended      Nine Months Ended
                                      September 30, 2000     September 30, 2000
                                      ------------------     -------------------

        Donegal Group Inc.               $43,630,503            $124,177,637

        Pioneer - New York                   598,557               1,742,119
                                         -----------            ------------

             Total                       $44,229,060            $125,919,756

     Net income (loss)

        Donegal Group Inc.               $ 2,602,045            $  6,322,679

        Pioneer - New York                   (35,070)                (90,523)
                                         -----------            ------------

            Total                        $ 2,566,975            $  6,232,156

     In connection with the transaction, the Company issued the Mutual Company a $4,441,311 note, which bears a 6% rate and is due in one year. The Company classifies this note in Due to Affiliate. There were no material transactions between Donegal Group Inc. and Pioneer - New York prior to the merger. Pioneer - New York's accounting policies, which were previously based on statutory accounting principles, were conformed to the Company's accounting policies. Such changes did not materially impact Pioneer - New York's net income.


                       DONEGAL GROUP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)


                                                               JUNE 30, 2001    DEC. 31, 2000*
                                                               -------------    --------------
ASSETS
------

Investments
    Fixed maturities
        Held to maturity, at amortized cost                    $  88,835,677    $ 143,181,718
        Available for sale, at market value                      158,207,013      114,611,183
    Equity securities, available for sale at market               14,012,536       12,112,236
    Short-term investments, at cost, which
        approximates market                                       15,486,003       19,439,505
                                                               -------------    -------------
            Total investments                                    276,541,229      289,344,642
Cash                                                               4,429,540        5,182,988
Accrued investment income                                          4,000,067        4,002,464
Premiums receivable                                               27,352,707       21,758,502
Reinsurance receivable                                            58,704,571       54,543,884
Deferred policy acquisition costs                                 13,129,124       12,284,214
Federal income tax receivable                                             --          259,962
Deferred federal income taxes                                      7,320,544        7,690,886
Prepaid reinsurance premiums                                      28,886,480       24,712,384
Property and equipment, net                                        4,882,667        5,236,483
Accounts receivable - securities                                   9,673,641          234,817
Other                                                                689,420          757,554
                                                               -------------    -------------
            Total assets                                       $ 435,609,990    $ 426,008,780
                                                               =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

LIABILITIES
    Losses and loss expenses                                   $ 162,723,837    $ 156,476,124
    Unearned premiums                                            110,550,588       99,940,381
    Accrued expenses                                               5,170,815        5,877,475
    Reinsurance balances payable                                   1,039,705        1,634,975
    Federal income taxes payable                                     197,959               --
    Cash dividend declared to stockholders                                --          797,282
    Line of credit                                                28,200,000       40,000,000
    Accounts payable - securities                                  1,808,232          959,652
    Due to affiliate                                               3,607,566        4,528,996
    Other                                                          1,295,903        1,664,304
                                                               -------------    -------------
            Total liabilities                                    314,594,605      311,879,189
                                                               -------------    -------------

STOCKHOLDERS' EQUITY
    Preferred stock, $1.00 par value, authorized
        2,000,000 shares; none issued
    Common stock, $1.00 par value, none and 20,000,000
        authorized, issued 0 and 8,980,977 shares and
        outstanding 0 and 8,858,689 shares                                --        8,980,977
    Class A common stock, $.01 par value, authorized
        30,000,000 shares, issued 6,047,734 and 0 shares and
        outstanding 5,966,210 and 0 shares                            60,477               --
    Class B common stock, $.01 par value, authorized
        10,000,000 shares, issued 3,015,775 and 0 shares and
        outstanding 2,975,013 and 0 shares                            30,158               --
    Additional paid-in capital                                    56,661,826       46,969,840
    Accumulated other comprehensive income (loss)                  1,097,145         (199,063)
    Retained earnings                                             64,057,527       59,269,593
    Treasury stock                                                  (891,748)        (891,756)
                                                               -------------    -------------
            Total stockholders' equity                           121,015,385      114,129,591
                                                               -------------    -------------
            Total liabilities and stockholders' equity         $ 435,609,990    $ 426,008,780
                                                               =============    =============

* Restated - See note 9

          See accompanying notes to consolidated financial statements.


                       DONEGAL GROUP INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                        SIX MONTHS ENDED JUNE 30,
                                                           2001          2000*
                                                           ----          -----
REVENUES:
    Net premiums earned                                 $81,692,892   $72,535,832
    Investment income, net of investment expenses         8,277,895     7,881,127
    Realized gain                                           113,839       109,207
    Lease income                                            399,616       414,994
    Service charge income                                   804,753       749,536
                                                        -----------   -----------
        Total revenues                                   91,288,995    81,690,696
                                                        -----------   -----------

EXPENSES:
    Net losses and loss expenses                         54,089,873    50,772,853
    Amortization of deferred policy acquisition costs    13,171,000    12,376,000
    Other underwriting expenses                          13,199,417    10,952,341
    Policy dividends                                        716,702       587,235
    Interest                                              1,392,001     1,580,988
    Other expenses                                        1,077,715       568,007
                                                        -----------   -----------
        Total expenses                                   83,646,708    76,837,424
                                                        -----------   -----------

    Income before income taxes                            7,642,287     4,853,272
Income taxes                                              1,990,423     1,188,091
                                                        -----------   -----------
    Net income                                          $ 5,651,864   $ 3,665,181
                                                        ===========   ===========

Earnings per common share
    Basic                                               $      0.63   $      0.42
                                                        ===========   ===========
    Diluted                                             $      0.63   $      0.42
                                                        ===========   ===========



                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
                                   (Unaudited)

                                                            SIX MONTHS ENDED JUNE 30,
                                                               2001           2000
                                                               ----           ----

Net income                                              $ 5,651,864   $ 3,665,181
Other comprehensive income (loss), net of income tax
    Unrealized gains on securities:
        Unrealized holding gain during the period,
            net of income tax                             1,371,342        11,835
        Reclassification adjustment, net of income tax      (75,134)      (72,077)
                                                        -----------   -----------
Other comprehensive income (loss)                         1,296,208       (60,242)
                                                        -----------   -----------
Comprehensive income                                    $ 6,948,072   $ 3,604,939
                                                        ===========   ===========

* Restated - see note 9.

          See accompanying notes to consolidated financial statements.

                       DONEGAL GROUP INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)


                                                        THREE MONTHS ENDED JUNE 30,
                                                           2001            2000*
                                                           ----            ----
REVENUES:
   Net premiums earned                                 $ 41,651,990    $ 36,447,134
   Investment income, net of investment expenses          4,236,709       3,901,058
   Realized gain (loss)                                      (6,968)        391,117
   Lease income                                             198,925         208,222
   Service charge income                                    416,313         385,832
                                                       ------------    ------------
       Total revenues                                    46,496,969      41,333,363
                                                       ------------    ------------

EXPENSES:
   Net losses and loss expenses                          27,931,189      24,823,941
   Amortization of deferred policy acquisition costs      6,668,000       6,208,000
   Other underwriting expenses                            6,694,388       5,694,300
   Policy dividends                                         317,322         234,273
   Interest                                                 579,387         757,778
   Other expenses                                           682,378         294,120
                                                       ------------    ------------
       Total expenses                                    42,872,664      38,012,412
                                                       ------------    ------------

   Income before income taxes                             3,624,305       3,320,951
Income taxes                                                927,036         818,452
                                                       ------------    ------------
   Net income                                          $  2,697,269    $  2,502,499
                                                       ============    ============

Earnings per common share
   Basic                                               $       0.30    $       0.29
                                                       ============    ============
   Diluted                                             $       0.30    $       0.29
                                                       ============    ============



                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
                                   (Unaudited)

                                                        THREE MONTHS ENDED JUNE 30,
                                                           2001            2000*
                                                           ----            ----
Net income                                             $  2,697,269    $  2,502,499
Other comprehensive income (loss), net of income tax
   Unrealized gains on securities:
      Unrealized holding gain (loss) during the period,
         net of income tax                                 (543,813)        499,967
      Reclassification adjustment, net of income tax          4,599        (258,138)
                                                       ------------    ------------
Other comprehensive income (loss)                          (539,214)        241,829
                                                       ------------    -----------
Comprehensive income                                   $  2,158,055    $  2,744,328
                                                       ============    ============


* Restated - see note 9.

          See accompanying notes to consolidated financial statements.



                       DONEGAL GROUP INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                   (Unaudited)
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001



                                                                    Common Stock                                     Additional
                                    Prior        Class A      Class B        Prior        Class A       Class B        Paid-In
                                   Shares        Shares        Shares        Amount        Amount        Amount        Capital
                                   ------        -------      -------        ------        ------        ------        -------
Balance,December 31, 2000*       8,980,977                               $   8,980,977   $      --     $      --    $ 46,969,840

Issuance of common stock            61,830       16,181                         61,830         162                       691,603

Recapitalization                (9,042,807)   6,027,997     3,013,998       (9,042,807)     60,280        30,140       8,949,479


Net income

Cash dividends

Exercise of stock options                         3,556         1,777                           35            18          50,904

Other comprehensive income
                               -------------------------------------------------------------------------------------------------
Balance, June 30, 2001                  --    6,047,734     3,015,775    $          --   $  60,477     $  30,158    $ 56,661,826
                               =================================================================================================



                                Accumulated
                                    Other                                       Total
                               Comprehensive     Retained      Treasury      Stockholders'
                               Income (Loss)     Earnings        Stock          Equity
                                   ------        --------        -----          ------
Balance,December 31, 2000*      $  (199,063)   $ 59,269,593   $  (891,756)   $ 114,129,591

Issuance of common stock                                                           753,595

Recapitalization                                                        8           (2,900)


Net income                                        5,651,864                      5,651,864

Cash dividends                                     (863,930)                      (863,930)

Exercise of stock options                                                           50,957

Other comprehensive income        1,296,208                                      1,296,208
                               -----------------------------------------------------------
Balance, June 30, 2001          $ 1,097,145   $  64,057,527   $  (891,748)   $ 121,015,385
                               ===========================================================


* Restated - see note 9.

          See accompanying notes to consolidated financial statements.


                       DONEGAL GROUP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                           SIX MONTHS ENDED JUNE 30,
                                                             2001             2000*
                                                             ----             -----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                             $  5,651,864    $  3,665,181
                                                          ------------    ------------
   Adjustments to reconcile net income to net
         cash provided by operating activities:
      Depreciation and amortization                            564,508         531,677
      Realized investment gain                                (113,839)       (109,207)
   Changes in assets and liabilities:
      Losses and loss expenses                               5,004,810       1,536,925
      Unearned premiums                                      9,375,528       6,879,373
      Premiums receivable                                   (5,594,205)     (3,449,513)
      Deferred policy acquisition costs                       (844,910)       (544,358)
      Deferred income taxes                                   (297,401)        333,926
      Reinsurance receivable                                (2,917,784)       (114,804)
      Prepaid reinsurance premiums                          (2,939,417)     (3,150,833)
      Accrued investment income                                  2,397        (168,086)
      Due to affiliate                                        (921,430)       (101,842)
      Reinsurance balances payable                            (595,270)        (38,744)
      Current income taxes                                     457,921          39,279
      Other, net                                            (1,037,422)       (966,099)
                                                          ------------    ------------
         Net adjustments                                       143,486         677,694
                                                          ------------    ------------
      Net cash provided by operating activities              5,795,350       4,342,875
                                                          ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of fixed maturities
      Held to maturity                                     (13,659,750)     (5,912,003)
      Available for sale                                   (25,623,643)    (13,194,803)
   Purchase of equity securities, available for sale        (6,742,189)    (13,470,191)
   Maturity of fixed maturities
      Held to maturity                                      16,304,164       6,625,468
      Available for sale                                    22,506,453       4,700,000
   Sale of fixed maturities, available for sale              4,271,591         496,250
   Sale of equity securities, available for sale             5,180,419       9,440,407
   Net purchase of property and equipment                      (79,785)       (139,168)
   Net sales of short-term investments                       3,953,502       4,279,814
                                                          ------------    ------------
      Net cash provided by (used in) investing activities    6,110,762      (7,174,226)
                                                          ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Cash dividends paid                                      (1,661,212)     (1,547,121)
   Issuance of common stock                                    801,652       1,715,694
   Line of credit, net                                     (11,800,000)             --
                                                          ------------    ------------
      Net cash provided by (used in) financing activities  (12,659,560)        168,573
                                                          ------------    ------------

Net decrease in cash                                          (753,448)     (2,662,778)
Cash at beginning of period                                  5,182,988       4,500,570
                                                          ------------    ------------
Cash at end of period                                     $  4,429,540    $  1,837,792
                                                          ============    ============

Cash paid during period - Interest                        $  2,045,457    $  1,102,693
Net cash paid during period - Taxes                       $  1,825,000    $    810,456


* Restated - see note 9

          See accompanying notes to consolidated financial statements.

                       DONEGAL GROUP INC. AND SUBSIDIARIES
                                   (UNAUDITED)
               SUMMARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 -  ORGANIZATION

     Donegal Group Inc. (the "Company") was organized as a regional insurance holding company by Donegal Mutual Insurance Company (the "Mutual Company") on August 26, 1986 and operates in the Mid-Atlantic and Southern states through its wholly-owned stock insurance companies, Atlantic States Insurance Company ("Atlantic States"), Southern Heritage Insurance Company ("Southern Heritage"), Southern Insurance Company of Virginia ("Southern"), Pioneer Insurance Company - New York ("Pioneer - New York") and Pioneer Insurance Company - Ohio ("Pioneer - Ohio") (collectively "Insurance Subsidiaries"). The Company has three operating segments: the investment function, the personal lines of insurance and the commercial lines of insurance. Products offered in the personal lines of insurance consist primarily of homeowners and private passenger automobile policies. Products offered in the commercial lines of insurance consist primarily of commercial automobile, commercial multiple peril and workers' compensation policies. The Insurance Subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examinations by those departments. The Insurance Subsidiaries are also subject to competition from other insurance companies in their operating areas. Atlantic States participates in an inter-company pooling arrangement with the Mutual Company and assumes 70% of the pooled business (65% prior to July 1, 2000). Southern cedes 50% of its business to the Mutual Company. At June 30, 2001, the Mutual Company held 62% of the outstanding common stock of the Company.

     During 2000, the Company acquired 45% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"), a bank holding company, for $3,042,000 in cash. The remaining 55% of the outstanding stock of DFSC is owned by the Mutual Company.

     Effective January 1, 2001, Southern Heritage entered into an agreement with Mutual Company, under which Southern Heritage cedes, and then reassumes back, 100% of their business net of reinsurance. The primary purpose of this agreement is to provide Southern Heritage with the same A.M. Best rating (currently "A") as the Mutual Company, which Southern Heritage could not achieve without this contract in place. This agreement does not transfer insurance risk. While this subsidiary ceded and reassumed amounts from policyholders of $4,308,755 and $8,131,273 and claims of $2,342,641 and $4,044,619 under this agreement for the three and six months ended June 30, 2001, respectively, the amounts are not reflected in the consolidated financial statements. The aggregate liabilities ceded and reassumed under this agreement were $16,587,862 at June 30, 2001.

     The Company has announced plans to streamline its corporate structure by merging a number of its subsidiaries together. Pending regulatory approval Pioneer-New York will be merged into Atlantic States Insurance Company and Southern Heritage Insurance Company will be merged into Southern Insurance Company of Virginia. Regulatory approvals have been received for the mergers of Delaware Atlantic Insurance Company into Atlantic States Insurance Company and this merger is effective August 1, 2001. These mergers are not anticipated to have a material impact on the Company.

     On April 19, 2001 the Company's stockholders approved an amendment to the Company's Certificate of Incorporation. Among other things, the amendment reclassified the Company's common stock as Class B common stock and effected a one-for-three reverse split of the Company's Class B common stock effective April 19, 2001. The amendment also authorized a new class of common stock with one-tenth of a vote per share designated as Class A common stock. The Company's Board also approved a dividend of two shares of Class A common stock for each share of Class B common stock, after the one-for-three reverse split, held of record at the close of business April 19, 2001. The effect of the reverse split and the stock dividend taken together is that the Company will have the same total number of shares outstanding after the reverse split and the stock dividend as it did before the reverse split and the stock dividend. Therefore, there is no change in the historical earnings per share of the Class A common stock and the Class B common stock after the reverse split and the stock dividend compared to before the reverse split and the stock dividend.

     Each share of Class A common stock outstanding at the time of the declaration of any dividend or other distribution payable in cash upon the shares of Class B common stock is entitled to a dividend or distribution payable at the same time and to stockholders of record on the same date in an amount at least 10% greater than any dividend declared upon each share of Class B common stock. In the event of a merger or consolidation of the Company with or into another entity, the holders of Class A common stock and the holders of Class B common stock are entitled to receive the same per share consideration in such merger or consolidation. In the event of any liquidation, dissolution or winding-up of the Company, any assets available to common stockholders will be distributed pro-rata to the holders of Class A and Class B common stock.


2 -  BASIS OF PRESENTATION

     The financial information for the interim period included herein is unaudited; however, such information reflects all adjustments, consisting only of normal recurring adjustments, which, in the opinion of management, are necessary to a fair presentation of the financial position, results of operations and cash flow for the interim period included herein. The results of operations for the three and six months ended June 30, 2001, are not necessarily indicative of results of operations to be expected for the twelve months ended December 31, 2001.

     These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.


3 -  RECLASSIFICATIONS

     Certain amounts in these financial statements have been reclassified from those previously presented. Gross and ceded premiums earned and losses and loss adjustment expenses are no longer presented in the statements of income. Reinsurance recoverable, prepaid reinsurance premiums, unearned premiums, and the liabilities for losses and loss adjustment expenses have been reduced in the consolidated balance sheet as they no longer include the amounts ceded and reassumed under agreements between several subsidiaries and the Mutual Company. The primary purpose of the agreements is to provide these subsidiaries with the same A.M. Best rating (currently "A") as the Mutual Company, which these subsidiaries could not achieve without these contracts in place. These agreements do not transfer risk. The consolidated statements of cash flows have been revised to conform to the changes in the consolidated balance sheet. These reclassifications had no effect on total revenues, total expenses, net income, net income per share, cash flows provided by operating activities, or stockholders' equity.


4 -  EARNINGS PER SHARE

     The computation of basic and diluted earnings per share is as follows:

                                                        WEIGHTED
                                                         AVERAGE        EARNINGS
                                          NET            SHARES           PER
                                        INCOME        OUTSTANDING        SHARE
                                        ------        -----------       -------
THREE MONTHS ENDED JUNE 30:

2001
         Basic                        $2,697,269       8,928,017         $ .30
         Effect of stock options             ---         167,955           ---
                                      ----------       ---------         -----
         Diluted                      $2,697,269       9,095,972         $ .30
                                      ----------       ---------         -----


2000
         Basic                        $2,502,499       8,680,348         $ .29
         Effect of stock options             ---             ---           ---
                                      ----------       ---------         -----
         Diluted                      $2,502,499       8,680,348         $ .29
                                      ----------       ---------         -----

SIX MONTHS ENDED JUNE 30:

2001
         Basic                        $5,651,864       8,909,270         $ .63
         Effect of stock options             ---         133,194           ---
                                      ----------       ---------         -----
         Diluted                      $5,651,864       9,042,464         $ .63
                                      ----------       ---------         -----


2000
         Basic                        $3,665,181       8,626,365         $ .42
         Effect of stock options             ---             ---           ---
                                      ----------       ---------         -----
         Diluted                      $3,665,181       8,626,365         $ .42
                                      ----------       ---------         -----




     The following options to purchase shares of common stock were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price:

                         FOR THE THREE MONTHS           FOR THE SIX MONTHS
                         ENDED JUNE 30,                 ENDED JUNE 30,
                            2001           2000            2001          2000
                         ---------      ---------       ---------      ---------

Number of Options        1,042,338      1,425,281       1,042,338      1,425,281
                         =========      =========       =========      =========



5 -  SEGMENT INFORMATION

     The Company evaluates the performance of the personal lines and commercial lines based upon underwriting results as determined under statutory accounting practices (SAP) which is used by management to measure performance for the total business of the Company.

     Financial data by segment is as follows:

                                                  THREE MONTHS ENDED JUNE 30
                                                   2001                 2000
--------------------------------------------------------------------------------
                                                       ( $ in thousands)
--------------------------------------------------------------------------------
Revenues:
   Premiums earned:
      Commercial lines                          $ 15,574             $ 12,933
      Personal lines                              26,078               23,514
-------------------------------------------------------------------------------
        Total net premiums earned                 41,652               36,447
-------------------------------------------------------------------------------
      Net investment income                        4,237                3,901
      Realized investment
         Gains                                        (7)                 391
      Other                                          615                  594
-------------------------------------------------------------------------------
Total revenues                                  $ 46,497             $ 41,333
================================================================================

Income before income taxes:
   Underwriting income (loss)
      Commercial lines                          $   (760)            $   1,349
      Personal lines                                (109)               (2,549)
--------------------------------------------------------------------------------
         SAP underwriting loss                      (869)               (1,200)
      GAAP adjustments                               910                   687
--------------------------------------------------------------------------------
         GAAP underwriting
            Loss                                      41                  (513)
   Net investment income                           4,237                 3,901
   Realized investment  losses                        (7)                  391
   Other                                            (647)                 (458)
--------------------------------------------------------------------------------
Income before income taxes                      $  3,624             $   3,321
================================================================================

                                                   SIX MONTHS ENDED JUNE 30
                                                   2001                 2000
--------------------------------------------------------------------------------
                                                       ( $ in thousands)
--------------------------------------------------------------------------------
Revenues:
   Premiums earned:
      Commercial lines                          $ 30,583             $  25,347
      Personal lines                              51,110                47,189
--------------------------------------------------------------------------------
         Total net premiums earned                81,693                72,536
--------------------------------------------------------------------------------
      Net investment income                        8,278                 7,881
      Realized investment
         Gains                                       114                   109
      Other                                        1,204                 1,165
--------------------------------------------------------------------------------
Total revenues                                  $ 91,289             $  81,691
================================================================================

Income before income taxes:
   Underwriting income (loss)
      Commercial lines                          $   (430)            $     458
      Personal lines                                  51                (3,265)
--------------------------------------------------------------------------------
         SAP underwriting loss                     ( 379)               (2,807)
      GAAP adjustments                               895                   654
--------------------------------------------------------------------------------
         GAAP underwriting loss                      516                (2,153)
   Net investment income                           8,278                 7,881
   Realized investment  losses                       114                   109
   Other                                          (1,265)                 (984)
--------------------------------------------------------------------------------
Income before income taxes                      $  7,642             $   4,853
================================================================================


6 -  RESTRUCTURING CHARGE

     On September 29, 1999, the Company announced a plan to consolidate certain subsidiary support functions into its Marietta, Pennsylvania office. As a result of this consolidation, the Company recorded a restructuring charge in 1999 of $2,044,000 for employee termination benefits, occupancy charges, lease cancellation costs, and asset impairments. The charge was included in other underwriting expenses. The consolidation has been completed.

     Employee termination benefits include severance payments, which were paid either in a lump sum or over a defined period, and related benefits for approximately 60 employees. Of the terminated employees, approximately 50% were from subsidiary support functions and approximately 50% were from the Marietta, Pennsylvania office. By December 31, 1999, all of the terminated employees had left the employment of the Company.

     Included in occupancy charges are future lease obligations, less anticipated sublease benefits, for leased space which is no longer being used by the Delaware and Southern Heritage subsidiary support functions.

     Also included in the restructuring charges were contract cancellation costs that represented the estimated cost to buy out of the remaining term on printer, copier, and computer processing contracts that provided no future benefits to the Company as a result of the restructuring. By December 31, 1999 all such assets had been taken out of service.

     Asset impairments, which were a direct result of the consolidation of subsidiary functions, amounted to $407,000. They consisted of capitalized programming and data center costs, voice systems, and leasehold and office improvements. These assets were written-down to zero in 1999. By December 31, 1999 all such assets were taken out of service.

     Activity in the restructuring accrual is as follows:



                                                TERMINATION      EMPLOYEE      CONTRACT
                                                  BENEFITS      OCCUPANCY    CANCELLATIONS       TOTALS
---------------------------------------------------------------------------------------------------------
RESTRUCTURING CHARGE                            $ 782,000      $ 488,000       $ 529,000     $ 1,799,000
CASH PAYMENT                                     (343,000)       (47,000)       (365,000)       (755,000)
REVERSAL OF PRIOR ACCRUAL                         (71,000)             -         (91,000)       (162,000)
---------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                    $ 368,000      $ 441,000       $  73,000     $   882,000
---------------------------------------------------------------------------------------------------------
CASH PAYMENTS                                    (339,000)      (155,000)        (73,000)       (567,000)
ACCRUAL ADJUSTMENT                                      -         12,000               -          12,000
---------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                    $  29,000      $ 298,000       $       -     $   327,000
CASH PAYMENTS                                      (6,000)       (57,000)              -         (63,000)
--------------------------------------------------------------------------------------------------------
BALANCE AT 6/30/01                              $  23,000      $ 241,000       $       -     $   264,000
=========================================================================================================




7 -  IMPLEMENTATION OF NEW ACCOUNTING STANDARD -
       ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     The Company has no derivative instruments or hedging activities as defined in accordance with the Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No 133", which statements became effective January 1, 2001. On January 1, 2001, the Company transferred investments with an amortized cost of $51,640,154 and fair value of $52,444,675 from the held to maturity classification to the available for sale classification under the provisions of SFAS No. 133 and 138. The unrealized holding gain of $804,521 at January 1, 2001 was reported in other comprehensive income. The transfer had no impact on net income.

     BUSINESS COMBINATIONS

     In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the purchase method of accounting to be used for all future business combinations and contains provisions for the accounting for goodwill and intangible assets. SFAS No. 142 is effective January 1, 2002, and will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead evaluated for impairment.

     As of the date of adoption, the Company expects to have unamortized goodwill in the amount of $117,000 which will be subject to the transition provisions of Statements 141 and 142, no unamortized identifiable intangible assets, and no unamortized negative goodwill. Amortization expense related to goodwill was $61,534 and $30,505 for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively. The impact of adopting these Statements on the Company's financial statements is not expected to be material.


8 -  IMPLEMENTATION OF CODIFICATION

     The National Association of Insurance Commissioners (NAIC) has adopted the Codification of Statutory Accounting Principles with an effective date of January 1, 2001. The codified principles are intended to provide a basis of accounting recognized and adhered to in the absence of conflict with, or silence of, state statutes and regulations. The impact of the codified principles on the statutory capital and surplus of the Company's Insurance Subsidiaries as of January 1, 2001 is as follows: Atlantic States - $5,922,449 increase; Southern Heritage - $1,083,354 increase; Pioneer-Ohio - $313,638 increase; Delaware Atlantic - $246,293 increase; Southern of Virginia - $1,171,204 increase; and Pioneer - New York - 0.

9 -  BUSINESS COMBINATION

     In January 2001, the Company acquired all of the outstanding shares of Pioneer - New York from the Mutual Company, which previously owned 100% of Pioneer - New York. The acquisition has been accounted for as a reorganization of entities under common control, similar to a pooling of interests, as both Pioneer - New York and the Company are under the common management and control of the Mutual Company. As such, all financial data prior to January 1, 2001 has been restated to include the results of operations, financial position and cash flows of Pioneer - New York.

     The following information presents certain income statement data of the separate companies for the period preceding the merger:

     Three and six months ended June 30, 2000 (unaudited):

     Revenues                        Three Months Ended         Six Months Ended
                                       June 30, 2000              June 30, 2000
                                       -------------              -------------

         Donegal Group Inc.             $40,801,600                $ 80,547,134

         Pioneer - New York                 531,763                   1,143,562
                                       ------------                ------------

              Total                     $41,333,363                $ 81,690,696

     Net income (loss)

         Donegal Group Inc.             $ 2,470,400                $  3,720,634

         Pioneer - New York                  32,099                     (55,453)
                                       -------------               ------------

             Total                      $ 2,502,499                $  3,665,181

     In connection with the transaction, the Company issued the Mutual Company a $4,441,311 note, which bears a 6% rate and is due in one year. The Company classifies this note in Due to Affiliate. There were no material transactions between Donegal Group Inc. and Pioneer - New York prior to the merger. Pioneer - New York's accounting policies, which were previously based on statutory accounting principles, were conformed to the Company's accounting policies. Such changes did not materially impact Pioneer - New York's net income.



                       DONEGAL GROUP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                  MARCH 31, 2001            DECEMBER 31, 2000 *
                                                                  --------------            -------------------
ASSETS
Investments
   Fixed maturities
      Held to maturity, at amortized cost                         $ 91,485,727                   $143,181,718
      Available for sale, at fair value                            172,960,300                    114,611,183
   Equity securities, available for sale at fair value              13,743,998                     12,112,236
   Short-term investments, at cost, which
      approximates fair value                                        9,024,271                     19,439,505
                                                                  ------------                   ------------
         Total Investments                                         287,214,296                    289,344,642
Cash                                                                 7,798,157                      5,182,988
Accrued investment income                                            4,042,166                      4,002,464
Premiums receivable                                                 23,820,154                     21,758,502
Reinsurance receivable                                              55,774,779                     54,543,884
Deferred policy acquisition costs                                   12,185,690                     12,284,214
Federal income tax receivable                                                -                        259,962
Deferred income taxes                                                6,712,830                      7,690,886
Prepaid reinsurance premiums                                        25,451,266                     24,712,384
Property and equipment, net                                          5,054,099                      5,236,483
Accounts receivable - securities                                             -                        234,817
Other                                                                  725,944                        757,554
                                                                  ------------                   ------------
         Total Assets                                             $428,779,381                   $426,008,780
                                                                  ============                   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

LIABILITIES
   Losses and loss expenses                                       $156,924,091                   $156,476,124
   Unearned premiums                                               100,894,793                     99,940,381
   Accrued expenses                                                  5,659,777                      5,877,475
   Reinsurance balances payable                                      1,140,605                      1,634,975
   Federal income taxes payable                                      1,060,890                              -
   Cash dividend declared to stockholders                                    -                        797,282
   Borrowings under line of credit                                  37,000,000                     40,000,000
   Accounts payable - securities                                       300,000                        959,652
   Due to affiliate                                                  5,279,803                      4,528,996
   Other                                                             1,231,397                      1,664,304
                                                                  ------------                   ------------
         Total Liabilities                                         309,491,356                    311,879,189
                                                                  ------------                   ------------
STOCKHOLDERS' EQUITY
   Preferred stock, $1.00 par value, authorized
      2,000,000 shares; none issued
   Common stock, $1.00 par value, authorized 20,000,000 shares, issued 9,026,250 and 8,980,977 shares and outstanding
      8,903,962 and 8,858,689 shares                                 9,026,250                      8,980,977
   Additional paid-in capital                                       47,294,639                     46,969,840
   Accumulated other comprehensive income (loss)                     1,636,359                       (199,063)

   Retained earnings                                                62,222,533                     59,269,593
   Treasury stock                                                     (891,756)                      (891,756)
                                                                  ------------                   ------------
         Total Stockholders' Equity                                119,288,025                    114,129,591
                                                                  ------------                   ------------
         Total Liabilities and Stockholders' Equity               $428,779,381                   $426,008,780
                                                                  ============                   ============


         * RESTATED - SEE NOTE 10.


          See accompanying notes to consolidated financial statements.



                       DONEGAL GROUP INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)




                                                                            THREE MONTHS ENDED MARCH 31,
                                                                      2001                           2000 *
                                                                      ----                           ----
REVENUES:

   Net premiums earned                                             40,040,902                     36,088,698
   Investment income, net of investment expenses                    4,041,186                      3,980,069
   Realized investment gain (loss)                                    120,807                       (281,910)
   Lease income                                                       200,691                        206,772
   Service charge income                                              388,440                        363,704
                                                                 ------------                    -----------
      Total Revenues                                               44,792,026                     40,357,333
                                                                 ------------                    -----------

EXPENSES:

   Net losses and loss expenses                                    26,158,684                     25,948,912
   Amortization of deferred policy acquisition costs                6,503,000                      6,168,000
   Other underwriting expenses                                      6,505,029                      5,258,041
   Policy dividends                                                   399,380                        352,962
   Interest                                                           812,614                        823,210
   Other expenses                                                     395,337                        273,887
                                                                 ------------                    -----------
      Total Expenses                                               40,774,044                     38,825,012
                                                                 ------------                    -----------

   Income before income taxes                                       4,017,982                      1,532,321
Income taxes                                                        1,063,387                        369,639
                                                                 ------------                    -----------
   Net income                                                    $  2,954,595                    $ 1,162,682
                                                                 ============                    ===========

Earnings per common share
   Basic                                                         $        .33                    $       .14
                                                                 ============                    ===========
   Diluted                                                       $        .33                    $       .14
                                                                 ============                    ===========



                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
                                   (Unaudited)

                                                                            THREE MONTHS ENDED MARCH 31,
                                                                      2001                           2000 *
                                                                      ----                           ----

Net Income                                                        $ 2,954,595                     $1,162,682
Other comprehensive income (loss), net of tax
   Unrealized gain (loss) on securities:
      Unrealized holding gain (loss) arising
         during the period, net of income tax                       1,915,155                       (488,132)
   Reclassification adjustment,
         net of income tax                                            (79,733)                       186,061
                                                                  -----------                     ----------
Other comprehensive income (loss)                                   1,835,422                       (302,071)
                                                                  -----------                     ----------
Comprehensive income                                              $ 4,790,017                     $  860,611
                                                                  ===========                     ==========


* RESTATED - SEE NOTE 10.

          See accompanying notes to consolidated financial statements.



                       DONEGAL GROUP INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                   (Unaudited)
                    FOR THE THREE MONTHS ENDED MARCH 31, 2001
                    -----------------------------------------



                                  COMMON STOCK
                                  ------------                       ACCUMULATED                                   TOTAL
                                                        ADDITIONAL    OTHER COM-                                   STOCK-
                                                         PAID-IN      PREHENSIVE       RETAINED    TREASURY       HOLDERS'
                             SHARES        AMOUNT        CAPITAL     INCOME (LOSS)     EARNINGS      STOCK         EQUITY
                             ------        ------        -------     -------------     --------      -----         ------

BALANCE,
   DECEMBER 31, 2000 *      8,980,977    $8,980,977    $46,969,840    $  (199,063)   $59,269,593   $(891,756)   $114,129,591


ISSUANCE OF
   COMMON STOCK                45,273        45,273        324,799                                                  370,072


NET INCOME                                                                             2,954,595                   2,954,595


CASH DIVIDEND                                                                             (1,655)                     (1,655)


OTHER COMPREHENSIVE
   INCOME                                                               1,835,422                                  1,835,422
                            ---------    ----------    -----------    -----------    -----------   ---------    ------------

BALANCE,                    9,026,250    $9,026,250    $47,294,639    $ 1,636,359    $62,222,533   $(891,756)   $119,288,025
   MARCH 31, 2001           =========    ==========    ===========    ===========    ===========   =========    ============




* RESTATED - SEE NOTE 10.

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                       DONEGAL GROUP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000



                                                                            THREE MONTHS ENDED MARCH 31,
                                                                        2001                           2000*
                                                                        ----                           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                       $ 2,954,595                    $ 1,162,682
                                                                    -----------                    -----------
   Adjustments to reconcile net income to net
         cash provided by operating activities:
      Depreciation and amortization                                     301,873                        262,926
      Realized investment  (gain) loss                                 (120,807)                       281,910
   Changes in assets and liabilities:
      Losses and loss expenses                                        4,479,967                      1,784,307
      Unearned premiums                                                 954,412                        (27,997)
      Premiums receivable                                            (2,061,652)                      (734,892)
      Deferred policy acquisition costs                                  98,524                        143,900
      Deferred income taxes                                              32,535                          74,994
      Reinsurance receivable                                         (1,230,895)                    (1,237,892)
      Prepaid reinsurance premiums                                     (738,882)                      (478,183)
      Accrued investment income                                         (39,702)                      (128,433)
      Due to affiliate                                                  750,807                        449,832
      Reinsurance balances payable                                     (494,370)                        99,577
      Federal income taxes                                            1,320,852                        985,386
      Other, net                                                       (634,248)                    (1,303,885)
                                                                    ------------                   -----------
   Net adjustments                                                   (1,413,586)                       171,550
                                                                    -----------                    -----------
      Net cash provided by operating activities                       1,541,009                      1,334,232
                                                                    -----------                    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of fixed maturities
      Held to maturity                                               (8,450,000)                    (3,249,537)
      Available for sale                                            (14,808,595)                    (7,083,345)
   Purchase of equity securities, available for sale                 (4,496,258)                    (6,554,263)
   Maturity of fixed maturities
      Held to maturity                                                8,478,904                      4,839,737
      Available for sale                                             10,411,789                      3,500,000
   Sale of equity securities, available for sale                      2,989,473                        638,629
   Net purchase of property and equipment                               (37,522)                       (89,104)
   Net sales of short-term investments                               10,415,234                      6,539,450
                                                                    -----------                    -----------
      Net cash provided by (used in) investing activities             4,503,025                     (1,458,433)
                                                                    -----------                    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Cash dividends paid                                                 (798,937)                      (768,842)
   Issuance of common stock                                             370,072                      1,030,431
   Line of credit, net                                               (3,000,000)                             -
                                                                    -----------                    -----------
   Net cash provided by (used in)
      financing activities                                           (3,428,865)                       261,589
                                                                    -----------                    -----------

Net increase in cash                                                  2,615,169                        137,388
Cash at beginning of period
                                                                      5,182,988                      4,500,570
                                                                    -----------                    -----------
Cash at end of period                                               $ 7,798,157                    $ 4,637,958
                                                                    ===========                    ===========
Cash paid during period - Interest                                  $ 1,442,784                    $   620,391
Net cash received during period - Income taxes                      $   290,000                    $   689,544


* Restated - See note 10.

          See accompanying notes to consolidated financial statements.

                       DONEGAL GROUP INC. AND SUBSIDIARIES
                                   (UNAUDITED)
               SUMMARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 -  ORGANIZATION

     Donegal Group Inc. (the "Company") was organized as a regional insurance holding company by Donegal Mutual Insurance Company (the "Mutual Company") on August 26, 1986 and operates in the Mid-Atlantic and Southern states through its wholly-owned stock insurance companies, Atlantic States Insurance Company ("Atlantic States"), Southern Heritage Insurance Company ("Southern Heritage"), Southern Insurance Company of Virginia ("Southern"), Pioneer Insurance Company - New York ("Pioneer - New York") and Pioneer Insurance Company - Ohio ("Pioneer - Ohio") (collectively "Insurance Subsidiaries"). The Company has three operating segments: the investment function, the personal lines of insurance and the commercial lines of insurance. Products offered in the personal lines of insurance consist primarily of homeowners and private passenger automobile policies. Products offered in the commercial lines of insurance consist primarily of commercial automobile, commercial multiple peril and workers' compensation policies. The Insurance Subsidiaries are subject to regulation by Insurance Departments in those states in which they operate and undergo periodic examinations by those departments. The Insurance Subsidiaries are also subject to competition from other insurance companies in their operating areas. Atlantic States participates in an inter-company pooling arrangement with the Mutual Company and assumes 70% of the pooled business (65% prior to July 1, 2000). Southern cedes 50% of its business to the Mutual Company. At March 31, 2001, the Mutual Company held 62% of the outstanding common stock of the Company.

     During 2000, the Company acquired 45% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"), a bank holding company, for $3,042,000 in cash. The remaining 55% of the outstanding stock of DFSC is owned by the Mutual Company.

     Effective January 1, 2001, Southern Heritage entered into an agreement with Mutual Company, under which Southern Heritage cedes, and then reassumes back, 100% of their business net of reinsurance. The primary purpose of this agreement is to provide Southern Heritage with the same A.M. Best rating (currently "A") as the Mutual Company, which Southern Heritage could not achieve without this contract in place. This agreement does not transfer insurance risk. While this subsidiary ceded and reassumed amounts received from policyholders of $3,822,518 and claims of $1,701,978 under this agreement for the three months ended March 31, 2001 the amounts are not reflected in the consolidated financial statements. The aggregate liabilities ceded and reassumed under this agreement were $17,229,503 at March 31, 2001.

     The Company has announced plans to streamline its corporate structure by merging a number of its subsidiaries together. Pending regulatory approval both Pioneer-New York and Delaware Atlantic Insurance Company will be merged into Atlantic States Insurance Company and Southern Heritage Insurance Company will be merged into Southern Insurance Company of Virginia. These mergers are not anticipated to have a material impact on the Company.


2 -  BASIS OF PRESENTATION

     The financial information for the interim period included herein is unaudited; however, such information reflects all adjustments, consisting only of normal recurring adjustments, which, in the opinion of management, are necessary to a fair presentation of the financial position, results of operations and cash flow for the interim period included herein. The results of operations for the three months ended March 31, 2001, are not necessarily indicative of results of operations to be expected for the twelve months ended December 31, 2001.

     These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.


3 -  RECLASSIFICATIONS

     Certain amounts in these financial statements have been reclassified from those previously presented. Gross and ceded premiums earned and losses and loss adjustment expenses are no longer presented in the statements of income. Reinsurance recoverable, prepaid reinsurance premiums, unearned premiums, and the liabilities for losses and loss adjustment expenses have been reduced in the consolidated balance sheet as they no longer include the amounts ceded and reassumed under agreements between several subsidiaries and the Mutual Company. The primary purpose of the agreements is to provide these subsidiaries with the same A.M. Best rating (currently "A") as the Mutual Company, which these subsidiaries could not achieve without these contracts in place. These agreements do not transfer risk. The consolidated statements of cash flows have been revised to conform to the changes in the consolidated balance sheet. These reclassifications had no effect on total revenues, total expenses, net income, net income per share, cash flows provided by operating activities, or stockholders' equity.

4 -  EARNINGS PER SHARE

     The computation of basic and diluted earnings per share is as follows:



                                                                      WEIGHTED
                                                                      AVERAGE                EARNINGS
                                                NET                    SHARES                  PER
                                               INCOME                OUTSTANDING              SHARE
                                               ------                -----------              -----
THREE MONTHS ENDED MARCH 31:
2001
       Basic                                 $2,954,595               8,890,314               $ .33
       Effect of stock options                      ---                  98,433                 ---
                                             ----------               ---------               -----
       Diluted                               $2,954,595               8,988,747               $ .33
                                             ----------               ---------               -----

2000
       Basic                                 $1,162,682               8,572,383               $ .14
       Effect of stock options                      ---                     ---                 ---
                                             ----------               ---------               -----
       Diluted                               $1,162,682               8,572,383               $ .14
                                             ----------               ---------               -----






     The following options to purchase shares of common stock were not included in the computation of diluted earnings per share because they were antidilutive, that is, the exercise price of the options was greater than the average market prices.



                              FOR THE THREE MONTHS
                                 ENDED MARCH 31,
                              2001            2000
                              ----            ----

Number of Options          1,042,338        1,499,560
                           =========        =========


5 -  SEGMENT INFORMATION

     The Company evaluates the performance of the personal lines and commercial lines based upon underwriting results as determined under statutory accounting practices (SAP) which is used by management to measure performance for the total business of the Company.

     Financial data by segment is as follows:

                                                    THREE MONTHS ENDED MARCH 31
                                                   2001                   2000
--------------------------------------------------------------------------------
                                                        ($ in thousands)
--------------------------------------------------------------------------------
Revenues:
    Premiums earned:
       Commercial lines                          $15,009                $12,414
       Personal lines                             25,032                 23,675
--------------------------------------------------------------------------------
         Total net premiums earned                40,041                 36,089
--------------------------------------------------------------------------------
       Net investment income                       4,041                  3,980
       Realized investment gain (loss)               121                   (282)
       Other                                         589                    570
--------------------------------------------------------------------------------

Total revenues                                   $44,792                $40,357
================================================================================

Income before income taxes:
    Underwriting income (loss)
       Commercial lines                          $   330                $  (890)
       Personal lines                                160                   (716)
--------------------------------------------------------------------------------
             SAP underwriting income (loss)          490                 (1,606)
--------------------------------------------------------------------------------
       GAAP adjustments                              (15)                   (33)
--------------------------------------------------------------------------------
         GAAP underwriting income (loss)             475                 (1,639)
    Net investment income
                                                   4,041                  3,980
    Realized investment gain (loss)                  121                   (282)
    Other                                           (619)                  (527)
--------------------------------------------------------------------------------

Income before income taxes                       $ 4,018                $ 1,532
================================================================================


6 -  RESTRUCTURING CHARGE

     On September 29, 1999, the Company announced a plan to consolidate certain subsidiary support functions into its Marietta, Pennsylvania office. As a result of this consolidation, the Company recorded a restructuring charge in 1999 of $2,044,000 for employee termination benefits, occupancy charges, lease cancellation costs, and asset impairments. The charge was included in other underwriting expenses. The consolidation has been completed.

     Employee termination benefits include severance payments, which were paid either in a lump sum or over a defined period, and related benefits for approximately 60 employees. Of the terminated employees, approximately 50% were from subsidiary support functions and approximately 50% were from the Marietta, Pennsylvania office. By December 31, 1999, all of the terminated employees had left the employment of the Company.

     Included in occupancy charges are future lease obligations, less anticipated sublease benefits, for leased space which is no longer being used by the Delaware and Southern Heritage subsidiary support functions.

     Also included in the restructuring charges were contract cancellation costs that represented the estimated cost to buy out of the remaining term on printer, copier, and computer processing contracts that provided no future benefits to the Company as a result of the restructuring. By December 31, 1999, all such assets had been taken out of service.

     Asset impairments, which were a direct result of the consolidation of subsidiary functions, amounted to $407,000. They consisted of capitalized programming and data center costs, voice systems, and leasehold and office improvements. These assets were written-down to zero in 1999. By December 31, 1999, all such assets were taken out of service.

     Activity in the restructuring accrual is as follows:


                                                  EMPLOYEE
                                                TERMINATION                      CONTRACT
                                                  BENEFITS       OCCUPANCY     CANCELLATIONS        TOTALS
-------------------------------------------------------------------------------------------------------------
RESTRUCTURING CHARGE                             $ 782,000       $ 488,000      $  529,000       $ 1,799,000
CASH PAYMENT                                      (343,000)        (47,000)       (365,000)         (755,000)
REVERSAL OF PRIOR ACCRUAL                          (71,000)              -         (91,000)         (162,000)
-------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                     $ 368,000       $ 441,000      $   73,000       $   882,000
-------------------------------------------------------------------------------------------------------------
CASH PAYMENTS                                     (339,000)       (155,000)        (73,000)         (567,000)
ACCRUAL ADJUSTMENT                                       -          12,000               -            12,000
-------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                     $  29,000       $ 298,000      $        -       $   327,000
CASH PAYMENTS                                       (3,000)        (31,000)              -           (34,000)
-------------------------------------------------------------------------------------------------------------
BALANCE AT 3/31/01                               $  26,000       $ 267,000      $        -       $   293,000
=============================================================================================================



7 -  SUBSEQUENT EVENTS

     On April 19, 2001 the Company's stockholders approved an amendment to the Company's Certificate of Incorporation. Among other things, the amendment reclassified the Company's common stock as Class B common stock and effected a one-for-three reverse split of the Company's Class B common stock effective April 19, 2001. The amendment also authorized a new class of common stock with one-tenth of a vote per share designated as Class A common stock. The Company's Board also approved a dividend of two shares of Class A common stock for each share of Class B common stock, after the one-for-three reverse split, held of record at the close of business April 19, 2001. The effect of the reverse split and the stock dividend taken together is that the Company will have the same total number of shares outstanding after the reverse split and the stock dividend as it did before the reverse split and the stock dividend. Therefore, there is no change in the historical earnings per share of the Class A common stock and the Class B common stock after the reverse split and the stock dividend compared to before the reverse split and the stock dividend.

     Each share of Class A common stock outstanding at the time of the declaration of any dividend or other distribution payable in cash upon the shares of Class B common stock is entitled to a dividend or distribution payable at the same time and to stockholders of record on the same date in an amount at least 10% greater than any dividend declared upon each share of Class B common stock. In the event of a merger or consolidation of the Company with or into another entity, the holders of Class A common stock and the holders of Class B common stock are entitled to receive the same per share consideration in such merger or consolidation. In the event of any liquidation, dissolution or winding-up of the Company, any assets available to common stockholders will be distributed pro-rata to the holders of Class A and Class B common stock.


8 -  IMPLEMENTATION OF NEW ACCOUNTING STANDARD -
       ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     The Company has no derivative instruments or hedging activities as defined in accordance with the Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No 133", which statements became effective January 1, 2001. On January 1, 2001, the Company transferred investments with an amortized cost of $51,640,154 and fair value of $52,444,675 from the held to maturity classification to the available for sale classification under the provisions of SFAS No. 133 and 138. The unrealized holding gain of $804,521 at January 1, 2001 was reported in other comprehensive income. The transfer had no impact on net income.


9 -  IMPLEMENTATION OF CODIFICATION

     The National Association of Insurance Commissioners (NAIC) has adopted the Codification of Statutory Accounting Principles with an effective date of January 1, 2001. The codified principles are intended to provide a basis of accounting recognized and adhered to in the absence of conflict with, or silence of, state statutes and regulations. The impact of the codified principles on the statutory capital and surplus of the Company's Insurance Subsidiaries as of January 1, 2001 is as follows: Atlantic States - $5,922,449 increase; Southern Heritage - $1,083,354 increase; Pioneer-Ohio - $313,638 increase; Delaware Atlantic - $246,293 increase; Southern of Virginia - $1,171,204 increase; and Pioneer - New York - 0.

10 - BUSINESS COMBINATION

     In January 2001, the Company acquired all of the outstanding shares of Pioneer Insurance Company of New York ("Pioneer - New York") from the Mutual Company, which previously owned 100% of Pioneer - New York. The acquisition has been accounted for as a reorganization of entities under common control, similar to a pooling of interests, as both Pioneer - New York and the Company are under common management and control of the Mutual Company. As such, all financial data prior to January 1, 2001 has been restated to include the results of operation, financial position and cash flows of Pioneer - New York.

     The following information presents certain income statement data of the separate companies for the period preceding the merger:

     Three months ended March 31, 2000 (unaudited):

     Revenues

         Donegal Group Inc.            $39,745,534

         Pioneer - New York                611,799
                                           -------

            Total                      $40,357,333


     Net income (loss)

         Donegal Group Inc.            $ 1,250,234

         Pioneer - New York                (87,552)
                                           -------

              Total                    $ 1,162,682

     In connection with the transaction, the Company issued the Mutual Company a $4,441,311 note which bears a 6% rate and is due in one year. The Company classifies this note in Due to Affiliates. There were no material transactions between Donegal Group Inc. and Pioneer - New York prior to the merger. Pioneer - New York's accounting policies, which were previously based on statutory accounting principles, were conformed to the Company's accounting policies. Such changes did not materially impact Pioneer - New York's net income.

                       DONEGAL GROUP INC. AND SUBSIDIARIES

                       SCHEDULE I - SUMMARY OF INVESTMENTS
                    OTHER THAN INVESTMENTS IN RELATED PARTIES
                    -----------------------------------------
                                ($ in thousands)

                                December 31, 2000
                                                                Amount at Which
                                                         Fair    Shown in the
                                           Cost         Value    Balance Sheet
                                         ---------------------------------------
Fixed Maturities:
 Held to maturity:
   United States government and
   Governmental agencies and
   authorities including obligations
   of states and political subdivision   $105,610     $107,153     $105,610
   Canadian government obligation             499          510          499
   All other corporate bonds               21,622       21,655       21,622
   Mortgage-backed securities              15,451       15,344       15,451
                                         --------     --------     --------
   Total fixed maturities
    Held to maturity                      143,182      144,662      143,182
                                         --------     --------     --------
 Available for sale:
   United States government and
   Governmental agencies and
   Authorities including obligations
   of states and political subdivision     85,973       86,157       86,157
   All other corporate bonds               22,902       22,908       22,908
   Mortgage-backed securities               5,649        5,546        5,546
                                         --------     --------     --------
   Total fixed maturities
    Available for sale                    114,524      114,611      114,611
                                         --------     --------     --------
   Total fixed maturities                 257,706      259,273      257,793
                                         --------     --------     --------
Equity Securities:
   Preferred stocks
   Public utilities                           228          231          231
   Banks                                    4,159        4,066        4,066
   Industrial and miscellaneous             1,365        1,325        1,325
                                         --------     --------     --------
   Total preferred stocks                   5,752        5,622        5,622
                                         --------     --------     --------
   Common stocks
   Banks and insurance companies            2,890        3,613        3,613
   Industrial and miscellaneous             3,859        2,877        2,877
                                         --------     --------     --------
   Total common stocks                      6,749        6,490        6,490
                                         --------     --------     --------
   Total equity securities                 12,501       12,112       12,112
                                         --------     --------     --------
Short-term investments                     19,440       19,440       19,440
                                         --------     --------     --------
   Total investments                     $289,647     $290,825     $289,345
                                         ========     ========     ========

                       DONEGAL GROUP INC. AND SUBSIDIARIES

         SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
         ---------------------------------------------------------------

                            Condensed Balance Sheets
                                ($ in thousands)

                           December 31, 2000 and 1999

                                     ASSETS
                                                        2000             1999
                                                      -------------------------

Investment in subsidiaries (equity method)            $151,159         $139,079
Cash                                                     2,381              371
Property and equipment                                   1,997            2,232
Other                                                      715              750
                                                      --------         --------
     Total assets                                     $156,252         $142,432
                                                      ========         ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                         2000             1999
                                                      -------------------------

Cash dividends declared to stockholders               $    797         $    761
Line of credit                                          40,000           37,000
Other                                                    1,325              879
                                                      --------         --------
Total liabilities                                       42,122           38,640
                                                      --------         ---------

Stockholders' equity                                   114,130          103,792
                                                      --------         --------
Total liabilities and stockholders' equity            $156,252         $142,432
                                                      ========         ========

                       DONEGAL GROUP INC. AND SUBSIDIARIES

         SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
         ---------------------------------------------------------------
                                   (Continued)
                         Condensed Statements of Income
                                ($ in thousands)

                  Years ended December 31, 2000, 1999 and 1998

                                               2000          1999         1998
                                              ---------------------------------
Revenues

Dividends-subsidiary                          $3,900         $820        $1,000
Lease income                                     837          819           754
Investment income                                 29           46            22
                                              ------       ------        ------
Total revenues                                 4,766        1,685         1,776

Expenses

Operating expenses                             1,165          938           718
Interest                                       3,304        2,463         1,293
                                              ------       ------        ------
Total expenses                                 4,469        3,401         2,011
                                              ------       ------        ------

Income (loss) before income
 tax benefit and equity in
 undistributed net income of
 subsidiaries                                    297       (1,716)         (235)

Income tax benefit                            (1,226)        (807)         (413)
                                              ------       ------        ------

Income (loss) before equity in
 undistributed net income of
 subsidiaries                                  1,523         (909)          178

Equity in undistributed net
 income of subsidiaries                        7,314        7,704         8,845
                                              ------       ------        ------

Net income                                    $8,837       $6,795        $9,023
                                              ======       ======        ======

                       DONEGAL GROUP INC. AND SUBSIDIARIES

              SCHEDULE II - CONDENSED INFORMATION OF PARENT COMPANY

                       Condensed Statements of Cash Flows
                                ($ in thousands)

                  Years ended December 31, 2000, 1999 and 1998


                                                2000          1999         1998
                                              ---------------------------------
Cash flows from operating activities:
Net income                                   $ 8,837      $ 6,795       $ 9,023
                                             -------      -------       --------
Adjustments to reconcile net income to net
  cash provided by(used in) operating
  activities:
Equity in undistributed net income of
  subsidiaries                                (7,314)      (7,704)       (8,845)
Other                                          1,123        2,365          (921)
                                             -------      -------       --------
Net adjustments                               (6,191)      (5,339)       (9,766)
                                             -------      -------       --------
Net cash provided by (used in) operating
  activities                                   2,646        1,456          (743)
                                             -------      -------       --------

Cash flows from investing activities:
Net purchase of property and equipment          (262)        (426)         (564)
Capital contribution to subsidiaries             ---          ---        (2,000)
Sale of subsidiary                               ---          100           ---
Investment in Donegal Financial                3,042          ---           ---
Acquisition of Southern Heritage                 ---          ---       (18,028)
Other                                             38         (426)       (5,613)
                                             -------      -------       --------
Net cash used in investing activities         (3,266)        (752)      (26,205)
                                             -------      -------       --------

Cash flows from financing activities:
Cash dividends paid                           (3,127)      (2,946)       (2,664)
Issuance of common stock                       2,757        2,514         2,481
Line of credit, net                            3,000         (500)       27,000
                                             -------      -------       --------
Net cash provided by (used in) financing
 activities                                    2,630         (932)       26,817
                                             -------      -------       --------

Net change in cash                             2,010         (228)         (131)
Cash beginning                                   371          599           730
                                             -------      -------       --------
Cash ending                                  $ 2,381      $   371       $   599
                                             =======      =======       ========



                       DONEGAL GROUP INC. AND SUBSIDIARIES

               SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION
               --------------------------------------------------
                                ($ in thousands)

                  Years Ended December 31, 2000, 1999 and 1998

                                                             Amortization
                                                             of Deferred
                                Net       Net     Net Losses    Policy        Other         Net
                              Earned   Investment  And Loss   Acquisition  Underwriting   Premiums
       Segment               Premiums    Income    Expenses      Costs       Expenses     Written
       -------
                           ---------------------------------------------------------------------------
     Year Ended
  December 31, 2000

Personal Lines               $ 97,065   $     --   $ 68,003    $ 16,206      $ 14,950     $100,516
Commercial Lines               54,581         --     36,380       9,113         8,406       59,606
Investments                        --     16,395         --          --            --           --
                             --------   --------   --------    --------      --------     --------
                             $151,646   $ 16,395   $104,383    $ 25,319      $ 23,356     $160,122
                             ========   ========   ========    ========      ========     ========

     Year Ended
  December 31, 1999

Personal Lines               $ 97,713   $     --   $ 68,400    $ 16,741      $ 19,237     $ 93,363
Commercial Lines               47,804         --     31,681       8,190         9,412       50,509
Investments                        --     13,591         --          --            --           --
                             --------   --------   --------    --------      --------     --------
                             $145,517   $ 13,591   $100,081    $ 24,931      $ 28,649     $143,872
                             ========   ========   ========    ========      ========     ========

     Year Ended
  December 31, 1998

Personal Lines               $ 72,860   $     --   $ 49,728    $ 12,247      $ 13,923     $ 73,159
Commercial Lines               44,594         --     24,079       7,496         8,522       46,307
Investments                        --     12,344         --          --            --           --
                             --------   --------   --------    --------      --------     --------
                             $117,454   $ 12,344   $ 73,807    $ 19,743      $ 22,445     $119,466
                             ========   ========   ========    ========      ========     ========


                       DONEGAL GROUP INC. AND SUBSIDIARIES

          -------------------------------------------------------------
                                ($ in thousands)


                                           At December 31,
                             ---------------------------------------------------
                              Deferred      Liability               Other Policy
                               Policy      For Losses                Claims and
                             Acquisition    And Loss      Unearned    Benefits
    Segment                     Costs       Expenses      Premiums    Payable
    -------                     -----       --------      --------    -------

      2000
      ----

Personal Lines               $  6,759      $ 77,546      $ 54,992      $  --

Commercial Lines                5,525        78,930        44,948         --

Investments                        --            --            --         --
                             --------      --------      --------      -----

                             $ 12,284      $156,476      $ 99,940      $  --
                             ========      ========      ========      =====


      1999
      ----

Personal Lines               $  7,208      $ 75,358      $ 55,613      $  --

Commercial Lines                4,238        68,822        32,695         --

Investments                        --            --            --         --
                             --------      --------      --------      -----

                             $ 11,446      $144,180      $ 88,308      $  --
                             ========      ========      ========      =====


                       DONEGAL GROUP INC. AND SUBSIDIARIES

                            SCHEDULE IV - REINSURANCE
                            -------------------------



                                                            Ceded          Assumed                      Percentage
                                           Gross          To Other       from Other          Net          Assumed
                                           Amount         Companies       Companies         Amount        To Net
                                           ------         ---------       ---------         ------        ------
        Year Ended
     December 31, 2000
     -----------------

Property and casualty premiums          $95,671,588      $52,375,211    $108,349,822     $151,646,199      71%
                                        ===========      ===========    ============     ============      ===

        Year Ended
     December 31, 1999
     -----------------

Property and casualty premiums          $93,399,834      $46,837,108     $98,954,731     $145,517,457      68%
                                        ===========      ===========     ===========     ============      ===

        Year Ended
     December 31, 1998
     -----------------

Property and casualty premiums          $63,107,006      $37,744,883     $92,092,071     $117,454,194      78%
                                        ===========      ===========     ===========     ============      ===



                       DONEGAL GROUP INC. AND SUBSIDIARIES

                SCHEDULE VI - SUPPLEMENTARY INSURANCE INFORMATION
                  CONCERNING PROPERTY AND CASUALTY SUBSIDIARIES
                  ---------------------------------------------

                                                                 Discount,
                                Deferred         Liability        if any,
                                 Policy         For Losses       Deducted
                              Acquisition        And Loss          From         Unearned
                                 Costs           Expenses        Reserves       Premiums
                                 -----           --------        --------       --------

  At December 31,
       2000                   $12,284,214      $156,476,124        $-          $99,940,381
                              ===========      ============        ==          ===========

       1999                   $11,445,572      $144,180,006        $-          $88,307,928
                              ===========      ============        ==          ===========

       1998                   $11,510,117      $136,727,107        $-          $85,911,963
                              ===========      ============        ==          ===========


                                                                     (continued)



                       DONEGAL GROUP INC. AND SUBSIDIARIES

                SCHEDULE VI - SUPPLEMENTARY INSURANCE INFORMATION
            CONCERNING PROPERTY AND CASUALTY SUBSIDIARIES, CONTINUED
            --------------------------------------------------------

                  Years ended December 31, 2000, 1999 and 1998

                                                              Losses and Loss
                                                            Expenses Related to
                                                       ----------------------------
                                                                                    Amortization
                                                                                    of Deferred        Net
                          Net                                                          Policy      Paid Losses          Net
                         Earned        Investment      Current           Prior      Acquisition      And Loss        Premiums
                        Premiums         Income          Year            Years          Costs        Expenses         Written
                        --------         ------          ----            -----          -----        --------         -------
   Year Ended
 December 31, 2000    $151,646,199    $16,394,747    $103,671,401    $    711,775   $25,319,000    $100,907,860    $160,122,420
                      ============    ===========    ============    ============   ===========    ============    ============

    Year Ended
 December 31, 1999    $145,517,457    $13,590,695    $100,573,192    $  (492,576)   $24,931,000    $ 96,861,295    $143,872,389
                      ============    ===========    ============    ============   ===========    ============    ============

    Year Ended
 December 31, 1998    $117,454,194    $12,343,793    $ 76,629,130    $(2,822,722)   $19,743,000    $ 73,015,115    $119,465,546
                      ============    ===========    ============    ============   ===========    ============    ============



                               DONEGAL GROUP INC.

                         2001 AGENCY STOCK PURCHASE PLAN



                                     300,000
                                    SHARES OF
                              CLASS A COMMON STOCK


                                   ----------


                                   PROSPECTUS

                                   ----------






                            DATED February 25, 2002


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     WE DO NOT CLAIM THE ACCURACY OF THE INFORMATION IN THIS PROSPECTUS AS OF ANY DATE OTHER THAN THE DATE STATED ON THE COVER PAGE OF THE PROSPECTUS.